Exhibit 10.35

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

COLLABORATION AND LICENCE AGREEMENT

DATED 15 AUGUST 2005

AMONG

UCB S.A.

AND

IMCLONE SYSTEMS INCORPORATED

CONTENTS

Article

1.	Definitions
2.	Scope of Collaboration
3.	Collaboration Management
4.	Development of Antibody Products
5.	Regulatory Affairs
6.	Commercialisation of Antibody Products
7.	Manufacture and Supply
8.	INDEPENDENT IndicationS
9.	Grant of Rights
10.	Rights in Intellectual Property
11.	Confidentiality and Non-Use
12.	Term and Termination
13.	Representations, Warranties and Covenants
14.	Indemnification and Insurance
15.	Dispute Resolution
16.	Imclone Option; Competing Products
17.	Miscellaneous
Schedule 1:	Patent Rights And Trademarks
Schedule 2:	Financial Planning, Accounting and Reporting
Schedule 3:	Development Plan
Schedule 4:	Existing Supply Agreements

COLLABORATION AND LICENCE AGREEMENT

THIS COLLABORATION AND LICENCE AGREEMENT (this Agreement) is entered into on 15 August 2005 (the Effective Date)

BETWEEN:

(1)                                  UCB, S.A., a Belgian company (Company No. 0403 053 608) of Allée de la Recherche, 60, 1070 Brussels, Belgium, 1070 (UCB); and

(2)                                  IMCLONE SYSTEMS INCORPORATED, a Delaware corporation, of 180 Varick Street, 6th Floor, New York, NY 10014, USA (ImClone).

RECITALS:

(A)                              UCB and ImClone have identified antibodies that bind to, and are directed against, KDR as having potential value in oncology and each of them has experience and expertise in the development of antibody-based pharmaceuticals.

(B)                                The Parties believe that entering into this Agreement is in their mutual interest and in the interest of the public, and that collaboration under the terms of this Agreement will improve the prospects of success of the approval and delivery of Antibody Products, will lead to effective and efficient Development, Manufacturing and Commercialisation of Antibody Products and will be an efficient and cost effective way of promoting Antibody Products to the benefit of consumers.

(C)                                UCB and ImClone each wishes to grant to the other certain licences under each Party’s respective intellectual property rights to permit the other Party to participate in mutually beneficial collaborative Development, Manufacturing and Commercialisation of Antibody Products.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, UCB and ImClone, intending to be legally bound, do hereby agree as follows:

1.                                      DEFINITIONS

1.1                               When used in this Agreement, each of the following terms shall have the meanings set out in this Article 1.1:

1121B means an Antibody as disclosed in PCT Application PCT\US03\06459.

Adversarial Prosecution Action means (i) with respect to any Patent Rights, any patent interferences, re-examinations, reissues, revocations, observations or oppositions lodged against such Patent Rights; and (ii) with respect to any Trademark, any trademark interferences, observations, oppositions, rectifications, revocations or invalidations lodged against such Trademark.

Affiliate means any corporation, company, partnership, joint venture or other entity which controls, is controlled by, or is under common control with a Party.  For purposes of this definition and the definition of “Change of Control” only, control shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty per cent. (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty per cent. (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.  The Parties acknowledge that in the case of certain entities organised under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty per cent. (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

Agreed Indications means the oncology Indications set forth in the outline for the Development Plan and thereafter the Development Plan and such other oncology Indications as are recommended by the Parties pursuant to Article 4.7 and approved by the Collaboration Committee pursuant to Article 3.3(a).  Agreed Indications shall include any Converted Agreed Indication.

Antibody means any antibody [***]   [Confidential Treatment Required]

Antibody Product means (i) a pharmaceutical product that includes CDP-791 as the sole active ingredient, and (ii) any other pharmaceutical product containing CDP-791 or another Antibody that binds to, and is directed against, KDR (including a Competing Product) that is agreed between the Parties in accordance with Article 2.1(b) or 16.5.

Applicable Law means the applicable laws, rules and regulations (including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, including GMP, GLP and GCP) that may be in effect from time to time in the Territory, to the extent applicable.

Business Day means a day other than a Saturday or Sunday on which banking institutions in both New York, New York USA and London, England are open for business.

Calendar Quarter means each of the three (3) month periods beginning 1st January, 1st April, 1st July and 1st October, provided that the first Calendar Quarter during the Term shall commence on the Effective Date and end on 30th September, 2005 and Quarterly shall have a corresponding meaning.

CDP-791 means the Antibody as disclosed in the IMPD EudraCT number 2005-00173130 filed by Celltech R&D Limited.

Change of Control means, with respect to a Party, a change of the entity that has control (directly or indirectly) of that Party.  For the purposes of this definition, control shall have the meaning given to it in the definition of “Affiliate”.

Clinical Study means (i) a human clinical study in any country that is intended to initially evaluate the safety or pharmacological effect of an Antibody Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a), or its equivalent outside the United States (a Phase I Clinical Study), (ii) a human clinical study in any country that is intended to initially evaluate the effectiveness of an Antibody Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 C.F.R. 312.21(b), or its equivalent outside the United States (a Phase II Clinical Study), (iii) a pivotal human clinical study, the principal purpose of which is to establish safety and efficacy in patients with the disease target being studied as required in 21 C.F.R. 312, or similar clinical studies prescribed by the Regulatory Authorities in a country other than the United States whether or not such study is a traditional Phase III study (a Phase III Clinical Study) or (iv) a human clinical study that is required or requested by a Regulatory Authority as a condition of or in connection with obtaining or maintaining a Regulatory Approval (whether commenced prior to or after receipt of such Regulatory Approval) (a Phase IV Clinical Study).  A Clinical Study shall be deemed to be complete on the date specified by the JDT in accordance with Article 4.6(b)(v).

Clinical Supplies means supplies of ICH and GMP compliant Antibody Products in suitable form for use in Development or Post-Approval Studies.

Collaboration Committee means the committee formed pursuant to Article 3.1.

Commercial Supplies means supplies of Antibody Products in suitable final packaged form, in accordance with a specification agreed by the Parties, Manufactured in compliance with GMP, and ready to be offered for commercial sale for use in the Field in the Territory by ImClone, UCB, their Affiliates, sublicensees and Distributors (or any of them).

Commercialisation or Commercialise means any and all activities (whether before or after Regulatory Approval) directed to marketing, Detailing and Promotion (or any of those activities) of an Antibody Product for commercial sale, and shall include Post-Approval Studies, pre-launch and post-launch marketing, Promoting, Detailing, distributing, offering to sell and selling an Antibody Product, importing, exporting or transporting an Antibody Product for sale, and interacting with Regulatory Authorities regarding the foregoing, but shall exclude Manufacturing.  When used as a verb, Commercialising means to engage in Commercialisation and Commercialised shall have a corresponding meaning.

Commercialisation Plan means the comprehensive plan and overall strategy for the Commercialisation of Antibody Products, to be prepared, updated and amended pursuant to Article 6.5.

Commercially Reasonable and Diligent Efforts means efforts and resources commonly associated with good business practice and standards in the research-based pharmaceutical industry to research, develop, manufacture or commercialise (as appropriate) a product or compound of similar market potential at a similar stage in its product life, taking into account safety, efficacy, the competitiveness of alternative products and product candidates in the marketplace, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, the profitability of the product including the royalties payable to licensors of Patent Rights, alternative products and product candidates and other reasonably relevant factors.  Commercially Reasonable and Diligent Efforts where appropriate shall be determined on a market-by-market basis for a particular product, and the level of effort may change over time, reflecting changes in the status of the product and the market involved.

Committee means any of the Collaboration Committee, JDT, JCT, JMT, JPC or any sub-team or sub-committee thereof established pursuant to this Agreement, as the case may be.

Compendia Listing means a listing for an indication in the United States for a Product that is supported by a citation in at least one of the following authoritative drug reference books: (a) the American Society of Health-System Pharmacists’ American Hospital Formulary Service (AHFS), or (b) the U.S. Pharmacopoeia Drug Information, or in another similar authoritative drug reference book that is relied on by Third Party payors in authorizing reimbursement for such Product for such indication.

Competing Product [***]   [Confidential Treatment Required]

Confidential Information means all Information and all Materials provided by a Party or its Affiliates to the other Party or its Affiliates either in connection with the discussions or negotiations pertaining to, or in the course of performing, this Agreement, including all Information and Materials developed during the course of Development, Commercialisation or Manufacture of Antibody Products under this Agreement and all Information of a Party disclosed at any meeting of any Committee or disclosed through a report to or from any such Committee.  The terms of this Agreement and the Joint Know-How shall be considered Confidential Information of each Party.

Contract Year means: (a) with respect to the first Contract Year, the period beginning on the Effective Date and ending on 31st December, 2005 (the First Contract Year); and (b) with respect to each subsequent Contract Year, the twelve (12) month period beginning on the day following the end of the First Contract Year and each succeeding twelve (12) month period.

Control or Controlled means, with respect to any (a) Materials or Information, or (b) intellectual property or proprietary right, in each case the possession (whether by ownership, licence or other right, other than pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access and/or a licence (or sublicence) as provided in this Agreement under such right or to such Material or Information [***]   [Confidential Treatment Required].

Co-Promotion and Co-Promote mean, with respect to an Antibody Product, those activities and obligations including Detailing undertaken by a Third Party in collaboration with a Party to encourage sales of such Antibody Product by that Party, but not including Promotion or other activities conducted by Affiliates or sublicensees in connection with sales on their own account or Distributors or Third Parties (including contract sales organisations and advertising agencies) appointed on a subcontract basis to perform services for the Party.

Core Patent Rights means the ImClone Core Patent Rights or the UCB Core Patent Rights.

Corporate Marks means the ImClone Company Marks and UCB Company Marks.

Data Package means, with respect to an Antibody Product for an Independent Indication or a Competing Product (a) for which a Drug Approval Application has not been approved by the Regulatory Authorities in the United States, including the FDA, or Europe, including the EMEA, (i) a summary of all the relevant clinical data with respect to the Independent Indication for the Antibody Product or to the Competing Product, as applicable, including any Clinical Study results and resultant data analyses, (ii) any regulatory submissions made to the FDA or any other Regulatory Authority by or on behalf of the Continuing Party with respect to such Independent Indication for such Antibody Product or to such Competing Product, (iii) protocols for any ongoing Clinical Studies and proposed designs for any anticipated Clinical Studies with respect to such Independent Indication for such Antibody Product or to such Competing Product, (iv) a budget for the costs and expenses expected to be incurred in connection with any ongoing Development of such Independent Indication for such Antibody Product or Competing Product and, (v) such other material Information and Materials relating to such Independent Indication for such Antibody Product or to such Competing Product in the control of the Continuing Party that were not previously disclosed to the Non-Continuing Party and that were relied on by the Continuing Party’s senior management in determining to proceed with the current phase of Development of such Independent Indication for such Antibody Product or of such Competing Product, and (b) for which a Drug Approval Application has been approved by the Regulatory Authorities in the United States, including the FDA, or Europe, including the EMEA, a copy of such Drug Approval Application and any other filings made with the Regulatory Authorities with respect to the Antibody Product for such Independent Indication or the Competing Product.

Detail means an interactive face-to-face contact (including a live video presentation) of a sales representative, who is adequately equipped with, and knowledgeable of, applicable Promotional Materials and Product Labelling, with a physician or other medical professional licensed to prescribe drugs or other healthcare professional that has a significant impact or influence on prescribing decisions including: (a) a medical professional with prescribing authority; or (b) to the extent permitted by Applicable Law, an office nurse with influence over the pharmaceutical treatment of a patient, in which relevant characteristics of the applicable Antibody Product are described by the sales representative in a fair and balanced manner consistent with the requirements of this Agreement and Applicable Law, and in a manner that is customary in the industry for the purpose of promoting a prescription pharmaceutical product.  When used as a verb, Detail means to engage in a Detail.  A sample drop does not constitute a Detail.

Development or Develop means all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, Clinical Studies other than Post-Approval Studies, regulatory affairs, statistical analysis and report writing, market research and development, the preparation and submission of Drug Approval Applications and all other activities [***]   [Confidential Treatment Required] or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for an Antibody Product for a specified Indication, but excluding Manufacturing.

Development Plan means the plan for the Development of Antibody Products for Agreed Indications.  An outline for the Development Plan is attached as Schedule 3 and the Development Plan shall be adopted and subsequently updated and amended pursuant to Article 4.7.  For clarity, the outline for the Development Plan attached as Schedule 3 shall not constitute the Development Plan for the purposes of this Agreement.

Distributor means a person or entity, other than a sublicensee, in a country that (a) purchases an Antibody Product from the Territorial Lead, its Affiliate or a permitted sublicensee for that country; (b) assumes responsibility from the Territorial Lead for all or a portion of the Promotion, marketing, sales and customer service effort related to such Antibody Product in such country; and (c) sells Antibody Product in such country.

Dollar means a United States dollar, and $ shall be interpreted accordingly.

Drug Approval Application means an application for any Regulatory Approval required before commercial sale or marketing of a pharmaceutical or biopharmaceutical product as a drug or to treat a particular Indication, including: (a) (i) a Biologics Licence Application (BLA) submitted to the FDA and (ii) any counterpart of a U.S. BLA in any other country in the Territory; and (b) all supplements and amendments that may be filed with respect to the foregoing.

EMEA means the European Medicines Agency or a successor agency.

Enforcement Action means (a) the enforcement of a Patent Right or Trademark, (b) the defence of a validity or enforceability challenge to a Patent Right or Trademark, including the defence of an action for a declaratory judgment of, or counterclaim asserting, non-infringement, invalidity, unenforceability of a Patent Right or non-infringement, invalidity, unenforceability or dilution of a Trademark, as applicable, or (c) a dispute pertaining to the inventorship of a Patent Right or ownership of a Trademark.

EU means the economic, scientific and political organization of member states, as it may be expanded from time to time.

Europe means the countries comprising the EU and also includes Norway, Iceland, Lichtenstein and Switzerland.

FDA means the United States Food and Drug Administration or a successor agency.

FFDCA means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time.

Field means the [***]   [Confidential Treatment Required].

First Commercial Sale means the first shipment of any Antibody Product sold to a Third Party by a Party or its Affiliates or their respective Distributors or sublicensees in a country in the Territory.  First Commercial Sale shall be determined on a country by country basis.

Force Majeure means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by a Party of any of its obligations under this Agreement, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotion, acts of God or unforeseen acts, omissions or delays in acting by any governmental authority.  For clarity, any failure to perform by a sublicensee, Distributor or sub-contractor of a Party shall not be deemed a Force Majeure for such Party unless the reason for such failure is an occurrence beyond the reasonable control of such sublicensee, Distributor or sub-contractor (as appropriate) that prevents or substantially interferes with the performance of the tasks that have been delegated to such sublicensee, Distributor or sub-contractor by that Party pursuant to this Agreement.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.

HSR Filing means any filing by UCB or ImClone with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

GAAP means United States generally accepted accounting principles consistently applied.

GCP or Good Clinical Practice means the then-current standards for clinical trials for pharmaceuticals as are required by the Regulatory Authorities in Europe, the United States and Japan and other organisations and governmental agencies in countries in which any Antibody Product is intended to be sold or tested, to the extent such standards are not less stringent than standards of good clinical practice in Europe, the United States and Japan, provided that a Party shall not be held to any standards of good clinical practice that are more onerous than those standards required by Applicable Law and the Regulatory Authorities in the countries in which it is the Territorial Lead and, to the extent not included in such countries, Europe, the United States and Japan, unless such standards have been specifically identified and approved for implementation by the JDT.

GLP means the then-current standards for laboratory activities for pharmaceuticals, as are required by the Regulatory Authorities of Europe, the United States and Japan, including 21 C.F.R. part 58 and EC Directives 87/18/EEC, 88/320/EEC and 1999/11/EC, in each case, as amended from time to time.

GMP or cGMP means the then-current standards for good Manufacturing practices as are required by the Regulatory Authorities in Europe, the United States and Japan and other organisations and governmental agencies in countries in which any Antibody Product is intended to be Manufactured or sold, to the extent such standards are not less stringent than standards of good Manufacturing practice in Europe, the United States and Japan.

ICH means the International Conference on Harmonisation.

ImClone Company Marks means the Trademarks Controlled by ImClone or its Affiliates, whether on the Effective Date or during the Term, that are designated by ImClone pursuant to Article 6.12(b) for use on or in connection with the Development and Commercialisation of an Antibody Product under the Agreement.

ImClone Core Patent Rights means those ImClone Patent Rights identified as such in Part 4 of Schedule 1.

ImClone In-Licences means the licences listed in Part 2 of Schedule 1, as may be amended from time to time, each one an ImClone In-Licence.

ImClone Know-How means any and all Information and Materials that are Controlled by ImClone or any of its Affiliates at any time [***]   [Confidential Treatment Required]; provided, however, that any Information and Materials acquired by ImClone or any of its Affiliates after the Effective Date, whether by licence, merger, acquisition or otherwise, [***]   [Confidential Treatment Required].  ImClone Know-How excludes (i) any Information and Materials included in the Joint Know-How; (ii) any Information and Materials expressly excluded from this definition pursuant to Article 10.8(b);  (iii) the ImClone Patent Rights; and (iv) Joint Patent Rights.

ImClone Patent Rights means any and all Patent Rights that are Controlled by ImClone or any of its Affiliates, in each case which if not licensed in this Agreement would be infringed by Developing, Commercialising, making, having made, using, selling, having sold, offering to sell or resell, importing, exporting, distributing or otherwise transferring physical possession of or otherwise transferring title in or to an Antibody Product in the Field, including any Patent Rights which claim ImClone Know-How; provided, however, that any Patent Rights that are acquired by ImClone or any of its Affiliates after the Effective Date, whether by licence, merger, acquisition or otherwise, [***]   [Confidential Treatment Required].  ImClone Patent Rights excludes the Joint Patent Rights and those Patent Rights expressly excluded from this definition pursuant to Article 10.8(b).  As of the Effective Date, ImClone Patent Rights include those Patent Rights set out in Part 4 of Schedule 1.

ImClone Territory means the United States, Canada and Mexico, and each of their respective territories and possessions.

IND means (a) (i) an Investigational New Drug Application (as defined in the FFDCA and the regulations promulgated thereunder, including 21 C.F.R. part 312) that is required to be filed with the FDA before beginning clinical testing of an Antibody Product in human subjects, or any successor application or procedure; and (ii) any counterpart of a U.S. Investigational New Drug Application in any other country in the Territory; and (b) all supplements and amendments that may be filed with respect to the foregoing.

Indication means a specific line of therapy (i.e. first, second, third or other) for the cancer sub-type(s) as set forth in a protocol of a particular Phase II Clinical Study, Phase III Clinical Study or Phase IV Clinical Study (or, where no cancer sub-type is referenced in such protocol, a specific line of therapy for the cancer type set forth in such protocol).

Information means tangible or intangible know-how, trade secrets, inventions (that are conceived and reduced to practice, constructively or actually), methods, knowledge, conclusions, skill, experience, test data and results (including chemical, biological, biochemical, pharmaceutical, pharmacological, toxicological and research, pre-clinical and other non-clinical data, clinical data, assay, control and manufacturing processes, test data and results), analytical and quality control methods and data, results or descriptions, software and algorithms or other information (in each case, whether or not patentable) regarding technology, techniques, practices, products, protocols, procedures, business information or objectives.

In-Licences means the ImClone In-Licences and the UCB In-Licences collectively.

Joint Commercialisation Team or JCT means the team formed pursuant to Article 6.3.

Joint Development Team or JDT means the team formed pursuant to Article 4.6.

Joint Know-How means all Information conceived, developed, discovered, generated or otherwise made and all Materials characterised, conceived, developed, derived, generated or otherwise made, in either case (a) jointly by employees or consultants of UCB or its Affiliates or, to the extent UCB or its Affiliates has rights thereto, their respective sublicensees and Distributors, on the one hand, and ImClone or its Affiliates, or, to the extent ImClone or its Affiliates has rights thereto, their respective sublicensees and Distributors, on the other hand (rather than independently by the employees or consultants of one or the other Party or its Affiliates, sublicensees or Distributors) in the course of Development, Commercialisation or Manufacturing of an Antibody Product under or in connection with, and during the Term of, this Agreement or (b) [***]   [Confidential Treatment Required].

Joint Manufacturing Team or JMT means the committee formed pursuant to Article 7.1.

Joint Patent Committee or JPC means the committee formed pursuant to Article 3.4.

Joint Patent Rights means Patent Rights in any country within the Territory which claim Joint Know-How.

KDR means kinase domain receptor, also known in the literature as VEGFR2 or kinase insert domain receptor.

Knowledge means, with respect to a Party, the good faith understanding of the facts and information in the possession of an officer of such Party or any of its Affiliates, or any in-house legal counsel of, or in-house patent agents employed by, such Party or any of its Affiliates, without any duty to conduct any additional investigation with respect to such facts and information by reason of the execution of this Agreement.  For purposes of this definition, an “officer” shall mean any person in the position of vice president, senior vice president, president or chief executive officer, or any person having similar responsibilities, of a Party or any of its Affiliates.

Manufacturing or Manufacture means all activities related to the production, manufacture, processing, filling, finishing, packaging, labelling, shipping, and storage of Antibody Products, including process development, process qualification and process validation, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterisation, quality assurance and quality control.

Materials means biological and chemical materials, including Antibodies (other than Antibody Products), screens, animal models, cell lines, cells, vectors, nucleic acids, and reagents, and any progeny or derivatives thereof.

Non-Remaining Party means, on termination of this Agreement, the Party designated as the Non-Remaining Party under Article 12.2, 12.3(a), 12.4(d), 12.5(b) or 12.6 (as appropriate).

Party means UCB or ImClone; Parties means UCB and ImClone.

Patent Rights means, in any country, all: (a) existing issued, unexpired patents (with the term patent being deemed to encompass an inventor’s certificate, utility model, petty patent and design patent), including any reissue, re-examination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, in such country; (b) existing patent applications and patent applications filed after the date of this Agreement, including any request for continued examination (RCE), continuations, continuations-in-part, divisionals, provisionals, converted provisional, continued prosecution application, or any substitute applications, any patent issued with respect to any such patent applications, any reissue, re-examination, renewal or extension (including any supplementary protection certificate) of any such patent and any confirmation patent or registration patent or patent of addition based on any such patent in such country; and (c) all foreign counterparts of any of the foregoing.

Post-Approval Study means any human clinical study, or other test or study, other than a Clinical Study, with respect to an Antibody Product for an Agreed Indication or an Independent Indication that (a) is conducted solely in support of pricing or reimbursement for a product in a country or (b) is not required to obtain or maintain Regulatory Approval for such Antibody Product for such Agreed Indication or Independent Indication and is conducted (i) within the scope of the Product Labelling for such Antibody Product or (ii) outside the scope of such Product Labelling in support of a Compendia Listing (for clarity, any human clinical study that is intended to expand the Product Labelling for an Antibody Product (except as provided in paragraph (ii) above) shall be a Clinical Study and shall be governed by the procedures set forth in Article 4.9 with respect to new Indications).  Subject to the foregoing, Post-Approval Studies may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies, and health economics studies.

[***]   [Confidential Treatment Required]

Product Labelling means, with respect to an Antibody Product, for any country of the Territory (a) the Regulatory Authority-approved full prescribing information for such Antibody Product for that country, including any required patient information; and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilised with or for such Antibody Product.

Product Trademark means any Trademark that is identified by the Parties and approved by the Collaboration Committee pursuant to Article 3.2(d) for use in Commercialising the Antibody Products in the Territory, but not including any Corporate Marks.

Promote, Promotion, Promoting or Promotional means, with respect to an Antibody Product, those activities and obligations other than Detailing undertaken by a Party, its Affiliates, sublicensees or Distributors to encourage sales of such Antibody Product, including journal advertising, direct mail programmes, direct-to-consumer advertising, Internet advertising, broadcast advertising, distributing sales reminders (e.g., scratch pads, pens and other such items), convention exhibits, and other forms of advertising and promotion.

Promotional Materials means all sales representative training materials with respect to an Antibody Product and all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, direct mail, direct-to-consumer advertising, Internet postings, broadcast advertisements, and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used by a Party, its Affiliates, sublicensees and Distributors in connection with any Promotion or Detailing of an Antibody Product, except Product Labelling.

Regulatory Approval means any and all approvals (including any applicable supplements, amendments, pre- and post-approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licences, registrations, or authorisations of any federal, national, multinational, international, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity necessary for the Manufacture, distribution or other transfer of possession, use, holding, storage, import, export, transport, Promotion, marketing or sale of an Antibody Product in a country or jurisdiction in the Territory.  For clarity, a Compendia Listing shall not be deemed to be a Regulatory Approval.

Regulatory Authority means any governmental or regulatory authority involved in granting Regulatory Approvals.

Remaining Party means, on termination of this Agreement, the Party designated as the Remaining Party under Article 12.1, 12.2, 12.3, 12.4(d), 12.5(b) or 12.6 (as appropriate).

Royalties means any or all of (i) the ImClone Royalties; (ii) the royalties payable by either Party pursuant to Article 8.2(b) on the sale of Antibody Products for Independent Indications; and (iii) [***]   [Confidential Treatment Required].

Royalty-Bearing Patent Rights means the ImClone Core Patent Rights identified as “Royalty-Bearing” in Part 4 of Schedule 1.

Term means the term of this Agreement as set out in Article 12.1.

[***]   [Confidential Treatment Required]

Territorial Lead means ImClone in the ImClone Territory; and UCB in the UCB Territory.

Territory means all the countries of the world.

Third Party means any person, partnership, joint venture, corporation, trust, estate, unincorporated organisation, government or any department or agency of any of them, or any other entity other than a Party or any of its Affiliates.

Trademark means any corporate name, trade name, service mark, service name, house mark, trade dress, trade mark or logo, in each case whether or not registered, and all applications for, and registrations of, and all renewals, extensions or modifications to, and any goodwill associated with, any of them in the Territory.

UCB Core Patent Rights means those UCB Patent Rights identified as such in Part 3 of Schedule 1.

UCB Company Marks means the Trademarks Controlled by UCB or its Affiliates, whether on the Effective Date or during the Term, that are designated by UCB pursuant to Article 6.12(b) for use in connection with the Development and Commercialisation of an Antibody Product under the Agreement.

UCB In-Licences means the licences listed in Part 1 of Schedule 1, as may be amended from time to time, each one a UCB In-Licence.

UCB Know-How means any and all Information and Materials that are Controlled by UCB or any of its Affiliates at any time during the Term that [***]   [Confidential Treatment Required]; provided, however, that any Information and Materials acquired by UCB or any of its Affiliates after the Effective Date, whether by licence, merger, acquisition or otherwise, [***]   [Confidential Treatment Required].  UCB Know-How excludes (i) any Information and Materials included in the Joint Know-How; (ii) any Information and Materials expressly excluded from this definition pursuant to Article 10.8(b); (iii) the UCB Patent Rights; and (iv) Joint Patent Rights.

UCB Patent Rights means any and all Patent Rights that are Controlled by UCB or any of its Affiliates, in each case which if not licensed in this Agreement would be infringed by Developing, Commercialising, making, having made, using, selling, having sold, offering to sell or resell, importing, exporting, distributing or otherwise transferring physical possession of or otherwise transferring title in or to an Antibody Product in the Field, including any Patent Rights which claim UCB Know-How; provided, however, that any Patent Rights that are acquired by UCB or any of its Affiliates after the Effective Date, whether by licence, merger, acquisition or otherwise, [***]   [Confidential Treatment Required].  UCB Patent Rights excludes the Joint Patent Rights and those Patent Rights expressly excluded from this definition pursuant to Article 10.8(b).  As of the Effective Date, UCB Patent Rights include those Patent Rights set out in Part 3 of Schedule 1.

UCB Territory means the Territory excluding the ImClone Territory.

Valid Claim means, with respect to a particular country, any claim of a [***]   [Confidential Treatment Required] Patent Right in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

1.2                               Each of the following definitions is found in this Agreement as indicated.

Defined Terms	Page/Article/Schedule

Acquired Party	Article 17.14

Acquiring Party	Article 10.8(b)

Additional Manufacturing Amount	Article 7.13(b)

Agreement	Pg. 3, first paragraph

Antibody Product Specifications	Article 7.2(g)

Antibody Product Standards	Article 7.8(d)

BLA	Article 1.1, def. Drug Approval Application

CEDR	Article 15.4

CEO Period	Article 15.3

Challenging Party	Article 12.6

COGM	Schedule 2

Commercialisation Budget	Article 6.8(a)

Commercialisation Team Leader	Article 6.3(a)

Competing Activity	Article 12.3(a)

Continuing Indications	Article 12.8(a)(i)

Continuing Party	Article 8.1

Controlling Party	Article 10.4(c)

Conversion	Article 8.9(a)

Convert	Article 8.9(a)

Converted Agreed Indication	Article 8.9(f)

Country Plan	Article 6.6(a)

CP Conversion	Article 16.5(a)

CP Conversion Notice	Article 16.5(a)

Cure Period	Article 12.4(a)

Default	Article 12.4(a)

Default Conversion	Article 8.9(a)(ii)

Defaulting Party	Article 12.4(a)

Development Budget	Article 4.5(a)

Development Costs	Schedule 2

Development Team Leader	Article 4.6(a)

Dispute	Article 15.1

Distribution Costs	Schedule 2

Effective Date	Pg. 3, first paragraph

Excluded Party	Article 12.3(a)

Filing Party	Article 5.1(b)

First Contract Year	Article 1.1, def. Contract Year

FTE	Schedule 2

FTE Cost	Schedule 2

Gross Receipts	Schedule 2

ImClone	Pg. 3, paragraph (2)

ImClone Royalties	Article 6.15(b)

Indemnitees	Article 14.1(a)

Independent Indication	Article 8.1

Information Request	Article 8.9(a)(i)

Initial Payment Period	Article 8.2(a)

Insolvency Event	Article 12.5(b)(iii)

Joint Activities	Article 6.4(a)(ii)

LCIA	Article 15.3

Losses	Article 14.1(a)

Managing Party	Article 10.5(e)

Manufacturer	Article 7.2(c)

Manufacturing Agreement	Article 7.2(d)

Manufacturing Coordinator	Article 7.2(b)

Manufacturing Know How	Article 7.8(b)

Manufacturing Patents	Article 7.8(b)

Manufacturing Plan	Article 7.2(a)

Manufacturing Team Leader	Article 7.1

Marketing Costs	Schedule 2

Markings	Article 6.12(b)

Merging Party	Articles 16.4

Net Receipts	Schedule 2

Net Sales	Schedule 2

Non-Acquired Party	Article 17.14

Non-Challenging Party	Article 12.6

Non-Continuing Party	Article 8.1

Non-Defaulting Party	Article 12.4(a)

Non-Remaining Party Indemnitees	Article 14.1(b)

Notice of Default	Article 12.4(a)

Operating Profits and Losses	Schedule 2

Operating Statement	Schedule 2

Option Exercise Notice	Article 8.9(a)

Opt-Out Date	Article 16.2

Other Out of Pocket Costs	Schedule 2

Patent Costs	Schedule 2

Phase I Clinical Study	Article 1.1, def. Clinical Study

Phase II Clinical Study	Article 1.1, def. Clinical Study

Phase III Clinical Study	Article 1.1, def. Clinical Study

Phase IV Clinical Study	Article 1.1, def. Clinical Study

Post-Approval Study Expenses	Schedule 2

Pre-Marketing Costs	Schedule 2

Product Trademark Owner	Article 10.1(b)

Recall	Article 5.5(a)

Reimbursable Costs	Article 8.9(b)

Reimbursable Commercial Costs	Schedule 2

Reimbursement Amount	Article 8.9(c)

Relevant Net Sales	Article 8.2(b)

Relevant Supply	Article 7.13(a)

Representatives	Article 14.1(b)(i)

Responsible Party	Article 10.7(b)(v)

Royalty Term	Article 6.15(c)

Sales Costs	Schedule 2

Sales Returns and Allowances	Schedule 2

SOPs	Article 5.5(a)

Terminating Party	Article 12.2

[***] [Confidential Treatment Required]	[***] [Confidential Treatment Required]

Third Party Claims	Article 14.1(a)

Third Party Licence Fees	Schedule 2

Transfer Price	Schedule 2

Transition Period	Article 12.8(a)(i)

Transition Plan	Article 12.8(a)(i)

UCB	Pg. 3, paragraph (1)

2.                                      SCOPE OF COLLABORATION

2.1                               Collaboration Goals

(a)                                  Pursuant and subject to the terms of this Agreement:

(i)                                     each Party shall use [***]   [Confidential Treatment Required] to carry out the Development activities assigned to it pursuant to, and in accordance with, the Development Plan, as amended from time to time;

(ii)                                  ImClone shall use [***]   [Confidential Treatment Required] to obtain all necessary Regulatory Approvals as soon as reasonably practicable in [***]   [Confidential Treatment Required] for each Antibody Product for each Agreed Indication;

(iii)                               UCB shall use [***]   [Confidential Treatment Required] to obtain all necessary Regulatory Approvals as soon as reasonably practicable in [***]   [Confidential Treatment Required], for each Antibody Product for each Agreed Indication;

(iv)                              each Party shall use [***]   [Confidential Treatment Required] to Commercialise each Antibody Product for each Agreed Indication for which Regulatory Approval has been obtained; and

(v)                                 the Parties shall share Operating Profits and Losses of Antibody Products in the manner set forth in Articles 2.3(b), 8.9, 12.10 and 16.5(c) and UCB shall pay ImClone the ImClone Royalties as set forth in Article 6.15.

(b)                                 Subject to Article 4.7(f), the Parties acknowledge that the sole initial focus of the Development shall be of CDP-791 in the Field as set forth in the outline for the Development Plan set forth in Schedule 3.  Either Party may, from time to time, notify the other Party in writing that it wishes to extend the focus of the Development to include other Antibodies in the Field, provided that there shall be no amendment to the focus of the Development unless and until the other Party, in its sole discretion, consents in writing to such extension of the focus.

(c)                                  Each Party shall co-operate with and provide reasonable support to the other Party in performing its activities with respect to the Development and Commercialisation work contemplated under this Agreement.

(d)                                 Notwithstanding anything in this Agreement to the contrary, but without expanding each Party’s diligence obligation under Article 2.1(a), neither Party (or any of its Affiliates) shall take any action or, with respect to the implementation of the responsibilities assigned to it under the Development Plan, Commercialisation Plan, Manufacturing Plan or otherwise under this Agreement, fail to take any action with respect to the Development,

Manufacturing or Commercialisation of an Antibody Product, whether for an Agreed Indication or an Independent Indication, that it knows, or should know, is reasonably likely to have a material adverse affect on the Development, Manufacture or Commercialisation of an Antibody Product in [***]   [Confidential Treatment Required], unless it has first consulted with, and obtained prior written consent to take or refrain from taking such action from, the JDT (where the adverse affect would be on Development), the JMT (where the adverse effect would be on Manufacturing), and/or the JCT (where the adverse affect would be on Commercialisation) [***]   [Confidential Treatment Required], provided that any Dispute as to any proposed act or omission shall be resolved in accordance with Article 15 [***]   [Confidential Treatment Required].

2.2                               Exclusive Collaboration

Except as provided in Article 16.4, the Parties agree that for the duration of this Agreement [***]   [Confidential Treatment Required] they and their Affiliates will Develop, Commercialise and Manufacture Antibody Products in the Field in the Territory exclusively within the scope of this collaboration and subject to the terms of this Agreement and, other than as explicitly permitted under this Agreement (including with respect to permitted sublicensees or Distributors), will not undertake or enable any Third Party to Develop, Commercialise or Manufacture any Antibody Products in the Field without the other Party’s prior written consent.

2.3                               Financials and Audit Rights

(a)                                  UCB shall pay ImClone the royalties as described in Article 6.15.

(b)                                 Subject to Articles 8.9, 12.10 and 16.5, during the Term the Parties shall share Operating Profits and Losses as follows:

(i)                                     except as provided in Article 2.3(b)(ii), for each Antibody Product, each Party is entitled to and responsible for fifty per cent. (50%) of Operating Profits and Losses; and

(ii)                                  for an Antibody Product for an Independent Indication (A) if ImClone is the Continuing Party for such Independent Indication, then, except as otherwise expressly provided in this Agreement, [***]   [Confidential Treatment Required] entitled to and responsible for [***]   [Confidential Treatment Required] of Operating Profits and Losses for such Antibody Product for such Independent Indication in the [***]   [Confidential Treatment Required], and in accordance with Articles 4.7(d), 8.1 and 8.2, [***]   [Confidential Treatment Required] for such Antibody Product for such Independent Indication in the [***]   [Confidential Treatment Required], and (B) if UCB is the Continuing Party for such Independent Indication, then, except as otherwise expressly provided in this Agreement, [***]   [Confidential Treatment Required] is entitled to and responsible for [***]   [Confidential Treatment Required] of Operating Profits and Losses for such Antibody Product for such Independent Indication in the [***]   [Confidential Treatment Required], and in accordance with

Articles 4.7(d), 8.1 and 8.2, [***]   [Confidential Treatment Required] for such Antibody Product for such Independent Indication in the [***]   [Confidential Treatment Required].

(c)                                  Within [***]   [Confidential Treatment Required] from the end of each calendar month, each Party shall submit to the other Party a written report setting out, on an activity-by-activity basis, the Development Costs it has incurred in that calendar month (or, where such information is not available, a reasonable estimate of such Development Costs) as against the amount budgeted for that activity in the Development Budget.

(d)                                 From the date of the First Commercial Sale of an Antibody Product each Party during the Term and thereafter the Remaining Party shall within [***]   [Confidential Treatment Required] after the end of each Calendar Quarter deliver to the other Party a detailed report showing:

(i)                                     the Net Sales and the units of each Antibody Product sold by such first Party or the Remaining Party, its Affiliates and their respective Distributors and sublicensees in the countries for which such Party is the Territorial Lead during the applicable Calendar Quarter on a country by country basis;

(ii)                                  during the Term if such first Party is a Continuing Party, the Net Sales and units of each Antibody Product sold by such first Party, its Affiliates and their respective Distributors and sublicensees in a country for which such Party is the Territorial Lead for use in an Independent Indication for which such Party is the Continuing Party during the applicable Calendar Quarter on a country by country basis using the allocation methodology agreed to by the Parties pursuant to Article 8.3 together with such support for such sales as the other Party may reasonably request; and

(iii)                               the amount of Royalties payable and if applicable the breakdown of the calculation of the Net Sales under paragraphs (i) and (ii) above during the applicable Calendar Quarter.

(e)                                  On receipt of each report for a Calendar Quarter delivered by one Party pursuant to Article 2.3(d), the other Party will issue an invoice for the Royalties payable as specified in Article 2.3(d)(iii).  Royalties shall be payable, with respect to each Calendar Quarter, within [***]   [Confidential Treatment Required] after receipt of such invoice.  Royalties shall be calculated in accordance with GAAP and with the terms of this Article 2.3 and as applicable Article 6.15, Article 8.2 and Article 12.9(a) or Article 0.

(f)                                    Except as otherwise provided in this Agreement, other payment, accounting and financial rights and obligations of the Parties are set forth in Schedule 2.  Subject to Article 2.3(l), all Disputes related to payment, accounting and financial rights and obligations of the Parties shall be referred to the Collaboration Committee, and if the Collaboration Committee is unable to resolve such Dispute, the Dispute shall be decided under the provisions of Article 15 [***]   [Confidential Treatment Required].

(g)                                 All amounts due from one Party to the other Party under this Agreement shall be paid in Dollars by wire transfer in immediately available funds to an account designated by the receiving Party.  Any payments or portions due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of LIBOR [***]   [Confidential Treatment Required], and the maximum rate permitted by law, calculated on the number of days such payment is delinquent, compounded monthly.  For the purpose of this Article 2.3(g) LIBOR means the British Bankers’ Association Interest Settlement Rate for the relevant currency and period as displayed on the appropriate page of the Telerate screen.  If the Telerate screen is replaced or the service ceases to be available, the Parties shall agree a reasonable alternative page or service displaying the appropriate rate.

(h)                                 If any currency conversion shall be required in connection with any payment due under this Agreement, such conversion shall be made by using the exchange rate for the purchase of Dollars as published in The Wall Street Journal, Eastern Edition, on the last Business Day of the Calendar Quarter or the calendar month (as the case may be) to which such payments relate.

(i)                                     The Parties shall maintain (and shall ensure that their Affiliates and respective sublicensees and Distributors maintain) complete and accurate books, records, accounts and supporting data that fairly and accurately reflect their respective Net Sales, Gross Receipts, Sales Returns and Allowances, the Transfer Price, Distribution Costs, Development Costs, Patent Costs, Pre-Marketing Expenses, Marketing Costs, Sales Costs, Post-Approval Study Expenses and Other Out of Pocket Costs and COGM in sufficient detail to confirm the accuracy of any payments required under this Agreement and in accordance with GAAP, which books, records, accounts and supporting data shall be retained by such Party until the later of (i) [***]   [Confidential Treatment Required] after the end of the period to which such books, records, accounts and supporting data pertain; and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

(j)                                     Each Party shall have the right for a period of [***]   [Confidential Treatment Required] after receiving or making any payment under this Agreement from or to the other Party to have an independent certified public accounting firm of internationally recognised standing, reasonably acceptable to such other Party, have access during normal business hours, and upon reasonable prior written notice, to such of the books, records, accounts and supporting data of such other Party (and its Affiliates and their respective sublicensees and Distributors) as may be reasonably necessary to verify the accuracy of that payment.  The auditing Party shall not have the right to conduct more than [***]   [Confidential Treatment Required] such audit in any [***]   [Confidential Treatment Required] period during the Term, unless an earlier audit in such period revealed a material inaccuracy in the payment or such audit is required by Applicable Law.  The accounting firm shall disclose in writing to each Party whether such payments are correct or incorrect and the specific details concerning any discrepancies.  The auditing Party shall bear the cost of such audit unless the audit reveals a variance in the amount that should have been paid of more than [***] [Confidential Treatment Required] for the period from the Effective Date or the date of the previous audit (whichever is later) until the date of the audit, in which case the audited Party shall bear the cost of the audit.  The results of such audit shall be final, absent manifest error.  If, based on the results of any such audit, additional payments or refunds are owed by a Party under this Agreement, that Party shall make such additional payments or refunds, with interest from the date originally due, as applicable, [***] [Confidential Treatment Required] after the date on which such accounting firm’s written report is delivered to the Parties.

(k)                                  No Royalties shall be taken into account in the calculation of Operating Profits or Losses.

(l)                                     Any Dispute pertaining to whether any Royalties, other than the [***] [Confidential Treatment Required], are payable in respect of any sale of an Antibody Product shall be determined by the JCT.  If the JCT cannot resolve any such Dispute it shall be referred to the Collaboration Committee for resolution and if the Collaboration Committee is unable to resolve such Dispute, the Dispute shall be decided under the provisions of Article 15 [***] [Confidential Treatment Required].

2.4                               Employee Obligations

Prior to beginning work relating to any aspect of the subject matter of this Agreement or being given access to UCB Know-How or ImClone Know-How, each employee, consultant or agent of ImClone and UCB, respectively, and their respective Affiliates, sublicensees and Distributors, shall be bound by an agreement pursuant to which:

(a)                                  each such person (other than administrative or non-technical personnel) shall (but in the case of a Party’s own Information and Materials, only to the extent such Party’s employees, consultants or agents are conducting activities pursuant to this Agreement) be obliged to:

(i)                                     follow such Party’s policies and procedures regarding reporting any invention, discovery, process, software program, Information or Material characterised, conceived, developed, derived, discovered, generated, identified or otherwise made by such person in the course of his or her employment or retainer with such Party, including any intellectual property or proprietary right thereto, that falls within Joint Know-How, UCB Know-How or ImClone Know-How;

(ii)                                  assign to such Party all of his or her right, title and interest in and to any such invention, discovery, process, software program, Information or Material characterised, conceived, developed, derived, discovered, generated, identified or otherwise made by such person in the course of his or her employment or retainer with such Party, including any intellectual property or proprietary right thereto;

(iii)                               co-operate in the preparation, filing, prosecution, maintenance, defence and enforcement of any Patent Rights claiming the same; and

(iv)                              perform all acts and sign, execute, acknowledge and deliver any and all papers, documents and instruments required for effecting the obligations and purposes of that agreement; and

(b)                                 each person shall be bound by obligations of confidentiality and non-use consistent with the terms of this Agreement.  It is understood and agreed that any such agreement need not be specific to this Agreement.

2.5                               1121B

Each Party acknowledges and agrees that any activities conducted by or on behalf of ImClone or its Affiliates with respect to 1121B prior to (and including) the date (if any) ImClone provides UCB with its written confirmation and undertaking pursuant to Article 16.3, do not constitute activities conducted under or in connection with this Agreement.  Notwithstanding any other provision in this Agreement, ImClone has no obligation to transfer any Materials relating to 1121B prior to that date and thereafter any transfer of such Materials shall be subject to Article 4.10.

3.                                      COLLABORATION MANAGEMENT

3.1                               Establishment of the Collaboration Committee

Within [***] [Confidential Treatment Required] after the Effective Date, the Parties shall form a Collaboration Committee.  The Collaboration Committee shall be composed of an equal number of representatives of each Party (up to a maximum of [***] [Confidential Treatment Required] representatives per Party) appointed (and may be replaced at any time) by such Party on written notice to the other Party.  At least [***] [Confidential Treatment Required] such representative from each of UCB and ImClone, respectively, shall, prior to establishment of the JCT, be a Vice President and, after establishment of the JCT, be a Senior or Executive Vice President or equivalent of their respective company, and all such representatives shall be individuals of suitable authority and seniority with significant experience or expertise in biopharmaceutical drug development, commercialisation or marketing.  Any member of the Collaboration Committee may designate a substitute of equal experience and seniority to attend and perform the functions of that member at any meeting of the Collaboration Committee.  Each Party may invite (at its discretion and with the consent of the other Party) additional employees, or consultants to attend Collaboration Committee meetings.

3.2                               Collaboration Committee Responsibilities

The Collaboration Committee shall have the general responsibility of overseeing the Development of Antibody Products for Agreed Indications according to the Development Plan, overseeing the Commercialisation of Antibody Products in the Field in the Territory according to the Commercialisation Plan, establishing and managing the annual Development Budget and Commercialisation Budget, overseeing the Manufacturing of the Antibody Products in accordance with the Manufacturing Plan, coordinating a regular flow of information between the Parties, managing the relationship between the Parties, and more generally, making all necessary strategic decisions relating to the collaboration under this Agreement.  In addition, the Collaboration Committee shall, subject to the terms of this Agreement:

(a)                                  approve the initial Development Plan, Development Budget, Commercialisation Plan, Commercialisation Budget and Manufacturing Plan and approve any updates and amendments thereto;

(b)                                 determine from time to time whether or not the Parties should continue Development, Manufacturing and Commercialisation of an Antibody Product for an Agreed Indication;

(c)                                  serve as the first forum for attempted settlement of disputes or disagreements arising in other Committees or any other Disputes as set forth in Article 15.1;

(d)                                 approve all Product Trademarks and generic names proposed by the JCT for use with respect to an Antibody Product in consultation with the JPC;

(e)                                  approve all protocols, and changes to protocols, for Clinical Studies for all Antibody Products for Agreed Indications proposed by the JDT;

(f)                                    review all protocols, and changes to protocols, for Clinical Studies for all Antibody Products for Independent Indications referred by the JDT;

(g)                                 review all protocols for Post-Approval Studies in support of Compendia Listings referred by the JDT;

(h)                                 approve all recommendations of the JCT with respect to the product positioning, pricing and reimbursement issues for all Antibody Products;

(i)                                     approve all recommendations of the JDT with respect to the packaging, labelling and language to be included in the Product Labelling of all Antibody Products; and

(j)                                     perform such other functions as are allocated to it under the other provisions of this Agreement or as appropriate to further the purposes of this Agreement as determined by the Parties.

3.3                               Decision Making; Administrative Matters

(a)                                  Collaboration Committee Decision-Making

All decisions of the Collaboration Committee shall be made by the [***] [Confidential Treatment Required], with the representatives of each Party who are members of the Collaboration Committee[***] [Confidential Treatment Required] in any matter requiring the approval of the Collaboration Committee.  The Parties agree that all decisions by the Collaboration Committee regarding the Development, Commercialisation or Manufacture of an Antibody Product shall be made in the interests of maximising the long-term value of the Antibody Product on a global basis.  If the Collaboration Committee is unable to resolve a dispute regarding any issue, the matter shall be resolved pursuant to the dispute resolution process set forth in Article 15.

(b)                                 Procedural Rules

The Collaboration Committee shall establish its own procedural rules for its operation consistent with the terms of this Article 3.  A chairperson for the Collaboration Committee shall be appointed from among its members.  The chairperson shall be appointed on an annual basis and shall alternate each Contract Year between a UCB representative and an ImClone representative, UCB being responsible for designating the chairperson for the first Contract Year.  The chairperson shall be responsible for calling meetings of the Collaboration Committee in accordance with Article 3.3(c) and for leading the meetings.  One member representing the Party that did not appoint the chairperson shall serve as secretary of that meeting.  The secretary of the meeting shall prepare and distribute ([***] [Confidential Treatment Required] following each meeting) to all members of the Collaboration Committee the minutes of the meeting.  Such minutes shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the Collaboration Committee at such meeting.  The minutes of each Collaboration Committee meeting shall be approved or disapproved by each Party’s Collaboration Committee representatives, and revised as necessary, at the next meeting of the Collaboration Committee.  Final minutes of each meeting shall be distributed promptly thereafter to the members of the Collaboration Committee by the chairperson.

(c)                                  Meetings

The Collaboration Committee shall meet at least every [***] [Confidential Treatment Required] and in addition within [***] [Confidential Treatment Required] of a request by any Collaboration Committee member to have such a meeting.  Such meetings shall be held at such times as are mutually agreed upon by the Collaboration Committee.  Meetings may take place by video conference or telephone conference or such other means as the Collaboration Committee shall decide, provided, however, that all members of the Collaboration Committee shall meet in person at least once per Contract Year, unless otherwise agreed by the Parties.  Meetings held in person shall alternate between ImClone and UCB designated locations.  The first meeting shall be held at UCB’s facilities.

(d)                                 Appointment of Sub-Teams and Subcommittees

The Collaboration Committee is empowered to create such sub-teams or subcommittees of itself as it may deem appropriate or necessary.  Each such sub-team or subcommittee shall report to the Collaboration Committee, who shall have authority to approve or reject recommendations or actions proposed subject to the terms of this Agreement.  No sub-team or subcommittee shall have authority to make any decision binding upon the Collaboration Committee or the Parties.  For the avoidance of doubt, a Party may appoint an individual as its representative on more than one Committee.

3.4                               Establishment of the Joint Patent Committee or JPC

[***] [Confidential Treatment Required] after the Effective Date, the Parties shall establish a JPC.  The JPC shall be comprised of one (1) senior patent attorney from each Party as appointed by such Party.  A Party may replace its representative from time to time upon written notice to the other Party.  The JPC shall exist until the expiration or termination of this Agreement.  All decisions of the JPC shall be unanimous.  In the event that a decision cannot be reached by the JPC, the dispute shall be resolved pursuant to the dispute resolution process set forth in Article 15.  Unless the Parties otherwise agree, the JPC shall continue after termination of this Agreement for the purpose of co-ordinating the Parties activities in relation to Joint Patent Rights but for no other purpose.

3.5                               Joint Patent Committee Responsibilities

The JPC shall be responsible for:

(a)                                  reviewing and, so far as permitted in Article 10, approving patent, trademark and other intellectual property strategy and, to the extent applicable, patent, trademark and other intellectual property litigation strategy;

(b)                                 coordinating patent, trademark and other intellectual property related activities as allocated to it pursuant to this Agreement;

(c)                                  consulting with the Collaboration Committee with regard to proposals by the JCT for Product Trademarks and generic names for use with respect to an Antibody Product;

(d)                                 following approval of Product Trademarks for Antibody Products by the Collaboration Committee, obtaining and maintaining the Product Trademarks and domain names incorporating any of the same or otherwise referencing Antibody Products;

(e)                                  periodically reporting to the Collaboration Committee on the status of intellectual property matters affecting the Development, Commercialisation and Manufacture of Antibody Products as requested by the Collaboration Committee; and

(f)                                    in accordance with Article 10.1(e) and subject to Articles 15.1 and 15.6, making decisions relating to the characterisation of any Information, Materials or Patent Rights as ImClone Core Patent Rights, UCB Core Patent Rights, Joint Know-How and Joint Patent Rights, including during any transfer plan or Transition Plan established under Articles 8.6 and 12.8.

3.6                               Limitations on the Authority of Committees and Teams

Notwithstanding the Committee structure established pursuant to this Agreement, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in a Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  For clarity, amendments to this Agreement may only be made in accordance with Article 17.1.

3.7                               Operational and Day-to-Day Decisions

Subject to Article 2.1(d), all operational and day-to-day decisions with respect to matters and functions allocated or delegated to a Party in the Development Plan, the Manufacturing Plan or the Commercialisation Plan, or, with respect to Independent Indications, assigned to the Continuing Party under this Agreement, unless specifically reserved for approval by a Committee hereunder, shall be deemed to be within the decision-making authority of such Party; provided that all such decisions shall be consistent with the Development Plan, Commercialisation Plan and Manufacturing Plan, as applicable, the scope of such allocation or delegation and the terms and conditions of this Agreement.

4.                                      DEVELOPMENT OF ANTIBODY PRODUCTS

4.1                               Activities

Without limiting the obligations under Article 2.1 or the Development Plan, each Party shall undertake the following activities:

(a)                                  subject to Article 4.10 in relation to Materials, from time to time transfer to the other Party ImClone Know-How and UCB Know-How in such Party’s Control [***] [Confidential Treatment Required] to conduct its Development activities under the Development Plan in respect of Antibody Products for Agreed Indications or to conduct its Development activities in respect of Antibody Products for Independent Indications for which the other Party is the Continuing Party;

(b)                                 conduct, or, as applicable, assist the other Party in conducting, all relevant studies, including Clinical Studies, for Antibody Products for Agreed Indications and, [***] [Confidential Treatment Required], assist such other Party in conducting such studies for Antibody Products for Independent Indications for which such other Party is the Continuing Party; and

(c)                                  in a manner consistent with Article 5 and the other terms of this Agreement, make, or, as applicable, assist the other Party in making, all filings with and supporting all communications with the relevant Regulatory Authorities or other governmental or regulatory entities necessary to conduct such studies or to seek Regulatory Approvals for Antibody Products for Agreed Indications and, if applicable, Independent Indications for which the other Party is the Continuing Party.

4.2                               Collaboration Development

Each Antibody Product shall be Developed by the Parties for each Agreed Indication for such Antibody Product in accordance with the Development Plan unless and until such Agreed Indication becomes an Independent Indication pursuant to Article 8.

4.3                               Costs

Subject to Articles 4.5, 8.9 and the other terms of this Agreement, ImClone and UCB shall bear Development Costs as follows:

(a)                                  Development Costs in Agreed Indications

The Parties shall share equally in all Development Costs related to the Development of an Antibody Product for Agreed Indications incurred in the conduct of the Development Plan and, subject to Article 4.5, in accordance with the Development Budget, regardless of whether such expenses are incurred before, on or after the Effective Date.

(b)                                 Development Costs in Independent Indications

The Development Costs related to the Development of an Antibody Product for an Independent Indication shall be borne solely by the Continuing Party [***] [Confidential Treatment Required].

4.4                               Quarterly Reconciliation of Development Costs

The Parties shall use the procedure set out in Schedule 2 for any applicable reconciliation of Development Costs.

4.5                               Development Budget

(a)                                  Each Party shall prepare and submit to the other Party (via the JDT) for each Contract Year a proposed budget for its activities for such Contract Year, in accordance with the Development Plan, in support of the Development of Antibody Products for Agreed Indications in a format to be agreed by the Parties, but which budget must include (i) line item estimates of Development Costs for each Agreed Indication by function for that Contract Year; and (ii) in respect of any Development activities which will not be completed within that Contract Year line item estimates of the total Development Costs required to complete such Development activities on an activity-by-activity basis (regardless of whether such Development Costs will be incurred in that Contract Year or subsequent Contract Years).  Unless otherwise agreed by the Parties, for the first Contract Year these budgets shall be submitted within [***] [Confidential Treatment Required] after the date on which the Collaboration Committee approves the initial Development Plan pursuant to Article 4.7(a) and, thereafter, no later than [***] [Confidential Treatment Required] prior to the start of each subsequent Contract Year.  Unless otherwise agreed by the Parties, the Collaboration Committee shall review, revise and approve these budgets within [***] [Confidential Treatment Required] after the date on which the Collaboration Committee approves the initial Development Plan pursuant to Article 4.7(a) and, thereafter, no later than [***] [Confidential Treatment Required] prior to the commencement of each Contract Year (each such approved budget, a Development Budget).  Once approved, the Collaboration Committee shall modify the Development Budget from time to time based upon the results of Clinical Studies and other unanticipated events, provided that save as set out in Article 4.5(b), in no event shall the Development Budget for a Contract Year, or, any line item estimate within the Development Budget for the total Development Costs required to complete any Development activity which will not be completed within that Contract Year, be varied by more than [***] [Confidential Treatment Required], without the consent of the JDT (or the Collaboration Committee if the JDT cannot agree), [***] [Confidential Treatment Required].  If the Development Plan is updated or amended by the Collaboration Committee pursuant to Article 4.7 or Article 8.6 with respect to the then-current Contract Year, the Parties shall prepare and submit proposals for any necessary amendments to the Development Budget for such Contract Year within [***] [Confidential Treatment Required] after such update or amendment to the Development Plan and the Collaboration Committee shall review, revise and approve any necessary amendments to the Development Budget for such Contract Year [***] [Confidential Treatment Required] after such update or amendment of the Development Plan.

(b)                                 In any Contract Year, each Party shall promptly inform the other Party upon such Party determining that it is likely to overspend or underspend by more than [***] [Confidential Treatment Required] its respective total Development Costs for an activity set forth in the Development Budget for that Contract Year.  If in any such Contract Year a Party exceeds its budgeted costs and expenses by more than [***] [Confidential Treatment Required] for an activity, the Party that has so exceeded its budget shall provide to the JDT and to the Collaboration Committee (if the matter is escalated to the Collaboration Committee because it cannot be resolved by the JDT) a full explanation for exceeding the Development Budget for such activity.  [***] [Confidential Treatment Required], the JDT or Collaboration Committee (as applicable) may, by unanimous agreement and not subject to a [***] [Confidential Treatment Required], allow some or all of any other overspend to be included in the Development Costs as it considers equitable under the circumstances.  Where any Development Budget sets out a line item estimate for the total Development Costs required to complete any activity which will not be completed within that Contract Year:  [***] [Confidential Treatment Required].  To the extent that any overspend is not included in Development Costs as provided in this Article 4.5, the Party who has exceeded its budget by more than [***] [Confidential Treatment Required] will be solely responsible for the overspend.

4.6                               Establishment of Joint Development Team

Within [***] [Confidential Treatment Required] after the Effective Date, the Parties shall form a Joint Development Team (JDT).

(a)                                  The JDT shall consist of up to [***] [Confidential Treatment Required] representatives of each Party.  Each member of the JDT shall have appropriate experience in the development of Antibody products.  One such representative from each Party shall be designated as that Party’s Development Team Leader to act as the primary JDT contact for that Party.  Together, the Development Team Leaders will be jointly responsible for managing the JDT.  Each Party’s Development Team Leader shall be responsible for ensuring that his/her Party carries out the activities assigned to such Party under the Development Plan.  Either Party may replace any or all of its representatives on the JDT at any time upon written notice to the other Party.  Any member of the JDT may designate a substitute to attend and perform the functions of that member at any meeting of the JDT.  Each Party may invite [***] [Confidential Treatment Required] additional employees or consultants to attend the JDT meetings.  The JDT shall be empowered to create such sub-teams or subcommittees as it may deem appropriate or necessary.  Each such sub-team or subcommittee shall report to the JDT, which shall have authority to approve or reject recommendations or actions proposed, subject to the terms of this

Agreement.  No sub-team or subcommittee shall have authority to make any decision binding upon the JDT or the Parties.  The JDT shall meet, at least once each Calendar Quarter, or more frequently as agreed by the JDT.  To the extent that meetings are held in person, the location of regularly scheduled JDT meetings shall alternate between the offices of the Parties unless otherwise agreed.  Meetings may be held by videoconference or telephonically.  Meetings shall be chaired by a single JDT representative of one of the Parties, with the Party responsible for designating the chairperson alternating each Contract Year and with ImClone being responsible for designating the chairperson for the first Contract Year.  The Party that does not provide the chairperson shall designate a member of the JDT to record, in sufficient detail, minutes of the discussions and decisions of the JDT.  Such minutes shall be circulated to the Parties promptly following the meeting for review, comment and, after approval from [***] [Confidential Treatment Required], distribution.  The Parties shall endeavour to manage the business and meetings of the JDT in the most cost-effective way possible.

(b)                                 JDT Responsibilities

With respect to the Development of Antibody Products, the JDT shall have the responsibility, except as otherwise set forth in this Agreement, of:

(i)                                     overseeing and coordinating the day-to-day implementation of the Development Plan by the Parties;

(ii)                                  reviewing the outline for the Development Plan and making recommendations to the Collaboration Committee with respect to the conversion of the outline for the Development Plan into the initial Development Plan in accordance with Article 4.7 and, following approval of the initial Development Plan by the Collaboration Committee, recommending updates and amendments to the Development Plan to the Collaboration Committee in accordance with Article 4.7;

(iii)                               allocating to the Parties responsibilities for Development activities that are not otherwise assigned to a Party in the Development Plan, provided that no such allocation shall be made (other than as provided in the Development Plan agreed by the Parties) to a Party without such Party’s consent[***] [Confidential Treatment Required];

(iv)                              making decisions regarding the design and strategic implementation of all Development programmes for Agreed Indications and selecting and appointing contract research organisations;

(v)                                 selecting and designing Clinical Studies for Agreed Indications, and prior to the commencement of each Clinical Study for Agreed Indications, specifying when that Clinical Study will be deemed to be complete for the purposes of this Agreement;

(vi)                              proposing protocols, and changes to protocols, for Clinical Studies for all Antibody Products for Agreed Indications to the Collaboration Committee for approval;

(vii)                           reviewing all designs and protocols for Clinical Studies for all Antibody Products for Independent Indications that have been submitted by the Continuing Party pursuant to Article 8.3 and referring such protocols to the Collaboration Committee;

(viii)                        identifying Manufacturing needs and requirements of Clinical Supplies of Antibody Products, placebos and comparators and implementing an appropriate forecasting mechanism to provide the Manufacturing Coordinator with sufficient lead-time to Manufacture or have Manufactured and supply the Parties’ requirements of Clinical Supplies of Antibody Products, placebos and comparators;

(ix)                                devising the content of and filing strategy for Drug Approval Applications for Agreed Indications;

(x)                                   reviewing and approving any documents or reports to be filed by a Filing Party with the FDA or any other Regulatory Authority with respect to Agreed Indications;

(xi)                                through the representatives on the JDT with regulatory expertise and in consultation with the JCT, coordinating interactions with Regulatory Authorities and developing and implementing standard operating procedures for adverse event reporting between the Parties and compliance with other regulatory requirements in the Territory consistent with and subject to Article 5;

(xii)                             consulting with the Continuing Party for an Antibody Product for an Independent Indication with respect to the Development of such Antibody Product for such Independent Indication;

(xiii)                          consulting with the JCT as to the design and conduct of Post-Approval Studies;

(xiv)                         in consultation with the JCT, making recommendations to the Collaboration Committee with respect to the packaging, labelling and language to be included in the Product Labelling of all Antibody Products;

(xv)                            reviewing all designs and protocols for Post-Approval Studies in support of Compendia Listings that have been submitted by either Party pursuant to Article 4.7(e) and referring such protocols to the Collaboration Committee;

(xvi)                         exchanging information and facilitating cooperation and coordination between the Parties as they exercise their respective rights and meet their respective obligations with respect to Development under this Agreement; and

(xvii)                      resolving any complaint by a Party that the Development, Commercialisation or Manufacturing activities of the other Party are adversely affecting, or may adversely affect, the Development of Antibody Products in the Territory of the Party making the complaint.

The JDT will be responsible for all other activities assigned to it by the Collaboration Committee with respect to Agreed Indications and shall provide the Collaboration Committee with Quarterly reports of its activities.

(c)                                  JDT Decision-Making

Decisions of the JDT shall be made by [***] [Confidential Treatment Required].  If the JDT is unable to resolve a dispute regarding any issue, the matter shall be resolved pursuant to the dispute resolution process set forth in Article 15.

(d)                                 Ceasing of JDT Operations

The JDT will cease operations and have no further function under this Agreement on the date on which the Parties are no longer engaging in Development of any Antibody Product for an Agreed Indication, provided that the JDT shall recommence operations if the Parties recommence Development of an Antibody Product for an Agreed Indication Converted pursuant to Article 8.9.

(e)                                  Annual Development Reports

The JDT shall submit annual reports with respect to the Development of Antibody Products for Agreed Indications to the Collaboration Committee as part of each annual recommended update to the Development Plan with respect to Agreed Indications.  The Continuing Party with respect to an Independent Indication shall submit annual reports with respect to the Development of Antibody Products for such Independent Indication to the Collaboration Committee.  Each such report shall include non-binding forecasts of the Parties’ requirements of Clinical Supplies of Antibody Products, placebo and comparators for Agreed Indications and Independent Indications (which forecasts shall be provided by the applicable Continuing Party) for the Territory for the then current year and the following [***] [Confidential Treatment Required] and any other related information that the JDT determines, or is requested by the Collaboration Committee, to include.

4.7                               Development Plans and Additional Indications

(a)                                  The JDT shall review the outline for the Development Plan, attached hereto as Schedule 3, and shall make recommendations to the Collaboration Committee with respect to the conversion of the outline for the Development Plan into the initial Development Plan within [***] [Confidential Treatment Required] after the Effective Date.  The Collaboration Committee shall use all [***] [Confidential Treatment Required] to approve the initial Development Plan as soon as reasonably practicable following receipt of such recommendations from the JDT and in any event (unless otherwise agreed by the Parties) no later than [***] [Confidential Treatment Required] after the Effective Date.  Following agreement of the Development Plan by the Collaboration Committee, the JDT shall review the Development Plan at least Quarterly, and shall make recommendations to the Collaboration Committee with respect to the initial Development Plan and subsequently any updates or amendments thereto with respect to any existing Agreed Indications or any proposed new Indications for an Antibody Product, including for an earlier line of therapy for an existing Agreed Indication.  Any such recommendations shall include a good faith estimate of the budget for any such update or amendment, including any changes in the existing Development Budget.  Each Party shall cooperate with the JDT in preparing such estimated budget.

(b)                                 Neither the initial Development Plan nor any update or amendment to the Development Plan shall become effective until it is approved by the Collaboration Committee or, if the Collaboration Committee cannot reach agreement on an update or amendment, until such time as may be agreed in accordance with the dispute resolution process set forth in Article 15.1(b).  Except as provided in Article 8, any update or amendment shall provide for the joint Development by the Parties of Antibody Products for the Agreed Indications and shall, subject to the proviso in Article 4.6(b)(iii), assign responsibility for Development activities between the Parties considering:  (i) the allocation of responsibility set out in the initial Development Plan, (ii) the respective Territorial Lead, (iii) expertise and available resources, and (iv) the ability to use the Parties’ respective existing facilities and infrastructure.

(c)                                  With respect to additional Indications for an Antibody Product proposed by the JDT or one or both of the Parties pursuant to Article 4.7(a), the Collaboration Committee shall have the right with the mutual agreement of the Parties, in their sole and absolute discretion, to designate such Indication as an Agreed Indication, in which case the Collaboration Committee shall (i) approve any updates or amendments to the Development Plan and Development Budget with respect thereto, with any Disputes with respect to such updates and amendments to be resolved pursuant to Article 15, but, for clarity, not the [***] [Confidential Treatment Required] process in Article 15.2, and (ii) Develop and Commercialise such Antibody Product for such Agreed Indication as provided in this Agreement.  [***] [Confidential Treatment Required].

(d)                                 If the Parties do not agree to designate an Indication as an Agreed Indication for an Antibody Product and the Development and Commercialisation of such Antibody Product for such Indication is not, at that time, reasonably likely to have an adverse effect on the Development and Commercialisation of the Antibody Product for Agreed Indications in the Territory, then the Party that did not object to such designation shall have the right, on written notice to the other Party provided within [***] [Confidential Treatment Required] after the meeting of the Collaboration Committee in which the Indication was rejected pursuant to Article 4.7(c), to Develop and conduct Post-Approval Studies for such Antibody Product for such Indication in the Territory and to seek, obtain and maintain Regulatory Approval for and Commercialise such Antibody Product for such Indication in any country in which such Party is the

Territorial Lead, in each case as an Independent Indication pursuant to Article 8 and the other Party shall have no right to Develop or to seek, obtain or maintain Regulatory Approval for such Indication in the countries for which such other Party is Territorial Lead except as permitted in Article 8.9.  Any Dispute as to whether the Development or Commercialisation of a new Indication for an Antibody Product is reasonably likely to have an adverse effect on the Development and Commercialisation of an Antibody Product for Agreed Indications in the Territory shall be subject to the dispute resolution provisions of Article 15[***] [Confidential Treatment Required].

(e)                                  Notwithstanding anything in this Agreement to the contrary, neither Party shall have the right to Develop an Antibody Product for an Indication other than an Agreed Indication or an Independent Indication, including for another line of therapy for an existing Agreed Indication or Independent Indication, inside or outside of the scope of this Agreement without the consent of the other Party.  For clarity, each Party shall have the right to conduct Post-Approval Studies in support of Compendia Listings for Antibody Products for new Indications in accordance with the applicable Commercialisation Plan and Applicable Law, provided that all designs and protocols for such Post-Approval Studies in support of Compendia Listings have been submitted to the JDT for review and, in the case of the protocols, reviewed by the Collaboration Committee, prior to commencement of that Post-Approval Study.

(f)                                    [***] [Confidential Treatment Required]

4.8                               Compliance with Applicable Law

In performing Development activities, each Party shall comply with all Applicable Law.

4.9                               Clinical Studies

(a)                                  Agreed Indications

The Parties shall conduct Clinical Studies for Antibody Products for Agreed Indications in accordance with the Development Plan.  All clinical data and reports related to Clinical Studies for Antibody Products for Agreed Indications shall be [***] [Confidential Treatment Required].  Each Party shall have full use, for any purpose consistent with this Agreement, of all such data and reports related to Clinical Studies in Agreed Indications for an Antibody Product.  Once finalised, all data, database information and reports from all Clinical Studies for Antibody Products for Agreed Indications shall be centralised and held at a location to be chosen by the Collaboration Committee, with a duplicate set available to each Party for deposit at a site of its own selection.

(b)                                 Independent Indications

All clinical data and reports related to Clinical Studies for Independent Indications for an Antibody Product shall [***] [Confidential Treatment

Required] and that Continuing Party shall have the right to control all such data, database information and reports from Clinical Studies for such Independent Indication, including maintaining the foregoing at a separate location.  The Non-Continuing Party with respect to an Independent Indication for an Antibody Product shall not have the right to use, access or reference such data, information or reports, provided that, subject to the restrictions on Development and marketing set forth in Article 8.1, the Non-Continuing Party shall have the right to reference such data and reports with respect to such Independent Indication as are necessary to obtain and maintain Regulatory Approvals for Agreed Indications for such Antibody Product or for other Independent Indications for which such Non-Continuing Party is the Continuing Party, in each case, in the countries in which the Non-Continuing Party is the Territorial Lead.

4.10                        Development Materials

The Parties agree that (i) to the extent that a Party would otherwise be required to transfer to the other Party Materials that are [***] [Confidential Treatment Required]for the other Party to conduct its Development activities under this Agreement, the transfer of such Materials shall be at the discretion of the transferring Party; (ii) any Materials provided by one Party to the other Party pursuant to this Agreement and any Material produced against or with, or otherwise derived from, such Materials shall be used solely for the Development activities as provided in the Development Plan or the plan for Independent Indications referred to in Article 8.3(a), and in material compliance with all Applicable Law and, except as agreed by the Parties, Materials provided to one Party by the other shall not be made available to any Third Party by the receiving Party without the prior written consent of the providing Party [***] [Confidential Treatment Required]; (iii) any Materials provided by one Party to the other Party pursuant to this Agreement are provided without any warranties, express or implied; and (iv) all right, title and interest in and to any Materials provided by one Party to the other Party pursuant to this Agreement, including any replication, copy or progeny thereof, shall be, and remain, vested in such providing Party.  Any Dispute in relation to this Article 4.10 shall be resolved by the Collaboration Committee and if the Collaboration Committee is unable to resolve such Dispute, the Dispute shall be decided under the provisions of Article 15 ([***] [Confidential Treatment Required]).

5.                                      REGULATORY AFFAIRS

5.1                               Rights and Responsibilities with respect to Antibody Products

(a)                                  The Parties shall consult and cooperate with each other on all matters relating to, and in communications with, Regulatory Authorities.  The Parties will coordinate all communications with Regulatory Authorities in [***] [Confidential Treatment Required] to ensure consistent and clear communication with those Regulatory Authorities.  In addition, each Party will discuss in advance with the other Party any planned communication with any Regulatory Authority in [***] [Confidential Treatment Required].

(b)                                 Unless otherwise agreed by the Parties or otherwise provided in this Agreement, the Territorial Lead shall, as between the Parties, be responsible for filing and procuring the submission of the INDs and Drug Approval Applications and seeking, obtaining and maintaining Regulatory Approvals for Antibody Products for Agreed Indications in each country for which it is the Territorial Lead (the Party conducting such filing and procuring in a country, the Filing Party with respect to such country), provided that if a Party is a Manufacturer of an Antibody Product, then such party shall be the Filing Party with respect to submissions and communications governed by this Article 5 with respect to such Manufacture and in any event the Manufacturing Coordinator and the Manufacturer, as applicable, shall provide the other Party or Parties (as the case may be) all such chemistry, manufacturing and controls material and such other data (or a drug master file or equivalent outside the United States containing the same) and grant each Party such rights of reference as are in each case necessary to obtain and maintain such INDs, Drug Approval Applications and Regulatory Approvals as set forth in Article 7.5.  Notwithstanding the foregoing, each Party’s obligation to obtain Regulatory Approvals shall be limited as set out in Articles 2.1(a)(ii) and 2.1(a)(iii) (as applicable) unless otherwise agreed in writing by the Parties.  For clarity, as set forth in Article 8.2 and 8.4(a), the Continuing Party shall, except where the Manufacturer is the Filing Party as set out above, be the Filing Party with respect to an Antibody Product for an Independent Indication for which it is the Continuing Party (i) for an IND throughout the Territory, and (ii) for a Drug Approval Application in the Territory for which it is the Territorial Lead.

(c)                                   The Filing Party shall comply with all Applicable Law relevant to its responsibilities pursuant to Articles 5.1(a) and (b).  The Filing Party shall use [***] [Confidential Treatment Required] to perform the activities contemplated under this Agreement, with the oversight of the JDT and in accordance with the Development Plan for the Agreed Indications.  Prior to submitting an IND, Drug Approval Application or other document in support of a Regulatory Approval for an Antibody Product for an Agreed Indication, the Parties, through the JDT, shall consult and cooperate in preparing such filings.  Each Party shall have the right to review and comment on all INDs, Drug Approval Applications and other documents in support of a Regulatory Approval for an Antibody Product for an Agreed Indication in accordance with specific timelines or other arrangements agreed upon by the JDT, and no such filing for an Antibody Product for an Agreed Indication shall be made unless the JDT has approved the form and content of such filing.  With respect to an Antibody Product for an Independent Indication, the Continuing Party for such Independent Indication shall, subject to Article 2.1(d), control the scope, content and timing of filing of INDs, Drug Approval Applications and other documents in support of Regulatory Approvals with respect to Antibody Products in such Independent Indication in accordance with Article 8. Unless otherwise required by relevant Regulatory Authorities, this Agreement or Applicable Law, all regulatory documents shall be held by the Filing Party at a site of its selection and the Filing Party shall provide the other Party with a duplicate set of such regulatory documents to be held by the other Party at a site of the other Party’s own selection.  Unless otherwise agreed by the JDT and subject to the terms of this Agreement, the Filing Party shall own all regulatory submissions, including all INDs, Drug Approval

Applications, Regulatory Approvals and other government licences, approvals and certificates for Antibody Products in the applicable jurisdiction.  For an Antibody Product for an Independent Indication, where the Filing Party is operating in a country where it is not the Territorial Lead, the Territorial Lead shall provide all reasonable cooperation and assistance to the Filing Party with respect to such regulatory submissions.

(d)                                 Except as otherwise expressly provided in this Agreement, without the prior written approval of the Collaboration Committee, the Filing Party shall not transfer title or otherwise dispose of or grant any rights or interests, including any rights of reference, in or to, any INDs, Drug Approval Applications, Regulatory Approvals or other government licences, approvals or certificates for an Antibody Product in the Territory, or otherwise impair the other Party’s rights in such INDs, Drug Approval Applications, Regulatory Approvals or other government licences, approvals or certificates.

(e)                                  Within a reasonable time prior to filing, the Filing Party shall provide the other Party with a copy of all documents or reports to be filed with the FDA or any other Regulatory Authority under this Agreement (or, if not feasible, the Filing Party shall provide the other Party with on-site or electronic access to such documents or reports, with reasonable advance written notice of the availability of each such document or report), including with respect to any IND, Drug Approval Application, Regulatory Approval or other government licence, approval or certificate for an Antibody Product, and any data packages in support thereof.  The JDT for Agreed Indications, and the Continuing Party for an Independent Indication, shall approve the form and content of all such documents or reports prior to filing.  Other communications and interactions of either Party with Regulatory Authorities related to Antibody Products shall be subject to the terms of Article 5.4.

(f)                                    The content and language of the proposed Product Labelling, and all changes to it, including all safety-related package insert changes for Antibody Products shall be prepared by the JDT for Agreed Indications and by the Continuing Party, in consultation with the JDT, for any Independent Indication, and shall be approved by the Collaboration Committee prior to submission to the applicable Regulatory Authority.

(g)                                 Nothing in this Article 5.1 is intended or shall be construed to prevent or delay a Party or its Affiliates from making any filing with or submission to, or responding to requests from, or complying with any requirements of, the Regulatory Authorities in the Territory as required by Applicable Law, provided that such Party or its Affiliates used [***] [Confidential Treatment Required], as appropriate in such circumstances, to comply with the foregoing provisions of this Article 5.1.

(h)                                 Notwithstanding anything to the contrary in this Agreement, and subject to the terms of Article 11, the Filing Party shall have the right to receive from the other Party (and the other Party shall provide to the Filing Party) any regulatory data or Information Controlled by the other Party related to an Antibody Product, which the Filing Party, as the holder of any IND, Drug Approval Application, Regulatory Approval or other government licences, approvals or certificates in the applicable jurisdiction, is required to have by Applicable Law, or to which a Regulatory Authority having jurisdiction wishes to have access, or which the Filing Party reasonably requires in order to carry out its responsibilities pursuant to this Agreement.

5.2                               Access to INDs and Drug Approval Applications

To the extent that it is reasonably possible to do so, each Filing Party shall (a) in relation to Agreed Indications, grant the other Party, and (b) in relation to Independent Indications, grant to the Continuing Party, a right of access and reference to (and if permitted, name it a party of record on) all INDs, Drug Approval Applications, Regulatory Approvals and other government licences, approvals or certificates and shall promptly notify Regulatory Authorities of (and as soon as is reasonably practicable after such notification take all actions reasonably necessary to effect or evidence) the other Party’s right of access and reference to (and if permitted, naming the other Party as a party of record on) such INDs, Drug Approval Applications, Regulatory Approvals and other government licences, approvals or certificates.

5.3                               Adverse Event Reporting; Customer Complaints

(a)                                  Each Party shall maintain a record of, and where required by Applicable Law follow-up on, all non-medical and medical product-related complaints and reports of adverse events that it receives with respect to any Antibody Product.  Each Party shall promptly notify the other Party of any complaint or adverse event report received by it and shall provide the other Party with a copy of such complaint or adverse event report as soon as reasonably possible following initial receipt (and in any event no later than (i) within [***] [Confidential Treatment Required] of initial receipt for any complaint or adverse event report relating to death or life threatening illness, or (ii) within [***] [Confidential Treatment Required] of initial receipt for any other complaint or adverse event report, or, in each case, such shorter period as may be required to comply with Applicable Law).

(b)                                 The Filing Party shall be responsible for reporting to Regulatory Authorities any adverse events and safety issues for such Antibody Product, in compliance with the requirements of Applicable Law, and shall simultaneously provide the other Party with a copy of such report.  If there is reasonably sufficient time available to do so, the Filing Party shall give the other Party an opportunity to review, and the Parties shall consult with each other, prior to submission of any such report.

(c)                                  As soon as reasonably practicable, the Parties shall, through their pharmacovigilance departments, meet, determine and adopt detailed procedures for the collection, review, assessment, tracking and filing of Information related to complaints and adverse events associated with Antibody Products and shall meet periodically to update the procedures.

5.4                               Communications

(a)                                  In addition to the responsibilities in Article 5.1, each Filing Party shall have primary and, except as may be required by Applicable Law or requested by any Regulatory Authority, exclusive responsibility for all correspondence and for any official communications with Regulatory Authorities in the jurisdictions and for the Indications for which it is the Filing Party.  Each Party shall reasonably cooperate with the other Party regarding any direct communications with the Regulatory Authorities.

(b)                                 Each of the Parties shall have the right to (i) be present at all scheduled meetings with Regulatory Authorities having jurisdiction in any part of the Territory, and (ii) be present on all telephone calls with Regulatory Authorities having jurisdiction in any part of the Territory where any matter which may affect its activities or studies is to be discussed.

(c)                                  Except as may be required by Applicable Law or requested by the Filing Party or any Regulatory Authority having jurisdiction with respect to a country or matter, the other Party shall not independently communicate regarding an Antibody Product with any Regulatory Authority having jurisdiction with respect to such country or matter.  The other Party shall keep the Filing Party informed of any such required communications.

(d)                                 Regarding the Manufacture of an Antibody Product, each of the Parties shall have the right (and the Manufacturing Coordinator shall procure that the Manufacturer shall, at the request of the Filing Party, have the obligation), to be present at all meetings and on all telephone calls with, and at all inspections by, Regulatory Authorities where issues regarding the Manufacturing of such Antibody Product are to be discussed or where required by Applicable Law.

(e)                                  Each Party shall promptly notify and provide the other Party with a copy of any correspondence or other reports or complaints submitted to or received by the first Party from any Regulatory Authority, other governmental authority, industry association or other Third Party (i) claiming that any Promotional Materials or Promotional or Detailing activities are inconsistent with the Product Labelling or are otherwise in violation of any Applicable Law, or (ii) making any other claim or assertion with regard to an Antibody Product that could be reasonably expected to have an adverse effect on the Development, Commercialisation or Manufacture of such Antibody Product in the Territory, including any communication with respect to safety.

5.5                               Recalls

(a)                                  The Parties shall exchange their internal standard operating procedures as to product recalls and market withdrawals (SOPs) reasonably promptly after the first filing of a Drug Approval Application for an Antibody Product and thereafter reasonably promptly after any time such SOPs are approved or modified.  In the event that, in a country, a Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or market withdrawal or stock recovery (collectively referred to as a Recall), of Antibody Product or any lot(s) of Antibody Product, such Party shall promptly notify the other Party in writing.

(b)                                 The Territorial Lead in a country shall have the right to determine whether and upon what terms and conditions to Recall an Antibody Product in such country.  Prior to making any Recall decision, each Party shall consult with the other Party.  The Filing Party shall be responsible for discussions with Regulatory Authorities within the applicable country regarding all aspects of the Recall decision and the execution of any Recall.  Any costs or expenses of any Recall shall be a Commercialisation Expense for the applicable country for an Agreed Indication and shall be borne by the Continuing Party with respect to an Independent Indication, provided that, to the extent that such Recall with respect to an Agreed Indication or an Independent Indication is caused by or results from the negligence or wilful misconduct of a Party, its Affiliates or permitted sublicensees or Distributors, or their respective directors, officers, employees or agents, [***] [Confidential Treatment Required].  UCB and ImClone shall each maintain complete and accurate records of any Recall it has the right to control pursuant to this Article 5.5 for such periods as may be required by legal requirements, but in any event for no less than [***] [Confidential Treatment Required].

5.6                               Applications for Regulatory Exclusivity

The Parties recognise that exclusivity rights granted or provided for under Applicable Law may be commercially significant to Antibody Products.  To the extent permitted by such Applicable Law, as between the Parties, the Territorial Lead for a country with respect to Agreed Indications and the Continuing Party for an Independent Indication shall have the exclusive right to file for, request and maintain any regulatory exclusivity rights for Antibody Product in such country (including data and marketing exclusivity rights, regulatory exclusivity rights based upon an orphan drug designation of an Antibody Product for an Agreed Indication or Independent Indication and exclusivity following submission of pediatric study data) and to conduct and prosecute any proceedings or actions to enforce such regulatory exclusivity rights in countries for which it is the Territorial Lead.  For the avoidance of doubt, any costs incurred by the Parties in obtaining, maintaining or enforcing such exclusivity rights shall be treated as Development Costs, except to the extent that such costs relate solely to an Independent Indication (with respect to Development or Post-Approval Studies, in the Territory and with respect to Commercialisation (except Post-Approval Studies), in the countries for which the Continuing Party is the Territorial Lead) [***] [Confidential Treatment Required].

6.                                      COMMERCIALISATION OF ANTIBODY PRODUCTS

6.1                               Territorial Lead

(a)                                  The Territorial Lead shall use [***] [Confidential Treatment Required]to maximise the Operating Profit of each Antibody Product for Agreed Indications in the countries for which it is the Territorial Lead.

(b)                                 The Territorial Lead shall be responsible for the selection, appointment and management of the sublicensees and Distributors in the countries for which it is the Territorial Lead in accordance with the provisions of Article 6.2.

6.2                               Distributors and Co-Promotion

(a)                                  Subject to Articles 6.2(b) and Article 9.5, a Territorial Lead may appoint Distributors or Co-Promotion partners in any country for which it is the Territorial Lead, subject to first obtaining the agreement of the other Party, [***] [Confidential Treatment Required]

(b)                                 Prior to appointing any Third Party as a Distributor or to Co-Promote an Antibody Product in any country for which it is the Territorial Lead, the Territorial Lead shall give the other Party written notice of its intention to do so (such notice to include a description, in reasonable detail, of the nature and scope of the relevant Distributor or Co-Promotion activity) and shall give the other Party the right of first refusal to undertake that Distributor or Co-Promotion activity itself.  Within [***] [Confidential Treatment Required] of receipt of such notice, the other Party shall, by notice in writing to the Territorial Lead, either:  (i) elect not to undertake that Distributor or Co-Promotion activity, in which case the Territorial Lead may proceed with the appointment of the Third Party to undertake that Distributor or Co-Promotion activity pursuant to Article 6.2(a), provided that the Territorial Lead shall not permit the appointed Third Party to undertake any Distributor or Co-Promotion activity that falls outside the description of the nature and scope of the Distributor or Co-Promotion activity that was included with such notice; or (ii) elect to undertake that Distributor or Co-Promotion activity, in which case the other Party shall be entitled to undertake that Distributor or Co-Promotion activity under the direction of the Territorial Lead and in accordance with the terms of this Agreement, with all [***] [Confidential Treatment Required] costs and expenses incurred by the other Party in undertaking that Distributor or Co-Promotion activity being treated as [***] [Confidential Treatment Required] and Loss except to the extent that such costs and expenses relate solely to an Independent Indication in which case such costs shall be borne by the applicable Continuing Party unless and until such Independent Indication is converted into a Converted Agreed Indication, whereupon the Non-Continuing Party shall reimburse the Continuing Party for such costs as provided in Article 8.9.  If the other Party fails to respond to any written notice of the Territorial Lead’s intention to appoint a Third Party to undertake any Distributor or Co-Promotion arrangement within the required [***] [Confidential Treatment Required] period, the other Party will be deemed to have elected not to undertake that Distributor or Co-Promotion activity.

6.3                               Establishment of Joint Commercialisation Team

No later than [***] [Confidential Treatment Required] before the anticipated date of the first Regulatory Approval, or earlier if agreed by the Collaboration Committee, the Parties shall establish a Joint Commercialisation Team (JCT) to facilitate the Commercialisation of Antibody Products on a global basis.

(a)                                  JCT Members

The JCT shall consist of up to [***] [Confidential Treatment Required] representatives of each Party.  Each member of the JCT shall be an individual with operational experience in the Commercialisation and marketing of pharmaceutical products.  The Development Team Leader for each Party may also be one of the representatives for such Party on the JCT.  One representative from each Party on the JCT shall be designated as that Party’s Commercialisation Team Leader to act as the primary JCT contact for that Party.  Together, the Commercialisation Team Leaders will be jointly responsible for managing the JCT.  Each Party’s Commercialisation Team Leader shall be responsible for ensuring that his/her Party carries out the activities assigned to such Party under the Commercialisation Plan.  Either Party may replace any or all of its representatives on the JCT at any time upon written notice to the other Party.  Any member of the JCT may designate a substitute with suitable experience to attend and perform the functions of that member at any meeting of the JCT.  Each Party may invite (at its discretion and with the consent of the other Party, [***] [Confidential Treatment Required] additional employees or consultants to attend JCT meetings.  The JCT shall meet at least [***] [Confidential Treatment Required], or more frequently as agreed by the JCT.  The location of regularly scheduled JCT meetings shall alternate between the offices of the Parties unless otherwise agreed.  Meetings may be held by videoconference or telephonically.  Meetings shall be chaired by a single JCT representative of one of the Parties, with the Party responsible for designating the chairperson alternating each Contract Year.  The Collaboration Committee shall decide which Party will be responsible for designating the chairperson for the Contract Year in which the JCT is established.  The Party that does not provide the chairperson shall designate a member of the JCT to record, in sufficient detail, minutes of the discussions and decisions of the JCT.  Such minutes shall be circulated to the Parties promptly following the meeting for review, comment and, after approval from [***] [Confidential Treatment Required], distribution.  The Parties shall endeavour to manage the business and meetings of the JCT in the most cost-effective way possible.

(b)                                 Responsibilities of the JCT

The JCT shall, during the Development of an Antibody Product, coordinate with the JDT and the JMT those activities deemed necessary for successful Commercialisation of Antibody Product for Agreed Indications in the Territory upon Regulatory Approval.  The JCT shall be responsible for preparing the Commercialisation Plan and the Commercialisation Budget (and recommending updates and amendments to the Commercialisation Plan and Commercialisation Budget as necessary) as further set forth in Articles 6.5 and 6.8, and for overseeing and implementing the activities contemplated under the Commercialisation Plan and under the other relevant portions of this Article 6. The JCT shall also coordinate with the JDT in developing and implementing standard operating procedures for adverse event reporting and compliance with regulatory requirements in the Territory, consistent with Article 5.  The JCT shall provide Quarterly reports to the Collaboration Committee of its activities.

(c)                                  JCT Decision-Making

Decisions of the JCT shall be made by [***] [Confidential Treatment Required].  If the JCT is unable to resolve a dispute regarding any issue, the matter shall be resolved pursuant to the dispute resolution process set forth in Article 15.

(d)                                 Annual Production Requirements

The JCT shall be responsible for preparing and submitting to the Collaboration Committee annual commercial production requirement reports with respect to each Antibody Product as part of each annual recommended update to the Commercialisation Plan.  Such report shall include a non-binding forecast of requirements for Commercial Supplies of Antibody Products for the Territory for the then current year and the following [***] [Confidential Treatment Required] and any other related information that the JCT determines to include.

6.4                               JCT and Territorial Lead Responsibilities

(a)                                  Each Territorial Lead has the right and responsibility to Commercialise Antibody Products in the manner it deems appropriate, but subject always to its obligations under this Agreement including those set out in Articles 2.1 and 8 and this Article 6.  The Territorial Lead shall book all sales of Antibody Products in the countries for which it is the Territorial Lead.  If the JCT determines that any Commercialisation activities for Antibody Products should be conducted jointly or on a coordinated basis between the Parties, such activities shall be coordinated through the JCT.  The Parties now agree that, in addition to those matters set forth in Article 6.3(b), it is likely they will wish to coordinate the following matters, and that unless and until the Parties determine otherwise, and subject always to Articles 6.3(c) and 3.7, the JCT shall be responsible for:

(i)                                     addressing strategic issues with relevance to Antibody Products for Agreed Indications throughout the Territory (e.g., branding, pricing, reimbursement issues, regulatory issues, product positioning) and consulting with the Continuing Party with respect to such issues for its Independent Indications, and making recommendations to the Collaboration Committee for approval with respect to product positioning, pricing and reimbursement issues for all Antibody Products;

(ii)                                  deciding any activities that the Parties shall undertake jointly in order to Commercialise Antibody Products for Agreed Indications on a world-wide basis (e.g., pre-launch activities, market research, launch, post—launch marketing, Promotion, education, developing Promotional Materials, participation in congresses and publications) (collectively, the Joint Activities);

(iii)                               coordinating, reviewing and commenting on Post-Approval Studies for Antibody Products, provided that, subject to Article 4.7(e), each Party shall have the right to pursue Post-Approval Studies in the Territory in support of Compendia Listings in the countries for which it is the Territorial Lead;

(iv)                              assisting the JDT with the preparation of recommendations to the Collaboration Committee with respect to the packaging, labelling and language to be included in the Product Labelling of all Antibody Products;

(v)                                 coordinating commercial manufacturing production requirements of Antibody Products;

(vi)                              in consultation with the JPC, selecting, and recommending to the Collaboration Committee for approval, Product Trademarks and generic names for Antibody Products;

(vii)                           developing and updating a Commercialisation Plan for each Antibody Product pursuant to Article 6.5;

(viii)                        developing and approving a publication and scientific symposia strategy and a calendar of key scientific and clinical meetings at which the Parties will seek to present the results of Clinical Studies for the Antibody Product for Agreed Indications; and

(ix)                                resolving any complaint by a Party that the Development, Commercialisation or Manufacturing activities of the other Party are adversely affecting the Commercialisation of Antibody Products in the countries for which the Party making the complaint is the Territorial Lead.

(b)                                 Subject to Articles 2.1, 3.7, 6.4(a), 6.7 and 8, the Territorial Lead shall be responsible for the Commercialisation of Antibody Products in the countries for which it is the Territorial Lead in a manner consistent with the Commercialisation Plan, including:

(i)                                     tactical issues, for example, sales force allocation and disposition;

(ii)                                  determining Promotional Materials suitable for each such country in accordance with Article 6.12;

(iii)                               preparing and implementing the Country Plan and monitoring the Commercialisation Budgets and forecasts for each such country; and

(iv)                              booking sales, taking orders, distributing, handling returns, and contracting and administering accounts.

6.5                               Commercialisation Plan

(a)                                  The JCT shall develop, for approval by the Collaboration Committee, a Commercialisation Plan for Antibody Products, which Commercialisation Plan shall:

(i)                                     outline the overall strategy for the Commercialisation of Antibody Products throughout the Territory, including the strategy for positioning of the Antibody Products;

(ii)                                  identify manufacturing needs and requirements of Commercial Supplies of Antibody Products and identify an appropriate forecasting mechanism to provide the Manufacturer with sufficient lead-time to Manufacture and to supply the Parties’ requirements of Commercial Supplies of Antibody Products;

(iii)                               identify Joint Activities; and

(iv)                              address any other issue where the Parties wish to adopt a coordinated approach throughout the Territory.

(b)                                 A proposed initial Commercialisation Plan for Antibody Products shall be developed and forwarded by the JCT to the Collaboration Committee, and the Collaboration Committee shall approve an initial Commercialisation Plan for Antibody Products no later than [***] [Confidential Treatment Required] before a Party is expected to file the first Drug Approval Application for an Antibody Product.  Thereafter, the JCT shall review the Commercialisation Plan at least Quarterly, and shall make recommendations with respect to any updates or amendments thereto to the Collaboration Committee.  Either Party may at any time propose an amendment to the Commercialisation Plan.  Any such recommendations with respect to Agreed Indications shall include a good faith estimate of the budget for any such update or amendment, including any changes in the existing Commercialisation Budget.  Each Party shall cooperate with the JCT in preparing such estimated budget.  Subject to Article 6.7(b), all updates or amendments to the Commercialisation Plan must be approved by the Collaboration Committee or, if the Collaboration Committee cannot reach agreement on an update or amendment, the dispute resolution process set forth in Article 15.

6.6                               Country Plan

(a)                                  From and after the date on which the first Commercialisation Plan is agreed, the Territorial Lead for each of the United States, Europe and Japan and any other countries in respect of which marketing approval for any Antibody Product is being sought, shall develop and submit to the JCT no less than [***] [Confidential Treatment Required] prior to the commencement of each Contract Year, a commercialisation plan and budget (Country Plan) for each Antibody Product in such country for the immediately following Contract Year.  Each Country Plan shall set out the work activities, including the number and position of Details for such Antibody Product to be carried out in such country in such Contract Year, in a manner consistent with the Commercialisation Plan and Commercialisation Budget, but taking into account the specific circumstances appropriate to the Commercialisation of Antibody Products in such country.  The Country Plan shall be developed to a standard and timing consistent with other products marketed by the Territorial Lead in that country.

(b)                                 If the Commercialisation Plan is amended in accordance with Article 6.5(b) or the Commercialisation Budget is amended in accordance with Article 6.8(b), each Territorial Lead shall promptly amend the Country Plans relating to the countries for which it is Territorial Lead to conform with such amended

Commercialisation Plan and/or Commercialisation Budget and resubmit any such amended Country Plans to the JCT.

(c)                                  Each Territorial Lead may amend any such Country Plan at any time on no less than [***] [Confidential Treatment Required] advance written notice to the JCT, provided that such Country Plan, as amended, is consistent with the Commercialisation Plan and the Commercialisation Budget.

(d)                                 Any Dispute regarding whether or not a Country Plan is consistent with the Commercialisation Plan or the Commercialisation Budget shall, at the request of either Party, be determined by the JCT and thereafter in accordance with Article 15.

6.7                               Implementation of Country Plan; Deviations

(a)                                  The Territorial Lead shall Commercialise Antibody Products in each country for which it is the Territorial Lead, in accordance with the Country Plan for such country; provided, however, that neither Party shall undertake any activity that is inconsistent with the Commercialisation Plan (except as provided in Article 6.7(b)) or with its obligations under this Agreement including its obligation to use [***] [Confidential Treatment Required]to Commercialise Antibody Product for Agreed Indications in the countries for which it is the Territorial Lead.

(b)                                 Where time does not permit amendment as provided in this Article 6, a Party may deviate from an agreed Commercialisation Plan or Country Plan with the prior written consent of the other Party’s Commercialisation Team Leader [***] [Confidential Treatment Required]. Where one Party consents to a deviation from an agreed Commercialisation Plan or Country Plan in accordance with this Article 6.7(b), the other Party shall promptly brief the JCT on the reasons for the deviation and on the course of action pursued.

6.8                               Commercialisation Budget

(a)                                  In conjunction with the approval of the first Commercialisation Plan or, in any event, no later than [***] [Confidential Treatment Required] after the first Commercialisation Plan is agreed, and thereafter, no later than [***] [Confidential Treatment Required] prior to the start of each subsequent Contract Year, each Party shall prepare and submit to the other Party (via the JCT) a proposed budget for its activities for the ensuing Contract Year, as set forth in the Commercialisation Plan, in support of the Commercialisation of Antibody Products (other than for Independent Indications for which it is the Continuing Party) in a format to be agreed by the Parties, but which budget must include (i) line item estimates of expected Reimbursable Commercial Costs and forecasted Net Receipts (calculated as set out in Schedule 2) for the ensuing Contract Year for the countries for which that Party is Territorial Lead; and (ii) in respect of any Commercialisation activities which will not be completed in that Contract Year, line item estimates of the total Reimbursable Commercial Costs required to complete such Commercialisation activities in countries for which that Party is Territorial Lead on an activity-by-activity basis (regardless of whether such Reimbursable Commercial Costs will be incurred in that Contract Year or subsequent Contract Years).  The Collaboration Committee shall review, revise and approve these budgets in relation to the first such budget within [***] [Confidential Treatment Required] after receipt thereof and thereafter no later than [***] [Confidential Treatment Required] prior to the commencement of each Contract Year (each such approved budget, a Commercialisation Budget).  Once approved, the Collaboration Committee, upon recommendation of the JCT, shall modify the Commercialisation Budget from time to time based upon changes in patent status, new product launches by competitors, adverse drug reactions, the results of clinical studies, changes in pricing and reimbursement regimes and other unanticipated events.  If the Commercialisation Plan is updated or amended by the Collaboration Committee pursuant to Article 6.5(b) with respect to the then-current Contract Year, the Parties shall prepare and submit proposals for any necessary amendments to the Commercialisation Budget for such Contract Year within [***] [Confidential Treatment Required] after such update or amendment to the Commercialisation Plan and the Collaboration Committee shall approve any necessary amendments to Commercialisation Budget for such Contract Year within [***] [Confidential Treatment Required] after such update or amendment of the Commercialisation Plan.

(b)                                 The JCT shall review the Commercialisation Budget at least Quarterly, and shall make recommendations with respect to any updates or amendments thereto to the Collaboration Committee.  Either Party may at any time propose an amendment to the Commercialisation Budget.  No update or amendment to the Commercialisation Budget shall become effective unless it is approved by the Collaboration Committee or, if the Collaboration Committee cannot reach agreement on an update or amendment, the dispute resolution process set forth in Article 15.

(c)                                  In any Contract Year, each Party shall promptly inform the other Party upon such Party determining that it is likely to overspend or underspend by more than [***] [Confidential Treatment Required] its respective total Reimbursable Commercial Costs for an activity set forth in the Commercialisation Budget for that Contract Year.  If in any such Contract Year a Party exceeds its budgeted costs and expenses by more than [***] [Confidential Treatment Required] for an activity, the Party that has so exceeded its budget shall provide to the JCT and to the Collaboration Committee (if the matter is escalated to the Collaboration Committee because it cannot be resolved by the JCT) a full explanation for exceeding the Commercialisation Budget for such activity.  If and to the extent that any such overspend was [***] [Confidential Treatment Required] of the applicable Party, then, provided the applicable Party has promptly notified the other Party of such overspend and used [***] [Confidential Treatment Required] to mitigate the size of such overspend, such overspend shall be included in Reimbursable Commercial Costs and used to calculate Operating Profits and Losses, which shall be shared by the Parties as provided in Article 2.3(b).  In addition, the JCT or Collaboration Committee (as applicable) may, by unanimous agreement and [***] [Confidential Treatment Required], allow some or all of any other overspend to be included in the Reimbursable Commercial Costs as it considers equitable under the circumstances.  Where any Commercialisation Budget sets out a line item estimate for the total Reimbursable Commercial Costs required to complete any activity which will not be completed in that Contract Year:  (i) the budgeted costs and expenses for that activity shall [***] [Confidential Treatment Required] and (ii) any [***] [Confidential Treatment Required] against such line item estimate shall be [***] [Confidential Treatment Required] to the Commercialisation Budgets for [***] [Confidential Treatment Required] in each case as necessary to reflect any reasonable acceleration or delay in such activity.  To the extent that the overspend is not included in Reimbursable Commercial Costs as provided in this Article 6.8, the Party who has exceeded its budget by more than [***] [Confidential Treatment Required] will be solely responsible for the overspend.

6.9                               Public Statements Regarding Antibody Product

Each Party shall be responsible for disseminating accurate information regarding Antibody Products to its sales representatives based on Product Labelling and Promotional Materials (and for causing its Affiliates, sublicensees and Distributors to so disseminate such accurate information).  In exercising their rights pursuant to this Article 6, UCB and ImClone shall seek to prevent claims or representations in respect of Antibody Products or the characteristics of Antibody Products (e.g., safety or efficacy) being made by or on behalf of it or its Affiliates, sublicensees or Distributors (by members of its or their sales force or otherwise) which do not represent an accurate or fairly balanced summary or explanation of the Product Labelling of the Antibody Products in the country in question.

6.10                        Medical and Other Inquiries

Each Party shall be responsible for responding to all medical questions or inquiries relating to Antibody Products sold in countries for which it is the Territorial Lead.  The Territorial Lead shall keep such records and make such reports as are reasonably necessary to document such communications in compliance with all Applicable Law.

6.11                        Compliance with Laws

(a)                                  Each Party shall, and shall procure that its Affiliates shall, comply with all Applicable Law with respect to the Commercialisation of Antibody Products.  Each Party shall, and shall procure that its Affiliates shall, use [***] [Confidential Treatment Required] to, and shall use [***] [Confidential Treatment Required] to cause each of their respective employees, representatives, sublicensees, Distributors and agents to, do nothing which it knows or reasonably should know would jeopardise the goodwill or reputation of the other Party or any Antibody Product.

(b)                                 Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to undertake any activity relating to the Commercialisation of Antibody Products that it believes, in good faith, may violate Applicable Law.

(c)                                  Each Party shall in all material respects conform its practices and procedures relating to educating the medical community in the countries for which it is the Territorial Lead with respect to Antibody Products to any applicable industry association regulations, policies and guidelines, as the same may be amended from time to time, and shall comply with Applicable Law with respect thereto.

6.12                        Promotional Materials and Activity

(a)                                  Except with respect to Promotional Materials that are jointly developed by the Parties pursuant to Article 6.4(a)(ii), each Party shall be responsible for preparing all Promotional Materials used to support an Antibody Product for an Agreed Indication for use in its Territory in consultation with the JCT.  All such Promotional Materials shall be submitted to the JCT prior to use by either Party and prior to submission to any Regulatory Authority for regulatory approval (if such approval is required); provided that the content of Promotional Materials, once submitted, need not be submitted again prior to re-use unless the Product Labelling for such Antibody Product in such Agreed Indication applicable to such Promotional Materials has been changed since such prior submission date.  The Parties shall[***] [Confidential Treatment Required]Promotional Materials prepared for use to support an Antibody Product for an Agreed Indication and the Parties shall make such[***] [Confidential Treatment Required].  A Continuing Party with respect to an Antibody Product for an Independent Indication shall be responsible for preparing all Promotional Materials used to support such Antibody Product for such Independent Indication, in consultation with the JCT.  The development of all Promotional Materials shall be consistent with the Commercialisation Plan and Applicable Law, and with the approved Product Labelling.  Subject to Article 5, the Filing Party for an Antibody Product for an Indication in a country shall take the lead in obtaining any approvals from the Regulatory Authorities in such country required for the use of any Promotional Materials for such Indication in such country, and shall submit all applicable Promotional Materials for such Indication to the Regulatory Authorities in such country as required by Applicable Law.  For the avoidance of doubt, a Party shall not be required to re-submit any Promotional Materials to the JCT prior to use if the only changes made to such Promotional Materials since the original submission to the JCT are changes required by any Regulatory Authority.  The Continuing Party with respect to an Antibody Product for an Independent Indication shall [***] [Confidential Treatment Required] in any Promotional Materials prepared by it or on its behalf for use to support such Antibody Product for such Independent Indication.

(b)                                 All Promotional Materials, packaging and Product Labelling used by either Party in connection with Antibody Products in any country of the Territory shall contain (i) the relevant Product Trademarks, (ii) a UCB Company Mark (or a Trademark of a UCB Affiliate if directed by UCB) designated by UCB in the UCB Territory or an ImClone Company Mark (or a Trademark of an ImClone Affiliate if directed by ImClone) designated by ImClone in the ImClone Territory, and (iii) if required by Applicable Law, the logo and corporate name of the Manufacturer ((i) to (iii) collectively, the Markings).  To the extent possible, and subject to any Applicable Law, the UCB Company Mark and the ImClone Company Mark (or any Trademark of their respective Affiliates, as applicable) shall have equivalent prominence on all Promotional

Materials, packaging and Product Labelling used by either Party in connection with Antibody Products for Agreed Indications.  The manner in which the Markings are to be presented on Promotional Materials, packaging and Product Labelling for Antibody Products shall be subject to prior review and approval by (A) UCB with respect to a UCB Company Mark under paragraphs (ii) and, if applicable, (iii) above and ImClone with respect to an ImClone Company Mark under paragraphs (ii) and, if applicable, (iii) above, and (B) the JCT with respect to the Markings under paragraph (i) above.

(c)                                  Prior to the use of any of them, each Territorial Lead shall provide to the other Party, through the JCT, a prototype of any Promotional Materials, packaging or Product Labelling for Antibody Products for the purposes of the other Party’s review of the manner in which its Corporate Mark and any Product Trademark is used on any of the same.  The reviewing Party shall notify the other Party within [***] [Confidential Treatment Required] after delivery of such prototype, whether the reviewing Party approves or disapproves of the manner of such use and, in the case of disapproval, the specific reasons for such disapproval and an acceptable alternative.  In the event the reviewing Party fails to so notify the other Party within such [***] [Confidential Treatment Required] period, the reviewing Party shall be deemed to have approved of the manner of such use.  In the event the reviewing Party disapproves of the manner of such use and the Parties are unable to reach agreement regarding the manner of such use, such dispute shall be resolved by the Parties in accordance with Article 15, provided [***] [Confidential Treatment Required].

(d)                                 Each Party shall permit one or more authorised representatives of the other Party, on reasonable prior notice, at reasonable intervals, during normal business hours to inspect and examine from time to time Promotional Materials, packaging and Product Labelling for Antibody Products and the use of such Promotional Materials, packaging or Product Labelling.

(e)                                  Each Party shall instruct its sales representatives to and shall use [***] [Confidential Treatment Required] to train and monitor its sales representatives for Antibody Products so that such sales representatives, (i) use only Promotional Materials (without any addition, deletion or other modification) approved for use under this Article 6.12 for the Promotion of such Antibody Products, (ii) limit claims of efficacy and safety for any such Antibody Products to those that are consistent with Applicable Law and with approved (by the appropriate Regulatory Authority) promotional claims in Product Labelling and such Promotional Materials, and not add, delete or otherwise modify claims of efficacy and safety in the Promotion of such Antibody Products in any respect from those claims of efficacy and safety that are contained in such approved Product Labelling and Promotional Materials, and (iii) Commercialise such Antibody Products in adherence with Applicable Law.

6.13                        Post-Regulatory Approval Activities

Subject to Articles 2.1, 3.7 and 6.11, each Party shall have the right to conduct Post-Approval Studies, including studies in support of Compendia Listings, for Antibody

Products anywhere in the Territory.  The JCT shall coordinate all Post-Approval Studies for Antibody Products and shall have the opportunity to review and comment on any proposed Post-Approval Study for Antibody Products before its implementation.  In addition, before the implementation of the relevant Post-Approval Study, the JDT shall have the opportunity to review all designs and protocols for Post-Approval Studies in support of Compendia Listings for Antibody Products that have been submitted by either Party pursuant to Article 4.7(e) and shall refer such protocols to the Collaboration Committee (which shall also have the opportunity to review such protocols before the implementation of the relevant Post-Approval Study).

6.14                        Product Trademarks

Subject to Article 6.12, each Party shall Commercialise Antibody Products solely under the applicable Product Trademarks.

6.15                        ImClone Royalties

(a)                                  In partial consideration of the licence rights granted by ImClone to UCB hereunder, UCB shall pay to ImClone royalties on the terms and conditions set forth in this Article 6.15 and Article 2.3, which payments shall not be used to calculate Operating Profits or Losses.

(b)                                 Subject to Article 6.15(c), UCB shall pay to ImClone royalties on all Net Sales of Antibody Products (except sales of Antibody Product for an Independent Indication during the applicable Royalty Term by the Continuing Party or its Affiliates or their respective Distributors or sublicensees in those countries for which such Continuing Party is the Territorial Lead) sold by either Party, their Affiliates or their respective Distributors or sublicensees in the Territory at a royalty rate equal to [***] [Confidential Treatment Required] (the ImClone Royalties).

(c)                                  ImClone’s right to receive ImClone Royalties under this Article 6.15 shall commence in each country in the Territory on the date of [***] [Confidential Treatment Required](the Royalty Term).

(d)                                 Any ImClone Royalties payable by UCB under this Article 6.15, together with any prior ImClone Royalties deferred by operation of this sentence, that [***] [Confidential Treatment Required]  Nothing in this Article 6.15(d) is intended or shall be construed to relieve UCB of its obligations to pay ImClone Royalties under this Article 6.15.

(e)                                  For clarity, any royalties payable under the ImClone In-Licences (including the [***] [Confidential Treatment Required]) shall [***] [Confidential Treatment Required]

7.                                      MANUFACTURE AND SUPPLY

7.1                               Establishment of Joint Manufacturing Team

Within [***] [Confidential Treatment Required] after the Effective Date, the Parties shall form a Joint Manufacturing Team (JMT).  Each member of the JMT shall have operational experience in the Manufacture of Antibodies.  The JMT shall consist of up to [***] [Confidential Treatment Required] representatives of each Party.  One such representative from each Party shall be designated as that Party’s Manufacturing Team Leader to act as the primary JMT contact for that Party.  Together, the Manufacturing Team Leaders will be jointly responsible for managing the JMT.  Either Party may replace any or all of its representatives at any time upon written notice to the other Party.  Any member of the JMT may designate a substitute to attend and perform the functions of that member at any meeting of the JMT.  Each Party may invite (at its discretion with the consent of the other Party[***] [Confidential Treatment Required]) additional employees or consultants to attend the JMT meetings.  The JMT shall be empowered to create such sub-teams or subcommittees as it may deem appropriate or necessary.  Each such sub-team or subcommittee shall report to the JMT, which shall have authority to approve or reject recommendations or actions proposed, subject to the terms of this Agreement.  No sub-team or subcommittee shall have authority to make any decision binding upon the JMT or the Parties.  The JMT shall meet, at least once each Calendar Quarter, or more frequently, as agreed by the JMT.  To the extent that meetings are held in person, the location of JMT meetings shall alternate between the offices of the Parties unless otherwise agreed.  Meetings shall be chaired by a single JMT representative of one of the Parties, with the Party responsible for designating the chairperson alternating each Contract Year and with UCB responsible for designating the chairperson for the First Contract Year.  Meetings may be held by videoconference or telephonically.  The Party that does not provide the chairperson shall designate a member of the JMT to record, in sufficient detail, minutes of the discussions and decisions of the JMT.  Such minutes shall be circulated to the Parties promptly following the meeting for review, comment and, after approval from [***] [Confidential Treatment Required], distribution.  The Parties shall endeavour to manage the business and meetings of the JMT in the most cost-effective way possible.

7.2                               JMT Responsibilities

The JMT shall have the following responsibilities:

(a)                                  for each Antibody Product, developing, for approval by the Collaboration Committee, a detailed plan and budget for the Manufacture and supply of that Antibody Product (the Manufacturing Plan), including targets for cost of goods, forecast mechanisms, scale-up strategies, Manufacturing technologies to be employed and strategies for supply chain continuity including, where applicable, back-up Manufacturing facilities;

(b)                                 for each Antibody Product, selecting the Party that will coordinate the Manufacture and supply of that Antibody Product (the Manufacturing Coordinator);

(c)                                  for each Antibody Product, selecting the Party(ies) or Third Party(ies) that will be responsible for Manufacturing and supplying such Antibody Product or any intermediate thereof (each Party or Third Party so selected being a Manufacturer, which term shall also include any Third Party supplier under the supply agreements listed in Schedule 4).  In choosing the Manufacturer(s), the JMT shall select the Party(ies) or Third Party(ies) that are likely to be best able to meet Clinical Supply and/or Commercial Supply requirements for Antibody

Products and offer a competitive manufacturing solution based on the following criteria:

[***] [Confidential Treatment Required]

Unless otherwise agreed by the Parties, potential Manufacturers (including either of the Parties if they wish to be appointed Manufacturer) shall be required to prepare detailed submissions (either as part of a competitive tender or such other procedure as may be agreed by the JMT) addressing these requirements for review by the JMT.  Any member of the JMT may require any of the potential Manufacturers to answer additional due diligence questions.  Such submissions and due diligence shall be reviewed and discussed by the JMT before any decision as to the identity of any Manufacturer is taken by the JMT;

(d)                                 [***] [Confidential Treatment Required], approving (i) the terms on which any Manufacturer (whether a Party or a Third Party) is appointed to provide Clinical Supplies and/or Commercial Supplies and (ii) any agreements with respect thereto (each a Manufacturing Agreement);

(e)                                  approving any amendment or modification to, or waiver under (i) any Manufacturing Agreement or (ii) any of the supply agreements listed in Schedule 4 in existence on the Effective Date to the extent that such amendment, modification or waiver relates to Antibody Products;

(f)                                    approving the use of any new Manufacturing Know-How that will be used in the Manufacture of Antibody Products;

(g)                                 agreeing on the formulation of Antibody Products and the specifications for the Manufacture of Antibody Products including the processes for production, purification and testing (including quality control and assurance testing procedures) for such Antibody Products (collectively, the Antibody Product Specifications);

(h)                                 consulting with the JCT and with the JDT, as applicable, to assist the JCT and JDT in identifying manufacturing needs and requirements of Clinical Supplies (including placebo and comparators) and Commercial Supplies of Antibody Products and, together with the JDT and JCT, developing and implementing an appropriate forecasting mechanism to provide any Manufacturer(s) with sufficient lead-time to Manufacture or have Manufactured the Parties’ requirements of Clinical Supplies (including placebo and comparators) and Commercial Supplies of Antibody Products;

(i)                                     coordinating with the JDT and JCT to approve rationing plans for Antibody Product in the event of scarcity of supply in accordance with Article 7.10;

(j)                                     in consultation with the JCT and JDT, as applicable, periodically review and, as necessary, revise the forecasting and order mechanisms to ensure the continuity and adequacy of Clinical Supplies and Commercial Supplies of Antibody Products;

(k)                                  determining whether or not the Parties, or if applicable the Manufacturing Coordinator, should take action to enforce their or its rights against a Third Party supplier of Antibody Products and if so, making all decisions relating to the conduct of such action;

(l)                                     periodically, but, unless otherwise agreed by the Parties, no less frequently than every [***] [Confidential Treatment Required], reassessing using the process set forth in Article 7.2(c) above whether the existing Manufacturer(s) of Antibody Products continue to offer a competitive Manufacturing solution and, if not, selecting new or additional Manufacturers or amend the Manufacturing Agreement(s) with the existing Manufacturer(s) to include such competitive terms, as provided in Article 7.2(a) through (e) above; and

(m)                               agreeing whether any of the Third Party suppliers under the supply agreements listed in Schedule 4 shall be requested to Manufacture Antibody [***] [Confidential Treatment Required]

The JMT shall also be responsible for all other activities assigned to it by the Collaboration Committee and shall provide the Collaboration Committee with Quarterly reports of its activities.

7.3                               Joint Manufacturing Team Decision-Making

Decisions of the JMT shall be made by unanimous vote of the Manufacturing Team Leaders.  If the JMT is unable to resolve a dispute regarding any issue, the matter shall be resolved pursuant to the dispute resolution process set forth in Article 15, provided that if (i) any dispute relating to the selection of a Manufacturer or the terms of any Manufacturing Agreement has not been resolved following referral to the Parties’ respective Chief Executive Officers in accordance with the dispute resolution process, or (ii) there is a material issue with respect to the quality or sufficiency of supplies of Antibody Product pursuant to any Manufacturing Agreement and the Parties are unable to agree how to resolve such issue within [***] [Confidential Treatment Required] from the date one Party notifies the other that a material issue has arisen, notwithstanding any other provision in this Agreement to the contrary, each Party shall be immediately entitled to make its own arrangements for the relevant supply of Antibody Products for Phase III Clinical Studies or in respect of Commercialisation of Antibody Products in the countries for which it is the Territorial Lead in which event Article 7.12 shall apply.

7.4                               Role of the Manufacturing Coordinator

(a)                                  The Manufacturing Coordinator shall:

(i)                                     be responsible for the day to day implementation of the Manufacturing Plan and administration of Manufacturing-related activities;

(ii)                                  provide advice to the JDT and JCT on provisions in the Development Plan and Commercialisation Plan, respectively, that relate to the supply of Antibody Products to the Parties;

(iii)                               consult with the JCT and JDT, as applicable, and assist the JCT and JDT in identifying Manufacturing needs and requirements of Clinical Supplies (including placebo and comparators) and Commercial Supplies of Antibody Products;

(iv)                              provide assistance to the JMT in connection with the development and implementation of an appropriate forecasting mechanism to provide any Manufacturer(s) with sufficient lead-time to Manufacture or have Manufactured the Parties’ requirements of Clinical Supplies (including placebo and comparators) and Commercial Supplies of Antibody Products;

(v)                                 based on the criteria set out in Article 7.2(c) and when and in the form requested by the JMT, provide the JMT with details of Third Parties capable of Manufacturing each Antibody Product and provide such additional assistance as the JMT may require in connection with verifying such capability and otherwise assessing proposals submitted by such Third Parties;

(vi)                              at the JMT’s request and in accordance with the JMT’s instructions, negotiate on behalf of the Parties the terms of a draft Manufacturing Agreement with such Third Party to be submitted and reviewed by the JMT, provided that the Party that is not the Manufacturing Coordinator shall have the right to participate and have an equal voice in any such negotiation, and provided, further, that if the JMT selects the Manufacturing Coordinator to act as Manufacturer for any Antibody Product the other Party shall negotiate the terms of such Manufacturing Agreement with the Manufacturing Coordinator;

(vii)                           use [***] [Confidential Treatment Required] to ensure that any draft Manufacturing Agreement submitted to the JMT for approval complies with Article 7.8 and draw to the JMT’s attention any aspect of any draft Manufacturing Agreement that does not comply with Article 7.8;

(viii)                        supervise the performance of any Third Party Manufacturer and report any breaches of the Manufacturing Agreement to the JMT;

(ix)                                provide any administrative assistance required by the JMT in connection with the performance of the Manufacturing Agreement, including compilation of forecasts and submission of orders;

(x)                                   take such action as the JMT directs to enforce the Parties’ rights, for the benefit of both Parties, against Third Party Manufacturers.  Costs and recoveries of any such enforcement action by the Manufacturing Coordinator shall be treated in accordance with Article 7.9;

(xi)                                have the responsibilities set out in Article 7.5(b); and

(xii)                             provide such other assistance as the JMT may reasonably request.

(b)                                 The Manufacturing Coordinator shall ensure that the Manufacture of Antibody Products does not deviate from the agreed Manufacturing Plan in any material respect, unless it has obtained the JMT’s prior written consent to such material deviation [***] [Confidential Treatment Required]; provided, however that, where time does not permit, the Manufacturing Coordinator may deviate from the agreed Manufacturing Plan with the prior written consent of the other Party’s Manufacturing Team Leader [***] [Confidential Treatment Required]. Where the Party that is not the Manufacturing Coordinator’s Manufacturing Team Leader consents to a deviation from the agreed Manufacturing Plan in accordance with this Article 7.4(b), the Manufacturing Coordinator shall promptly brief the JMT on the reasons for the deviation and on the course of action pursued.

(c)                                  The Manufacturing Coordinator shall have the responsibilities set out or referred to in this Article 7.4 but shall not be responsible for any other activities unless assigned to it by the JMT and shall provide the JMT with detailed reports of its activities monthly within [***] [Confidential Treatment Required] of the end of the relevant calendar month or at such intervals as the JMT may agree.

7.5                               Regulatory Approvals

(a)                                  Without prejudice to Article 5, if a Party is the Manufacturer, such Party shall be responsible for obtaining all necessary Regulatory Approvals to perform its obligations under this Article 7 and the Manufacturing Agreement and shall (i) provide the other Party with all chemistry, manufacturing and controls data and such other data and information with respect to the manufacture, holding, shipment and testing of such Antibody Product (or a drug master file or equivalent outside the United States containing the same) as are required by cGMP and other Applicable Law or that are otherwise necessary for each Territorial Lead to obtain and maintain all INDs, Drug Approval Applications and Regulatory Approvals for the sale and use of such Antibody Product in each country in respect of which it is the Territorial Lead; and (ii) grant to the other Party a right of access and reference to all Regulatory Approvals or other government licences, approvals or certificates relating to the Manufacture of an Antibody Product and any drug master file relating to an Antibody Product.

(b)                                 Without prejudice to Article 5, if a Third Party is the Manufacturer, the Manufacturing Coordinator shall be responsible for ensuring that the Manufacturer:

(i)                                     obtains all necessary Regulatory Approvals to perform its obligations under the Manufacturing Agreement or any of the agreements listed in Schedule 4;

(ii)                                  provides each Party with all chemistry, manufacturing and controls data and such other data and information with respect to the manufacture, holding, shipment and testing of such Antibody Product (or a drug master file or equivalent outside the United States containing the same) as are required by cGMP and other Applicable Law or are otherwise necessary for each Territorial Lead to obtain and maintain all INDs, Drug Approval Applications and Regulatory Approvals for the sale and use of such Antibody Product in each country in respect of which it is the Territorial Lead; and

(iii)                               grants to each Party a right of access and reference to all Regulatory Approvals or other government licences, approvals or certificates relating to the Manufacture of an Antibody Product and any drug master file relating to an Antibody Product.

7.6                               Transfer Price

The Transfer Price for Antibody Product shall be calculated as defined in Schedule 2.

7.7                               Manufacturing

(a)                                  The Parties agree that Clinical Supplies of CDP-791 required for Development through [***] [Confidential Treatment Required].  If at any time UCB becomes aware that these[***] [Confidential Treatment Required] will not be sufficient to meet such Development supply needs, it shall promptly notify the JMT.  For the avoidance of doubt, the Parties expressly acknowledge that these [***] [Confidential Treatment Required].

(b)                                 Unless otherwise agreed by the Parties, any Manufacturing Agreement (with a Party or a Third Party), shall include the terms set out in Article 7.8 and such other terms as the JMT considers necessary or appropriate in the circumstances.

(c)                                  If the JMT selects a Third Party to be the Manufacturer of Antibody Product, that Third Party and both ImClone and UCB shall be parties to the Manufacturing Agreement unless that would be impracticable or UCB or ImClone, as the case may be, elects not to be a party.

(d)                                 Each Party shall comply and operate in accordance with the terms of any Manufacturing Agreement and [***] [Confidential Treatment Required] to which it is a party if and to the extent that such agreements relate to the supply of Antibody Product up to and including [***] [Confidential Treatment Required]; provided, however, that nothing shall require either Party to take any action in violation of Applicable Law or refrain from taking any action if to do so would put it in violation of Applicable Law.

(e)                                  Without prejudice to UCB’s obligations pursuant to Article 4.1(a), UCB shall as soon as practicable following the Effective Date and in any event within [***] [Confidential Treatment Required] following the Effective Date, transfer in aggregate [***] [Confidential Treatment Required] of master cell bank for CDP-791 to one or more escrow agent(s).  ImClone shall select the proposed escrow agent(s) and, subject to UCB’s prior approval of the escrow agent so selected [***] [Confidential Treatment Required] ImClone shall appoint the escrow agent(s).  Subject to Article 7.7(f), pending release of all the vials to UCB or ImClone as set out in this Article 7.7(e), UCB shall procure that there are in aggregate [***] [Confidential Treatment Required] of master cell bank for CDP-791 in escrow with the appointed escrow agent(s) at all times.  The costs incurred by the Parties in connection with the appointment and services of the first escrow agent and any replacement(s) to the first escrow agent agreed by the Parties shall be Other Out of Pocket Expenses.  If, at ImClone’s discretion, more than one escrow agent is appointed at any one time, the costs incurred in connection with the appointment and services of any such additional escrow agent(s) shall be borne by ImClone.  The escrow agent(s) shall hold such vials on terms requiring that such vials shall be released to ImClone (or as it may direct) at ImClone’s request provided that, subject to Article 7.7(f), ImClone may only request such release if:

(i)                                     the Parties are entitled to make their own arrangements for Manufacture of Antibody Product in accordance with Article 7.3; or

(ii)                                  this Agreement is terminated in accordance with Article 12 and ImClone is or will be the Remaining Party, such transfer to be effected promptly following notice of termination.

On termination of this Agreement in accordance with Article 12 where UCB is the Remaining Party, ImClone shall instruct all escrow agent(s) holding any vials of master cell bank for CDP-791 to return such vials to UCB.

(f)                                    At any time during the Term while vials of master cell bank for CDP-791 are held in escrow, ImClone shall, at UCB’s request, instruct the escrow agent(s) to release up to an aggregate of [***] [Confidential Treatment Required] to UCB.  Following any such release, UCB shall transfer the same number of vials of master cell bank for CDP-791 back to the releasing escrow agent(s) as soon as reasonably practicable.

(g)                                 At any time after release of the vials from escrow to ImClone in accordance with Article 7.7(e), UCB shall, at ImClone’s request, transfer to ImClone up to [***] [Confidential Treatment Required]of master cell bank for CDP-791.  Following any such transfer, ImClone shall transfer the same number of vials of master cell bank for CDP-791 back to UCB as soon as reasonably practicable.

7.8                               Manufacturing Terms

(a)                                  The Manufacturing Agreement shall provide sufficient time for renewal or termination to enable the Parties to identify and qualify a suitable substitute Manufacturer that is able to meet the Parties’ Clinical Supply and Commercial Supply requirements, as applicable.  The Manufacturing Agreement shall provide for appropriate strategies to ensure the continuity of supply, including inventory management plans and, where [***] [Confidential Treatment Required], qualified back-up manufacturing facilities.  The Manufacturer shall (i) transfer all Information and Materials, including any proprietary know-how and any research and master cell banks, and provide such technical assistance, and (ii) provide any rights and licences, including any rights of reference to any Regulatory Approvals and licences to any Patent Rights controlled by the Manufacturer, in each case ((i) and (ii)) to any substitute and back-up Manufacturers designated by the JMT or, in the case of a breach of a Manufacturing Agreement by a Party Manufacturer, the other Party, as [***]

[Confidential Treatment Required] for such substitute or back-up Manufacturer to Manufacture the applicable Antibody Products.

(b)                                 Each Party shall have a licence and right to use and reference any Manufacturing-related Information, inventions or Materials characterised, conceived, developed, derived, discovered, generated, identified or otherwise made by any employee, consultant or agent of the Manufacturer in connection with any Manufacturing activities conducted under a Manufacturing Agreement or the existing supply agreements listed in Schedule 4 (Manufacturing Know How) and any Patent rights with respect thereto (Manufacturing Patents) to Develop, Commercialise, Manufacture, make, have made, use, sell, have sold, offer to sell or resell, import, export, distribute or otherwise transfer physical possession of or otherwise transfer title in or to Antibody Products.

(c)                                  The Manufacturer shall be required to obtain and maintain all Regulatory Approvals relating to the Manufacture of Antibody Product and grant access and rights of reference to all such Regulatory Approvals and drug master files and other data as set forth in Article 7.5.

(d)                                 The Manufacturer shall manufacture Antibody Products in facilities described in the applicable Regulatory Approvals in accordance with (i) the Antibody Product Specifications, (ii) GMP and all other Applicable Law, and (iii) the terms of the applicable Manufacturing Agreement ((i)-(iii) collectively, the Antibody Product Standards).

(e)                                  The terms of the Manufacturing Agreement shall be consistent with and provide for the Manufacture of Antibody Products as required and anticipated by this Agreement.

(f)                                    The Manufacturer shall not manufacture for, or sell, licence, or distribute Antibody Products to, any person or entity other than the Parties, their Affiliates or, if it has received the relevant Party’s consent, a Party’s permitted sublicensees or Distributors.

(g)                                 The Manufacturing Agreement shall include a forecasting and order mechanism consistent with the procedures adopted by the JDT, JCT and JMT pursuant to Articles 4.6(b)(viii), 6.5(a)(ii) and 7.2(a) that is designed to ensure that the Manufacturer is able to meet the Parties’ clinical and commercial requirements on a timely basis, which shall provide adequate flexibility to meet unexpected demand, or the lack thereof, particularly around launch.

(h)                                 Manufacturer shall guarantee, at the time of delivery, that Antibody Products supplied by it (i) have been manufactured, packaged, held and shipped in accordance with the Antibody Product Standards and all other Applicable Law; (ii) are not adulterated or misbranded under the FFDCA, or under any other Applicable Law; (iii) may be introduced into interstate commerce pursuant to the FFDCA; and (iv) that the processes, procedures and materials used in the manufacture of such Antibody Products do not and will not infringe the intellectual property or other proprietary rights of a Third Party.  Manufacturer shall also warrant and covenant that Manufacturer has not been debarred and is not subject to debarment and will not use in any capacity, in connection with the services to be performed under the Manufacturing Agreement, any person who has been debarred pursuant to section 306 of the FFDCA, 21 U.S.C. § 335a, or who is the subject of a conviction described in such section (or under any analogous provisions of Applicable Law outside the United States).

(i)                                     Manufacturer shall defend, indemnify and hold the Parties, their Affiliates and their respective officers, directors, employees, agents and designees harmless from any and all losses, damages, liabilities, costs and expenses (including [***] [Confidential Treatment Required] attorneys fees and other costs of defence), in connection with any and all actions, suits, claims, demands or judgments that may be brought or instituted against any of them by any Third Party to the extent that any such losses, damages, liabilities, costs and expenses arise out of, or result from, any [***] [Confidential Treatment Required]

(j)                                     The Parties shall have the right (upon reasonable notice and during reasonable business hours) to observe, audit and inspect the facility or the manufacturing process used in the Manufacture of each Antibody Product, and Manufacturer will allow a representative of the Parties (or, with respect to a Party Manufacturer, a representative of the other Party) reasonable access to all Manufacturing records for each such Antibody Product, so as to verify that Manufacturer is in compliance with the Antibody Product Standards and all other Applicable Law.  Manufacturer shall use [***] [Confidential Treatment Required] to correct any material non-compliance with the Antibody Product Standards or other Applicable Laws that is discovered and brought to its attention as a result of such inspections. If only one Party conducts such audit, the results shall be provided to the other Party.

(k)                                  If a Party is the Manufacturer, the other Party shall have the right to audit Manufacturer’s records relating to the calculation of the COGM and the Transfer Price in accordance with Article 2.3(j).

7.9                               Costs

To the extent relating to Antibody Product, except relating to a Party in its capacity as Manufacturer (which shall be governed by Schedule 2 and the applicable Manufacturing Agreement), all [***] [Confidential Treatment Required] including: [***] [Confidential Treatment Required] shall be Development Costs if incurred for Development and Other Out of Pocket Costs if incurred for Commercialisation, and all amounts recovered from any Third Party supplier shall be deemed to be Gross Receipts, provided, however, that if the [***] [Confidential Treatment Required] and provided further that any such[***] [Confidential Treatment Required].

7.10                        Scarcity of Supply

If, at any time during the Term, there is an insufficient supply of Antibody Products to meet both Parties’ needs for Clinical Supplies and/or Commercial Supplies of that Antibody Product, the JMT shall, in coordination with the JDT and/or JCT (as appropriate), allocate the available Clinical Supplies and/or Commercial Supplies (as appropriate) of that Antibody Product to the Parties [***] [Confidential Treatment Required] and (ii) the goal of maximising the long term value of that Antibody Product for both Parties.

7.11                        Shared Risk of Third Party Suppliers

Each Party acknowledges that, save with respect to any Third Party supplier with whom a Party has made its own arrangements for the supply of Antibody Products pursuant to Article 7.3, the risk of non performance by a Third Party supplier that Manufactures any Antibody Product is a risk equally shared by them and that neither Party is responsible or liable for any act or omission of any such Third Party supplier (other than an act or omission to the extent caused by [***] [Confidential Treatment Required].

7.12                        Independent Manufacture

If the Parties elect to make their own arrangements for the Manufacture of Antibody in accordance with Article 7.3:

(a)                                  each Party shall provide [***] [Confidential Treatment Required] such assistance (including providing prompt access to all ImClone Know How (in the case of ImClone), UCB Know How (in the case of UCB) and Manufacturing Know How and rights of reference to any Regulatory Approvals) as may be reasonably required by the other Party to Manufacture or have Manufactured Antibody Product;

(b)                                 the provisions of this Article 7 shall continue to apply in relation to Manufacturing activities relating to supplies of Antibody Product for Phase I Clinical Studies and Phase II Clinical Studies;

(c)                                  subject to Article 7.12(b), the responsibilities of the JMT shall be restricted to those set out in Article 7.2(f) and (g) and unless the Parties otherwise agree there shall be no Manufacturing Coordinator;

(d)                                 each Party shall use [***] [Confidential Treatment Required] to secure a competitive manufacturing solution based on the criteria set out in Article 7.2(c) and shall consider such criteria in good faith when deciding whether to Manufacture Antibody Product itself and when selecting any Third Party to Manufacture Antibody Product;

(e)                                  each Party shall use [***] [Confidential Treatment Required] to ensure that Antibody Product is Manufactured in accordance with Article 7 as modified by this Article 7.12 and the terms of any agreement it enters into with a Third Party for the Manufacture of Antibody Product shall comply with Article 7.8 (to the extent applicable when only one Party is a party to any such agreement) and shall also use [***] [Confidential Treatment Required] to ensure that any such agreement allows the assignment of such agreement to the Remaining Party on termination of this Agreement;

(f)                                    Article 7.5 shall continue to apply except that for the purposes of Article 7.5(b) each Party shall assume the responsibilities of the Manufacturing Coordinator with respect to any Third Party Manufacturer appointed by it;

(g)                                 each Party shall be responsible for the Transfer Price of Antibody Product Manufactured by or on behalf of that Party pursuant to this Article 7.12 and such costs shall not be included in the calculation of Operating Profits and Losses; and

(h)                                 subject to Article 7.12(b), Article 7.10 shall not apply.

7.13                        Manufacturing Cost Allocation

(a)                                  If, as a result of any provision in any of the existing supply agreements listed in Schedule 4, UCB or any of its Affiliates is contractually obliged to use one of the Third Party suppliers pursuant to that supply agreement for the supply of Antibody Products for any Phase III Clinical Study or in respect of the Commercialisation of Antibody Products (the Relevant Supply), UCB agrees that, notwithstanding anything to the contrary in this Agreement, UCB shall be solely responsible for the Additional Manufacturing Amount and UCB shall reimburse ImClone with respect to the Additional Manufacturing Amount through adjustments to the Operating Statement.

(b)                                 For the purposes of Article 7.13(a) and Schedule 2, Additional Manufacturing Amount shall mean the amount, if any, by which:

(i)                                     [***] [Confidential Treatment Required]

(ii)                                  [***] [Confidential Treatment Required]

8.                                      INDEPENDENT INDICATIONS

8.1                               Designation of Independent Indications

Each Party shall have the right at any time, on written notice to the other Party, with respect to each Agreed Indication for an Antibody Product to terminate its rights and obligations to continue to Develop and Commercialise such Antibody Product for such Agreed Indication (which Indication shall become an Independent Indication, unless and until it is Converted pursuant to Article 8.9), whereupon, except as otherwise provided in this Article 8, such Party (which Party shall be referred to herein as the Non-Continuing Party, and the other Party, the Continuing Party, with respect to such Independent Indication for such Antibody Product):

(a)                                  shall cease to have any right or, except as provided in Article 4.3(b), obligation to fund or participate in the Development of such Antibody Product for such Independent Indication in the Territory;

(b)                                 shall not have the right to seek (including by filing a Drug Approval Application), obtain or maintain any Regulatory Approvals for such Antibody Product for such Independent Indication in the Territory; and

(c)                                  shall have no right or obligation to share in any Operating Profits and Losses of the Continuing Party with respect to such Antibody Product for such Independent Indication in the countries for which the Continuing Party is the Territorial Lead except as provided in Article 8.2(b) and 8.9 and, if the Non-Continuing Party is the Manufacturer of such Antibody Product, pursuant to the applicable Manufacturing Agreement.

If, at any time, both Parties have exercised their rights under this Article 8.1 with respect to an Agreed Indication, the Parties shall cease all Development activities with respect to that Agreed Indication as expeditiously and as cost effectively as possible with due regard for patient safety and the rights of any subjects that are participants in Clinical Studies or Post-Approval Studies and in compliance with Applicable Law.  All disputes regarding Independent Indications shall be resolved pursuant to Article 15.

8.2                               Continuing Party’s Rights and Obligations with respect to an Independent Indication

(a)                                  Subject to Article 8.3, the Continuing Party with respect to an Antibody Product for an Independent Indication shall have the right to (i) conduct Development and Post-Approval Studies of such Antibody Product for such Independent Indication throughout the Territory, and the Non-Continuing Party shall assist the Continuing Party with respect thereto pursuant to Article 8.8, and (ii) prepare and file any Drug Approval Application, and obtain and maintain any Regulatory Approvals, for such Antibody Product for such Independent Indication in the countries for which it is the Territorial Lead and (iii) Commercialise such Antibody Product for such Independent Indication in the countries for which it is the Territorial Lead.  For clarity, the foregoing does not permit the Continuing Party with respect to an Antibody Product for an Independent Indication to Commercialise (other than to conduct Post-Approval Studies for) such Antibody Product for such Independent Indication in the countries for which the Non-Continuing Party is the Territorial Lead.

(b)                                 The Continuing Party with respect to an Antibody Product for an Independent Indication shall pay to the Non-Continuing Party royalties on the Net Sales of such Antibody Product for such Independent Indication, sold by the Continuing Party, its Affiliates or their respective sublicensees or Distributors in the countries for which the Continuing Party is the Territorial Lead (the Relevant Net Sales) as follows:

[***] [Confidential Treatment Required]

(c)                                  [***] [Confidential Treatment Required]

(d)                                 Article 2.3 shall apply to all royalties due and owing under the provisions of this Article 8.2.

8.3                               Consultation with the JDT and Collaboration Committee

The Continuing Party, with respect to an Antibody Product for an Independent Indication, shall consult regularly with the JDT and consider in good faith the input of the JDT with respect to any decision or action related to the Development of such Antibody Product for such Independent Indication to the extent such decision or action could [***] [Confidential Treatment Required] affect the Development of an Antibody Product for an Agreed Indication or either Party’s ability to obtain and maintain Regulatory Approval for an Antibody Product for an Agreed Indication or could give rise to material safety concerns or other issues that might materially and adversely affect the Development or Commercialisation of an Antibody Product for an Agreed Indication.  In particular, the Continuing Party shall submit all designs and protocols for Clinical Studies for an Antibody Product for an Independent Indication to the JDT for review and the Continuing Party shall not, unless otherwise agreed by the Collaboration Committee, commence any such Clinical Study less than [***] [Confidential Treatment Required] after such submission.  Further, the Continuing Party with respect to an Antibody Product for an Independent Indication, shall provide to the Collaboration Committee, for its review and comment, but not approval:

(a)                                  within [***] [Confidential Treatment Required]of any conversion of an Agreed Indication for an Antibody Product to an Independent Indication in accordance with Article 8.1 or adoption of a new Indication as an Independent Indication in accordance with Article 4.7(d) and thereafter at least [***] [Confidential Treatment Required] prior to the start of each subsequent Contract Year, a plan setting out in reasonable detail its proposed Development activities with respect to that Antibody Product for the remainder of the Contract Year in which the conversion or adoption occurs or the forthcoming Contract Year (as appropriate) such plan to be attached to, but not form part of, the Development Plan;

(b)                                 upon the completion of a Clinical Study, a summary of the Clinical Study results and any resultant data analyses;

(c)                                  the annual reports with respect to the Development of such Antibody Product for such Independent Indication required pursuant to Article 4.6(e);

(d)                                 at least [***] [Confidential Treatment Required] in advance of the expected filing date of a Drug Approval Application for such Antibody Product for such Independent Indication, a copy of such Drug Approval Application; and

(e)                                  promptly upon becoming aware of such information, any other information relating to such Independent Indication of which the Continuing Party is aware that is of material commercial significance and which would be reasonably required by the Non-Continuing Party in order to enable the Non-Continuing Party to make an informed decision as to whether to exercise its option to Convert such Independent Indication pursuant to Article 8.9.

In any case where any Antibody Product receives Regulatory Approval for an Independent Indication, the Parties shall adopt a mutually agreeable sales allocation methodology to distinguish sales of such Antibody Product for such Independent Indication.

8.4                               Regulatory Matters

(a)                                  Subject to Article 8.4(b), the Continuing Party with respect to an Antibody Product for an Independent Indication shall be the Filing Party with respect to such Antibody Product for such Independent Indication and shall be responsible for preparing and filing any Drug Approval Application, and obtaining and maintaining any Regulatory Approvals, for such Antibody Product for such Independent Indication in the countries for which it is the Territorial Lead.

(b)                                 The Non-Continuing Party with respect to an Independent Indication for an Antibody Product shall use [***] [Confidential Treatment Required] to assign and transfer to the Continuing Party all interest in and to all INDs and Regulatory Approvals to such Antibody Product for such Independent Indication, and shall cooperate with the Continuing Party [***] [Confidential Treatment Required] to effect such assignments and transfers in an orderly fashion and shall provide to the Continuing Party any copies of relevant documents and rights of reference and access, including with respect to Agreed Indications, necessary to allow the Continuing Party to exercise its rights under this Article 8, provided that, if (i) having used such [***] [Confidential Treatment Required], the Non-Continuing Party is unable to effect such assignments or (ii) the Continuing Party is unable to assume, or it is impractical for the Continuing Party to assume, the responsibility of the Filing Party for that Antibody Product for an Independent Indication, the Non-Continuing Party shall continue to be the Filing Party in respect of that Antibody Product and the Continuing Party shall reimburse the Non-Continuing Party in respect of all [***] [Confidential Treatment Required] incurred by the Non-Continuing Party in acting as Filing Party.

8.5                               Information and Materials

With respect to an Independent Indication for an Antibody Product, the Non-Continuing Party shall promptly transfer to the Continuing Party relevant Information and Materials as provided in Article 4.1(a).

8.6                               Transition for an Independent Indication

With respect to an Antibody Product for an Independent Indication, the Non-Continuing Party shall [***] [Confidential Treatment Required] transfer to the Continuing Party all Development and Commercialisation and (to the extent applicable) Manufacturing activities in the Independent Indication and the Collaboration Committee shall promptly meet to devise a transfer plan providing for such transfer in a prompt, smooth, orderly and cost-effective manner and both Parties shall effect such transfer in accordance with such plan.  The Development Plan, Development Budget, Commercialisation Plan and Commercialisation Budget shall be amended to reflect any conversion of an Agreed Indication to an Independent Indication.

8.7                               Supply of Antibody Product

In relation to any Antibody Product for an Independent Indication, the Continuing Party shall continue to be supplied with Clinical Supplies and Commercial Supplies of such Antibody Product and, if applicable, supplies of any comparator or placebo, [***] [Confidential Treatment Required] to Develop and Commercialise such Antibody Product for such Independent Indication under this Agreement as it would were such supplies for an Agreed Indication and if the Continuing Party is not the Manufacturing Coordinator, the Manufacturing Coordinator shall, subject to Article 7.10, continue to coordinate the supply of Clinical Supplies and Commercial Supplies of that Antibody Product to the Continuing Party as it would for an Antibody Product for an Agreed Indication pursuant to Article 7.

8.8                               Assistance from Non-Continuing Party

In addition to its obligations with respect to Independent Indications for which it is the Non-Continuing Party expressly set out elsewhere in this Agreement, and as necessary in order to comply with relevant Third Party obligations, including In-Licences and Manufacturing Agreements, the Continuing Party may request that the Non-Continuing Party takes such other actions in its own name in relation to the Development, Manufacture and Commercialisation of an Antibody Product for an Independent Indication and the Non-Continuing Party shall not [***] [Confidential Treatment Required] refuse to take any such action requested by the Continuing Party.  Save as expressly provided to the contrary elsewhere in this Agreement, the Non-Continuing Party shall be entitled to [***] [Confidential Treatment Required] in connection with providing assistance, taking actions or supplying Materials with respect to Antibody Products for Independent Indications (but only to the extent that (i) this Agreement obliges them to provide such assistance, take such actions or supply such Materials or (ii) the Continuing Party has requested the provision of such assistance, taking of such actions or supply of such Materials).

8.9                               Conversion of Independent Indication to Agreed Indication

(a)                                  At any time during the Term until [***] [Confidential Treatment Required]after an Antibody Product for an Independent Indication has obtained Regulatory Approval for commercial sale in any of the [***] [Confidential Treatment Required], the Non-Continuing Party with respect to an Independent Indication for an Antibody Product shall have the right, on written notice to the Continuing Party (an Option Exercise Notice), to convert such Independent Indication for such Antibody Product into an Agreed Indication for such Antibody Product (such conversion from an Independent Indication to an Agreed Indication, a Conversion, with Convert being given a corresponding meaning).

(i)                                     In connection with the potential exercise of any such Conversion, the Non-Continuing Party shall have the right, on written notice to the Continuing Party, to request additional information with respect to the applicable Independent Indication for the applicable Antibody Product (an Information Request), provided that except as provided in Article 8.9(a)(ii), the Non-Continuing Party shall only have the right to make such a request [***] [Confidential Treatment Required] with respect to each Independent Indication for an Antibody Product.  Within [***] [Confidential Treatment Required] of receipt of an Information Request with respect to a particular Independent Indication for an Antibody Product, the Continuing Party shall provide the Non-Continuing Party with (x) a statement of the Development Costs and Reimbursable Commercial Costs incurred by the Continuing Party and its Affiliates in, and that are specifically identifiable or [***] [Confidential Treatment Required] allocable to, the Development and Commercialisation of such Antibody Product for such Independent Indication from and after the date that such Indication first became an Independent Indication pursuant to Article 8.1 or Article 4.7(d) [***] [Confidential Treatment Required] and (y) a Data Package for such Antibody Product for such Independent Indication (to the extent such information is available or [***] [Confidential Treatment Required] by the Continuing Party), in each case to the end of the Calendar Quarter occurring immediately before the date of the Information Request.

(ii)                                  The Non-Continuing Party shall have the right to make an Information Request or, if applicable, an additional Information Request, with respect to each Independent Indication for an Antibody Product, if the Continuing Party with respect to such Independent Indication fails, and upon written notice from the Non-Continuing Party continues to fail for a period of not less than [***] [Confidential Treatment Required], to use [***] [Confidential Treatment Required] to Develop or Commercialise, as applicable, such Antibody Product for such Independent Indication (with any Disputes with respect thereto resolved pursuant to the procedures set forth in Article 15, [***] [Confidential Treatment Required]) and thereafter the Non-Continuing Party shall have the right to Convert such Independent Indication for such Antibody Product into an Agreed Indication (such conversion, a Default Conversion) by delivering to the Continuing Party an Option Exercise Notice in accordance with Article 8.9(a) above (such Option Exercise Notice to specify that it is with respect to a Default Conversion). [***] [Confidential Treatment Required].

(iii)                               If at any time (regardless of whether any Information Request has been made by the Non-Continuing Party) the Non-Continuing Party delivers an Option Exercise Notice with respect to an Independent Indication for an Antibody Product pursuant to Article 8.9(a) the remaining provisions of this Article 8.9 shall apply.

(b)                                 The Continuing Party shall within [***] [Confidential Treatment Required] of receipt of the Option Exercise Notice with respect to an Independent Indication for an Antibody Product, provide the Non-Continuing Party with an updated statement of all of the Development Costs and Reimbursable Commercial Costs incurred by the Continuing Party and its Affiliates in, and that are specifically identifiable or [***] [Confidential Treatment Required] allocable to, the Development and Commercialisation of such Antibody Product for such Independent Indication from and after the date that such Indication first became an Independent Indication pursuant to Article 4.7(d) or

Article 8.1, as applicable, through the effective date of the Option Exercise Notice with respect thereto, [***] [Confidential Treatment Required], subject to audit in accordance with the Article 8.9(e) (the Reimbursable Costs).

(c)                                  Subject to Article 8.9(e), following receipt of the updated statement described in Article 8.9(b) with respect to the Conversion of an Independent Indication for an Antibody Product, the Non-Continuing Party shall pay to the Continuing Party, in accordance with Article 8.9(d), an amount (the Reimbursement Amount) equal to:

[***] [Confidential Treatment Required]

(d)                                 Subject to Article 8.9(e), within [***] [Confidential Treatment Required]of receipt of the updated statement described in Article 8.9(b) with respect to the Conversion of an Independent Indication for an Antibody Product (the Initial Payment Period), the Non-Continuing Party shall pay to the Continuing Party a minimum of [***] [Confidential Treatment Required]of the Reimbursement Amount.  If the Non-Continuing Party elects not to pay the full Reimbursement Amount within the Initial Payment Period, the remainder of the Reimbursement Amount shall be payable as follows:

[***] [Confidential Treatment Required]

Interest calculated in accordance with Article 2.3(g) shall accrue on any unpaid portion of the Reimbursement Amount from the [***] [Confidential Treatment Required] of the Initial Payment Period until payment of the Reimbursement Amount in full.  If the Non-Continuing Party elects not to pay such interest monthly it will compound in accordance with Article 2.3(g).

(e)                                  The Non-Continuing Party shall have the right, on written notice to the Continuing Party (such notice to be provided within the [***] [Confidential Treatment Required] period referred to in Article 8.9(d)), to have the Reimbursable Costs audited in accordance with the procedures set forth in Article 2.3, and any adjusting payments shall be calculated and paid in accordance with that Article.  For clarity, the Non-Continuing Party may not serve notice to have the Reimbursable Costs audited after such [***] [Confidential Treatment Required] period.

(f)                                    Upon payment by the Non-Continuing Party to the Continuing Party of at least [***] [Confidential Treatment Required] of the Reimbursement Amount in accordance with Article 8.9(d), such Independent Indication for such Antibody Product shall be deemed to be Converted to an Agreed Indication (a Converted Agreed Indication) for such Antibody Product for all purposes under this Agreement, including with respect to Development Costs and

Operating Profits and Losses, from and after the effective date of the applicable Option Exercise Notice.

For clarity, the Non-Continuing Party shall not have any right or obligation (other than to pay the Reimbursement Amount) to share any Operating Profits and Losses attributable to a Converted Agreed Indication for an Antibody Product [***] [Confidential Treatment Required].

9.                                      GRANT OF RIGHTS

9.1                               Patent and Know-How Licences

(a)                                  Subject to Article 9.1(c), UCB (on behalf of itself and its Affiliates) grants to ImClone a licence and, subject in addition to Article 9.2, a sublicence (with respect to Third Party rights Controlled by UCB) under the UCB Patent Rights, UCB Know-How, Joint Patent Rights (to the extent Controlled by UCB), the Manufacturing Know-How (to the extent Controlled by UCB), the Manufacturing Patents (to the extent Controlled by UCB) and the Joint Know-How (to the extent Controlled by UCB) to: (i) Develop Antibody Products for Agreed Indications in the Field in the Territory; (ii) Commercialise, use, sell, have sold, offer to sell, resell, import, export, distribute or otherwise transfer physical possession of or otherwise transfer title in Antibody Products in the Field in the ImClone Territory, provided that ImClone and its permitted sublicensees shall have the right to conduct Post-Approval Studies throughout the Territory; (iii) Develop Antibody Products for Independent Indications for which ImClone is the Continuing Party in the Field in the Territory, provided that ImClone shall only have the right to file Drug Approval Applications for such Independent Indications in the ImClone Territory; (iv) subject to Article 16.5, [***] [Confidential Treatment Required]; and (v) Manufacture Antibody Products in the Territory as necessary or useful to: (A) exercise ImClone’s rights under Article 9.1(a)(i) through (iv), and (B) if ImClone is a Manufacturer, as necessary to satisfy ImClone’s obligations under this Agreement and any Manufacturing Agreement to which it is a party; in each case only in accordance with and subject to the terms of this Agreement.

(b)                                 Subject to Article 9.1(d), ImClone (on behalf of itself and its Affiliates) grants to UCB a licence and, subject in addition to Article 9.2, a sublicence (with respect to Third Party rights Controlled by ImClone) under the ImClone Patent Rights, ImClone Know-How, Joint Patent Rights (to the extent Controlled by ImClone), the Manufacturing Know-How (to the extent Controlled by ImClone), the Manufacturing Patents (to the extent Controlled by ImClone) and the Joint Know-How (to the extent Controlled by ImClone) to: (i) Develop Antibody Products for Agreed Indications in the Field in the Territory; (ii) Commercialise, use, sell, have sold, offer to sell, resell, import, export, distribute or otherwise transfer physical possession of or otherwise transfer title in Antibody Products in the Field in the UCB Territory, provided that UCB and its permitted sublicensees shall have the right to conduct Post-Approval Studies throughout the Territory; (iii) Develop Antibody Products for Independent Indications for which UCB is the Continuing Party in the Field in the Territory, provided that UCB shall only have the right to file Drug Approval Applications for such Independent Indications in the UCB Territory;

(iv) subject to Article 16.5, [***] [Confidential Treatment Required]; and (v) Manufacture Antibody Products in the Territory as necessary or useful to: (A) exercise UCB’s rights under Article 9.1(b)(i) through (iv), and (B) if UCB is a Manufacturer, as necessary to satisfy UCB’s obligations under this Agreement and any Manufacturing Agreement to which it is a party; in each case only in accordance with and subject to the terms of this Agreement.

(c)                                  The licences and sublicences granted by UCB pursuant to Article 9.1(a) shall, to the extent possible:  (i) be [***] [Confidential Treatment Required] with respect to:  (A) Development activities relating to Antibody Products for Agreed Indications in the Field in the Territory; (B) Post-Approval Studies for Antibody Product in the Field in the Territory; and (C) Manufacturing activities relating to Antibody Products in the Field in the Territory; and (ii) be [***] [Confidential Treatment Required] to ImClone and its Affiliates with respect to:  (A) Development activities relating to Antibody Products for Independent Indications for which ImClone is the Continuing Party in the Field in the Territory and (B) Commercialisation activities (other than Post-Approval Studies) related to Antibody Products in the Field in the ImClone Territory.  In so far as UCB does not[***] [Confidential Treatment Required].

(d)                                 The licences and sublicences granted by ImClone pursuant to Article 9.1(b) shall, to the extent possible: (i) be [***] [Confidential Treatment Required] with respect to:  (A) Development activities relating to Antibody Products for Agreed Indications in the Field in the Territory; (B) Post-Approval Studies for Antibody Product in the Field in the Territory; and (C) Manufacturing activities relating to Antibody Products in the Field in the Territory; and (ii) be [***] [Confidential Treatment Required] with respect to:  (A) Development activities relating to Antibody Products for Independent Indications for which UCB is the Continuing Party in the Field in the Territory and (B) Commercialisation activities (other than Post-Approval Studies) related to Antibody Products in the Field in the UCB Territory. In so far as ImClone does not [***] [Confidential Treatment Required]

(e)                                  From and after the Effective Date during the Term neither Party shall, and each Party shall procure that its Affiliates and sublicensees shall, not use or exercise any rights granted to it pursuant to this Agreement save for the purposes of Development, Manufacturing and Commercialising Antibody Products in accordance with and subject to the terms of this Agreement.

(f)                                    For purposes of this Article 9.1, co-exclusive shall mean that the Party granting the co-exclusive licence shall not have the right to grant further licences to Third Parties under its relevant intellectual property rights if and to the extent such further licences would be inconsistent with an exclusive grant of such rights to the other Party, except to the extent that it would be permitted to grant sublicences to such intellectual property rights under Article 9.5 were such intellectual property rights licensed to it by the other Party.

(g)                                 Without limiting any other grant made pursuant to this Agreement, UCB (on behalf of itself and its Affiliates) grants to ImClone a [***] [Confidential Treatment Required].

9.2                               Third Party Licences

Certain licence rights granted to a Party under this Article 9 may include a sublicence of Patent Rights, Information and/or Materials of Third Parties under In-Licences.  Notwithstanding anything to the contrary in this Agreement the sublicence rights granted pursuant to Article 9.1 shall not be interpreted to exceed the scope of rights granted under the In-Licences in relation to the rights covered by such In-Licences, in each case as disclosed to the sublicensee Party.  Each Party shall promptly provide to the other Party a copy of any notice of breach received by it in respect of any In-Licence, and shall use [***] [Confidential Treatment Required] to promptly cure any such breach.

9.3                               Obligation to Maintain In-Licences

Neither Party shall terminate or amend an In-Licence in any manner that affects [***] [Confidential Treatment Required].  Each Party shall promptly notify to the other Party any notice of termination received by it in respect of any In-Licence.

9.4                               Trademark Licences/Promotional Materials

(a)                                  Each Party hereby grants to the other Party [***] [Confidential Treatment Required] with the right to grant sublicences, to use each Product Trademark for each Antibody Product in respect of which it is the Product Trademark Owner, in each case solely in furtherance of the other Party’s Development activities for such Antibody Products in the countries for which such first Party is the Product Trademark Owner pursuant to this Agreement.

(b)                                 Each Party, on behalf of itself and its Affiliates, hereby grants to the other Party, a [***] [Confidential Treatment Required] with the right to grant sublicences, to use such granting Party’s Corporate Mark solely in connection with Promotional Materials, packaging and Product Labelling for Antibody Products, limited in scope to the uses specified in Article 6.12.

(c)                                  Each Party grants to the other Party a [***] [Confidential Treatment Required], to reproduce, distribute copies of, prepare derivative works of, and publicly perform and display Promotional Materials or additional Antibody Product-specific materials solely in connection with Antibody Products in the Field in the ImClone Territory or UCB Territory (as appropriate) and in accordance with and subject to the terms of this Agreement.

9.5                               Sublicences

(a)                                  Each Party shall have the right to grant sublicences to its Affiliates under the licences granted to it in Articles 9.1(a), 9.1(b), 9.1(g) and 9.4, as the case may be, [***] [Confidential Treatment Required], but subject to any approvals required therefor from any applicable Third Party licensor.

(b)                                 ImClone and its Affiliates shall have the right to grant sublicences to Third Parties through multiple tiers under the licences granted to it in Articles 9.1(a) and 9.4, as the case may be:

(i)                                     with the consent of UCB, if and to the extent that the sublicence permits the sublicensee to use or exploit the relevant sublicensed rights [***] [Confidential Treatment Required]; and

(ii)                                  with the consent of UCB [***] [Confidential Treatment Required], if and to the extent that the sublicence permits the sublicensee to use or exploit the relevant sublicensed rights [***] [Confidential Treatment Required], but subject, in each case, to any approvals required therefor from any applicable Third Party licensor.

(c)                                  UCB and its Affiliates shall have the right to grant sublicences to Third Parties through multiple tiers under the licences granted to it in Articles 9.1(b) and 9.4, as the case may be:

(i)                                     with the consent of ImClone, if and to the extent that the sublicence permits the sublicensee to use or exploit the relevant sublicensed rights [***] [Confidential Treatment Required]

(ii)                                  with the consent of ImClone [***] [Confidential Treatment Required], if and to the extent that the sublicence permits the sublicensee to use or exploit the relevant sublicensed rights [***] [Confidential Treatment Required]; and

(iii)                               without the consent of, but following reasonable consultation with, ImClone if and to the extent that the sublicence permits the sublicensee to use or exploit the relevant sublicensed rights [***] [Confidential Treatment Required], but subject, in each case, to any approvals required therefor from any applicable Third Party licensor.

(d)                                 Subject to Articles 9.5(a), (b) and (c), neither Party shall have the right to grant sublicences under the licences granted to it in Articles 9.1(a), 9.1(b) and/or 9.4, as the case may be, [***] [Confidential Treatment Required].

(e)                                  Each Party hereby guarantees the performance of its Affiliates and permitted sublicensees that are sublicensed as permitted in this Article 9.5 and the grant of any such sublicence shall not relieve the sublicensing Party of its obligations under this Agreement, except to the extent they are satisfactorily performed by such sublicensee.  Any such permitted sublicences shall be subordinate to, consistent with and subject to the terms and conditions of this Agreement and any applicable In-Licences.  A copy of any sublicence agreement executed by one Party shall be provided to the other Party within [***] [Confidential Treatment Required] after its execution; provided that the financial terms of any such sublicence agreement may be redacted to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement.  Any sublicence agreement with a Third Party undertaking Commercialisation activity with respect to an Antibody Product for an Agreed Indication shall be in writing and shall contain the following provisions:

(i)                                     [***] [Confidential Treatment Required]

(ii)                                  [***] [Confidential Treatment Required]

(iii)                               [***] [Confidential Treatment Required]

(f)                                    Each Party shall use [***] [Confidential Treatment Required] to ensure that any sublicence agreement it enters into with a Third Party provides that on termination of the licences granted to the relevant Party pursuant to this Agreement (or those which are subject to the sublicence), the Remaining Party may elect to replace the Non-Remaining Party as licensor under such sublicence agreement.

(g)                                 ImClone and its Affiliates shall have the right to grant sublicences to Third Parties through multiple tiers under the licences granted to it in Article 9.1(g) without the consent of UCB.

10.                               RIGHTS IN INTELLECTUAL PROPERTY

10.1                        Ownership

(a)                                  Independent Ownership

Subject to the licence grants under Article 9 and except as otherwise provided in Article 4.10 and Article 9.1(c), as between the Parties, each Party shall own and retain all right, title and interest in and to any and all: (a) Information, Materials and inventions that are characterised, conceived, developed, derived, discovered, generated, identified or otherwise made, by or on behalf of such Party (or its Affiliates or its licensees or sublicensees (other than the other Party and its Affiliates)) as determined in accordance with Article 10.1(e) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patent Rights, copyrights, trademark rights, trade secret rights and other intellectual property or other proprietary rights with respect thereto, except to the extent that any such Information, Materials or inventions, or any Patent Rights or such other intellectual property or other proprietary rights with respect thereto, are Joint Know-How or Joint Patents, and (b) other Information, Materials or inventions, and Patent Rights and such other intellectual property rights (including the Corporate Marks but excluding Joint Patent Rights and Joint Know-How) that are owned or otherwise Controlled by such Party, its Affiliates or its licensees or sublicensees (other than the other Party and its Affiliates).

(b)                                 Product Trademark

As between the Parties, each Party shall own all right, title and interest in and to the Product Trademark [***] [Confidential Treatment Required] (each Party being the Product Trademark Owner [***] [Confidential Treatment Required]).

(c)                                  Manufacturing Patents and Know How

As between the Parties, ownership of Manufacturing Know-How and Manufacturing Patents generated by or on behalf of a Party as a result of its activities as a Manufacturer shall be governed by the terms of the applicable Manufacturing Agreement or existing supply agreement listed in Schedule 4.

(d)                                 Joint Ownership

Each Party shall own an undivided one-half interest in and to the Joint Patent Rights and the Joint Know-How with full ownership rights in and to any field and each Party shall have the right, subject to the rights and licences granted under, and the other provisions of, this Agreement, to freely exploit, transfer, license or encumber its rights in any such jointly owned subject matter (together with all Patent Rights and other intellectual property and proprietary rights in that subject matter) without the consent of, or payment or accounting to, the other Party, and each Party waives any right it may have under any Applicable Law to require such payment, accounting or consent.  This Article shall survive termination of this Agreement howsoever caused.  During the Term, each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates and sublicensees to so disclose, the characterisation, conception, development, derivation, discovery, generation, identification or making of any Information, Materials or inventions (but, for clarification, excluding any Manufacturing Know-How) in the course of work conducted under or in connection with this Agreement.  Each Party shall, and does hereby, assign, and shall cause its Affiliates and sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Joint Patent Rights or Joint Know-How as well as any intellectual property or other proprietary rights with respect thereto, as is necessary to fully effect the joint ownership provided for in this Article 10.1(d).

(e)                                  Inventorship Determination; Identification of Collaboration Inventions

The JPC shall, within a reasonable time after the Effective Date, establish and oversee a mutually agreeable procedure for identifying and determining inventorship of inventions made pursuant to the Development, Commercialisation and Manufacturing (but excluding Manufacturing Know-How) or other activities conducted under or in connection with this Agreement.  All such determinations and designations shall be documented to ensure that any applications for Patent Rights reflect appropriate inventorship and that inventions and Patent Rights are assigned to or held by the appropriate Party.  The determination of whether any Information, Material or invention is characterized, conceived, developed, derived, discovered, generated, identified or otherwise made by a Party or any of its Affiliates, sublicensees or Distributors shall be made in accordance with Applicable Law in the United States.

(f)                                    No Obligation to Licence

Other than as expressly set out in this Agreement, neither Party shall have any right in and to intellectual property owned or Controlled by the other Party and neither Party shall have an obligation to grant the other Party any rights in or to any such intellectual property.

(g)                                 Reservation of Prosecution Right

Other than as expressly set out in this Article 10, neither Party shall have the right to prepare, file, apply for, register, prosecute, maintain, defend, litigate, settle and/or enforce Patent Rights or Trademarks Controlled by the other Party, such activity being the exclusive right (but not the obligation) of the Party Controlling the same.

10.2                        Covenants Related to Product Trademarks and Corporate Marks

(a)                                  During the period commencing on the Effective Date and ending on the date (if any) on which the Product Trademark Owner assigns (or is obliged to assign) to the other Party pursuant to Article 12.8(c), the Product Trademark Owner’s right, title and interest in and to the Product Trademarks, such other Party acknowledges and agrees that (i) [***] [Confidential Treatment Required] and (ii) all use of such Product Trademarks in the countries for which the Product Trademark Owner is the Territorial Lead whether in combination with or apart from the Product Trademark Owner’s Corporate Marks, including any goodwill generated in connection therewith, inures to the benefit of the Product Trademark Owner, and the Product Trademark Owner may call for a confirmatory assignment thereof.  Each Party shall use [***] [Confidential Treatment Required] not to do any act which endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks.

(b)                                 Each Party agrees that it shall not attack, dispute or contest the validity of or ownership of the other Party’s Corporate Mark, or any registration issued or issuing with respect thereto.  Each Party expressly acknowledges and agrees that no ownership rights are vested or created in the other Party’s Corporate Marks by the limited rights of use granted pursuant to Article 9.4(b), and that all use of such Corporate Marks in accordance therewith, including any goodwill generated in connection therewith, inures to the benefit of the owner of such Corporate Marks and the owner of such Corporate Marks may call for a confirmatory assignment thereof.  With respect to any Corporate Marks licensed to a Party under Article 9.4(b), such Party agrees to conform to the customary guidelines and quality standards of the granting Party with respect to manner of use (as provided in writing by the owner of the Corporate Marks).  Each Party shall use [***] [Confidential Treatment Required] not to do any act which endangers, destroys or otherwise adversely affects the value of the goodwill pertaining to the other Party’s Corporate Marks.  Neither Party shall use, or allow any of their Affiliates, sublicensees or Distributors to use, in connection with any Antibody Product any other Trademark that is similar to or substantially similar to or so nearly resembles any of the other Party’s Corporate Marks as to be likely to cause deception or confusion.

10.3                        Disclosure of Patentable Inventions and Patent Due Diligence

(a)                                  Each Party shall promptly notify the other Party of any patentable invention made by it or its Affiliates or, to the extent it has rights thereto, sublicensees or Distributors pursuant to the Development, Commercialisation, Manufacturing or other activities performed by it or them under this Agreement (but excluding any patentable invention with respect to Manufacturing Know-How Controlled by a Third Party Manufacturer), and shall provide to the other

Party any invention disclosure submitted in the normal course of its business which discloses any such invention.

(b)                                 Each Party agrees to use [***] [Confidential Treatment Required] to bring to the attention of the Joint Patent Committee in a timely manner any Third Party patent or Third Party patent application it discovers, or has discovered, and which such Party reasonably believes relates to, the Development, Commercialisation or Manufacture of any Antibody Product.

10.4                        Patent and Trademark Filing, Prosecution and Maintenance

(a)                                  ImClone Patent Rights and ImClone Company Marks

(i)                                     ImClone Core Patent Rights

Decisions regarding the preparation, filing, prosecution and maintenance of ImClone Core Patent Rights shall be made by ImClone following reasonable consultation with the JPC.  Prior to implementing any decision regarding the preparation, filing, prosecution and maintenance of such ImClone Core Patent Rights, ImClone shall give due consideration to any representation made by the JPC with respect to such preparation, filing, prosecution and maintenance.  ImClone shall provide the JPC with an opportunity to review and comment upon the text of the applications relating to such ImClone Core Patent Rights before filing.  ImClone shall provide the JPC with a copy of each patent application within such ImClone Core Patent Rights as filed, together with notice of its filing date and serial number.  ImClone shall keep the JPC advised of the status of all communications, actual and prospective filings or submissions regarding such ImClone Core Patent Rights, and shall give the JPC an opportunity to review and comment on any such communications, filing and submissions proposed to be sent to any patent office.  Notwithstanding the foregoing, ImClone shall not cease the prosecution and/or maintenance of, or elect not to file a patent application in respect of any ImClone Core Patent Rights, unless otherwise approved by the JPC [***] [Confidential Treatment Required].  All out of pocket costs incurred by the Parties in connection with the preparation, filing, prosecution and maintenance of ImClone Core Patent Rights shall be [***] [Confidential Treatment Required]

(ii)                                  Other ImClone Patent Rights and ImClone Company Marks

Decisions regarding the preparation, filing, prosecution and maintenance of ImClone Company Marks and ImClone Patent Rights, other than ImClone Core Patent Rights, shall be made by ImClone.

(b)                                 UCB Patent Rights and UCB Company Marks

(i)                                     UCB Core Patent Rights

Decisions regarding the preparation, filing, prosecution and maintenance of UCB Core Patent Rights shall be made by UCB following reasonable consultation with the JPC.  Prior to implementing any decision regarding the preparation, filing, prosecution and maintenance of such UCB Core Patent Rights, UCB shall give due consideration to any representations made by the JPC with respect to such preparation, filing, prosecution and maintenance.  UCB shall provide the JPC with an opportunity to review and comment upon the text of the applications relating to such UCB Core Patent Rights before filing.  UCB shall provide the JPC with a copy of each patent application within such UCB Core Patent Rights as filed, together with notice of its filing date and serial number.  UCB shall keep the JPC advised of the status of all communications, actual and prospective filings or submissions regarding such UCB Core Patent Rights, and shall give the JPC an opportunity to review and comment on any such communications, filing and submissions proposed to be sent to any patent office.  Notwithstanding the foregoing, UCB shall not cease the prosecution and/or maintenance of, or elect not to file a patent application in respect of any UCB Core Patent Rights, unless otherwise approved by the JPC [***] [Confidential Treatment Required].  All out of pocket costs incurred by the Parties in connection with the preparation, filing, prosecution and maintenance of UCB Core Patent Rights shall be [***] [Confidential Treatment Required].

(ii)                                  Other UCB Patent Rights and UCB Company Marks.

Decisions regarding the preparation, filing, prosecution and maintenance of UCB Company Marks and UCB Patent Rights, other than UCB Core Patent Rights, shall be made by UCB.

(c)                                  Joint Patent Rights

Decisions regarding the preparation, filing, prosecution and maintenance of the Joint Patent Rights shall be made by the JPC.  Upon the identification of Joint Know-How, the JPC shall: (i) promptly discuss such Joint Know-How; (ii) promptly discuss the desirability of filing patent application(s) covering such Joint Know-How, and the relevant countries for filing; (iii) make the final decision with respect to any such filings as soon as practicable; and (iv) designate the Party (the Controlling Party) to be responsible for the preparation, filing, prosecution and maintenance of such Joint Patent Rights, with the expectation being that each Party shall be the Controlling Party with respect to Joint Patent Rights in countries for which it is the Territorial Lead, provided that no Party shall be designated as a Controlling Party without its written consent.  All out of pocket costs incurred by the Parties in connection with the preparation, filing, prosecution and maintenance of Joint Patent Rights [***] [Confidential Treatment Required].  The Controlling Party shall be responsible, using in-house counsel or outside counsel reasonably acceptable to both Parties, to implement the decisions of the JPC regarding the preparation, filing, prosecution and maintenance of such Joint Patent Rights.  The Controlling Party shall (A) provide the JPC an opportunity to review and comment upon the text of the applications relating to; (B)  provide the JPC with a copy of each patent application filed, together with notice of the filing date and serial number of; (C) keep the JPC advised of the status of all communications, actual and prospective filings or submissions regarding; (D) provide the JPC an opportunity to review and comment on any communications, filings and submissions proposed to be sent to any patent office relating to; (E) notify the JPC of the grant of; (F) not, unless otherwise approved by the JPC [***] [Confidential Treatment Required], cease the prosecution or maintenance of, or modify the claims of, or elect not to file a patent application in respect of; any Joint Patent Rights.  If one Party [***] [Confidential Treatment Required].  If the other Party fails to notify the first Party within [***] [Confidential Treatment Required], and the first Party is the Controlling Party, the Controlling Party [***] [Confidential Treatment Required] such Joint Patent Rights during that [***] [Confidential Treatment Required]).

(d)                                 Product Trademarks

Decisions regarding the preparation, filing, prosecution and maintenance of registrations for the Product Trademarks in a country shall be made by, and registrations for the Product Trademarks in a country shall be filed and prosecuted by, the Product Trademark Owner in such country, and any expenses related to such preparation (including clearance of marks), filing, prosecution or maintenance [***] [Confidential Treatment Required], provided the other Party shall have a reasonable opportunity to review and comment upon drafts of any new application to register a Product Trademark and all correspondence, amendments and submissions of any kind to any and all trademark offices concerning the Product Trademark registrations, prior to filing that application, correspondence, amendment or submission.  Notwithstanding the foregoing, if a Product Trademark Owner declines to prepare, file or prosecute any Trademark registration, or maintain any such Trademark, comprising Product Trademarks for which it is the Product Trademark Owner as required by this Article 10.4(d), it shall give the other Party reasonable notice to this effect and, the other Party may, upon written notice to the Product Trademark Owner, prepare, file, prosecute and maintain such Product Trademarks in the name of the Product Trademark Owner and any expenses related to such filing, prosecution or maintenance shall be [***] [Confidential Treatment Required].

(e)                                  Patent Term Extensions

The JPC shall make determinations as to whether to seek patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future regarding the ImClone Core Patent Rights, UCB Core Patent Rights or Joint Patent Rights with respect to the Antibody Products in each country in the Territory so as to secure optimal protection for each such Antibody Product under Applicable Law, provided that no such extensions shall be sought with respect to the UCB Core Patent Rights without UCB’s prior consent or the ImClone Core Patent Rights without ImClone’s prior consent.  ImClone shall be responsible for implementing any patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, for the ImClone Core Patents and UCB shall be responsible for implementing patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, for the UCB Core Patents.  The Controlling Party shall be responsible wherever applicable, for implementing any patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, for Joint Patent Rights.  Each Party shall [***] [Confidential Treatment Required] cooperate, as requested by the other Party, to implement such decisions of the Joint Patent Committee.  Any costs incurred in connection with seeking patent term extensions shall be [***] [Confidential Treatment Required].

10.5                        Interferences, Reexaminations, Reissues, Revocations and Oppositions With Third Parties

(a)                                  ImClone Core Patent Rights and Product Trademarks for which ImClone is the Product Trademark Owner

All decisions relating to Adversarial Prosecution Actions with respect to ImClone Core Patent Rights or Product Trademarks for which ImClone is the Product Trademark Owner, including whether to initiate or settle such Adversarial Prosecution Actions, shall be made by ImClone having consulted with, and with the advice of, the JPC.  ImClone shall be responsible for the conduct of any such Adversarial Prosecution Action.  UCB shall [***] [Confidential Treatment Required] cooperate, as requested by ImClone, with respect to such Adversarial Prosecution Action.  ImClone shall keep the JPC informed of the progress of any such Adversarial Prosecution Action.  ImClone shall keep the JPC advised of all communications, actual and prospective filings or submissions regarding such Adversarial Prosecution Action, and shall provide the JPC with an opportunity to review and comment on any such communications, filings and submissions, provided that ImClone shall have the first right to conduct (including to initiate, defend and control, including the right to settle or compromise and to grant licences under the ImClone Core Patent Rights or Product Trademarks for which ImClone is the Product Trademark owner in connection therewith) any such Adversarial Prosecution Action.   If ImClone fails to institute an Adversarial Prosecution Action with respect to ImClone Core Patent Rights or a Product Trademark in a country where ImClone is the Product Trademark Owner within [***] [Confidential Treatment Required] after a written request by UCB to do so, or otherwise conduct or defend any such Adversarial Prosecution Action, within [***] [Confidential Treatment Required] after a written request by UCB to do so, then UCB, on written notice to ImClone, shall have the right, during or after the Term, [***] [Confidential Treatment Required] to initiate, conduct or defend, as applicable, and control, such Adversarial Prosecution Action provided that UCB shall not settle or consent to a judgment in any such Adversarial Prosecution Action if such settlement or judgment would have a material adverse effect on ImClone unless approved by ImClone [***] [Confidential Treatment Required].  All out-of-pocket expenses incurred in relation to any Adversarial Prosecution Action under this Article 10.5(a) shall be [***] [Confidential Treatment Required].

(b)                                 Other ImClone Patent Rights and ImClone Company Marks

All decisions relating to Adversarial Prosecution Actions with respect to ImClone Company Marks and ImClone Patent Rights, other than ImClone Core Patent Rights, including whether to initiate or settle such Adversarial Prosecution Actions, shall be made by ImClone.  All expenses incurred and recoveries obtained in relation to any such Adversarial Prosecution Action shall be [***] [Confidential Treatment Required].

(c)                                  UCB Core Patent Rights and Product Trademarks for which UCB is the Product Trademark Owner

All decisions relating to Adversarial Prosecution Actions with respect to UCB Core Patent Rights or Product Trademarks for which UCB is the Product Trademark Owner, including whether to initiate or settle such Adversarial Prosecution Actions, shall be made by UCB having consulted with, and with the advice of, the JPC.  UCB shall be responsible for the conduct of any such Adversarial Prosecution Action.  ImClone shall [***] [Confidential Treatment Required] cooperate, as requested by UCB, with respect to such Adversarial Prosecution Action.  UCB shall keep the JPC informed of the progress of any such Adversarial Prosecution Action.  UCB shall keep the JPC advised of all communications, actual and prospective filings or submissions regarding such Adversarial Prosecution Action, and shall provide the JPC with an opportunity to review and comment on any such communications, filings and submissions, provided that UCB shall have the first right to conduct (including to initiate, defend and control, including the right to settle or compromise and to grant licences under the UCB Core Patent Rights or Product Trademarks for which UCB is the Product Trademark Owner in connection therewith) any such Adversarial Prosecution Action.  If UCB fails to institute an Adversarial Prosecution Action with respect to UCB Core Patent Rights or a Product Trademark in a country where UCB is the Product Trademark Owner within [***] [Confidential Treatment Required] after a written request by ImClone to do so, or otherwise conduct or defend any such Adversarial Prosecution Action, within [***] [Confidential Treatment Required] after a written request by ImClone to do so, then ImClone, on written notice to UCB, shall have the right, during or after the Term, at its sole discretion to initiate, conduct or defend, as applicable, and control, such Adversarial Prosecution Action provided that ImClone shall not settle or consent to a judgment in any such Adversarial Prosecution Action if such settlement or judgment would have a material adverse effect on UCB unless approved by UCB [***] [Confidential Treatment Required].  All out-of-pocket expenses incurred in relation to any Adversarial Prosecution Action under this Article 10.5(c) shall be [***] [Confidential Treatment Required].

(d)                                 Other UCB Patent Rights and UCB Company Marks

All decisions relating to Adversarial Prosecution Actions with respect to UCB Company Marks and UCB Patent Rights, other than UCB Core Patent Rights, including whether to initiate or settle such Adversarial Prosecution Actions, shall be made by UCB.  All expenses incurred and recoveries obtained in relation to any such Adversarial Prosecution Action shall be borne or retained, as applicable, by UCB.

(e)                                  Joint Patent Rights, Third Party Patent Rights and Third Party Trademarks

Decisions relating to Adversarial Prosecution Actions with respect to Joint Patent Rights and decisions relating to Adversarial Prosecution Actions against Third Party Patent Rights or Third Party Trademarks relevant to an Antibody Product, including in each case decisions whether to initiate or settle such Adversarial Prosecution Actions, shall be made by the JPC.  Upon the identification of any such potential Adversarial Prosecution Action, the JPC shall: (i) promptly discuss such Adversarial Prosecution Action, including the strategy for conducting such Adversarial Prosecution Action; and (ii) designate a Party (the Managing Party) to be responsible for controlling such Adversarial Prosecution Action, provided that no Party shall be designated as a Managing Party [***] [Confidential Treatment Required].  The Managing Party shall be responsible, using outside counsel reasonably acceptable to both Parties, to implement the decisions of the Joint Patent Committee regarding such Adversarial Prosecution Action.  Save as provided in this Article 10.5(e), all expenses incurred in relation to any such Adversarial Prosecution Action shall be [***]

[Confidential Treatment Required].  The non-Managing Party shall [***] [Confidential Treatment Required]cooperate, as requested by the JPC or the Managing Party, in such Adversarial Prosecution Action.  The Managing Party shall keep the JPC informed of the progress of any such Adversarial Prosecution Action.  The Managing Party shall keep the JPC advised of all communications, actual and prospective filings or submissions regarding such Adversarial Prosecution Action, and shall provide the JPC an opportunity to review and comment on any such communications, filings and submissions.  The Managing Party shall not settle or consent to a judgment in any such Adversarial Prosecution Action with respect to the Joint Patent Rights, Third Party Patent Rights or Third Party Trademarks, unless approved by the JPC [***] [Confidential Treatment Required].  If a Party does not wish to share the costs of prosecuting any such Adversarial Prosecution Actions against Third Party Patent Rights or Third Party Trademarks relevant to an Antibody Product, the other Party shall have the right to prosecute such action, at its sole expense, through counsel of its choosing, without the consent of such first Party or the JPC, provided that that such other Party shall be [***] [Confidential Treatment Required].  If a Party elects to initiate or continue prosecuting an Adversarial Prosecution Actions against Third Party Patent Rights or Third Party Trademarks relevant to an Antibody Product at its own expense as provided in the preceding sentence, the other Party shall, and shall cause its Affiliates to, [***] [Confidential Treatment Required]cooperate with such first Party in this regard.  For clarity, neither Party shall have the right not to fund, or to cease defending, an Adversarial Prosecution Action brought by a Third Party with respect to Joint Patent Rights, except with respect to a counterclaim brought by a Third Party in connection with an Adversarial Prosecution Action against a Third Party Patent as to which such Party previously exercised its right not to fund.

10.6                        Initial Filings

The Parties agree to use [***] [Confidential Treatment Required] to ensure that any Patent Rights within the ImClone Core Patent Rights, UCB Core Patent Rights and Joint Patent Rights will be in a form sufficient to establish the date of original filing as a priority date for the purposes of filing throughout the Territory.

10.7                        Enforcement and Defence of Patent Rights and Trademarks

(a)                                  Notification of Infringement

If either Party learns of any Third Party making, using, offering for sale, selling or importing an Antibody Product or a Competing Product, in each case in or outside of the Field, or using a Trademark that could reasonably be deemed to infringe a Product Trademark, the Joint Patent Rights or one of the other Party’s Patent Rights or Trademarks, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such activity.

(b)                                 Enforcement

(i)                                     ImClone Core Patent Rights and Product Trademarks for which ImClone is the Product Trademark Owner

As between the Parties, ImClone shall with respect to ImClone Core Patent Rights and Product Trademarks for which ImClone is the Product Trademark Owner during the Term have the first right and thereafter with respect to ImClone Core Patent Rights, the sole right, using outside counsel selected by ImClone, to initiate or defend (as appropriate) and control Enforcement Actions with respect to ImClone Core Patent Rights and Product Trademarks for which ImClone is the Product Trademark Owner.  UCB shall [***] [Confidential Treatment Required] cooperate, as requested by ImClone, with respect to such Enforcement Actions.  ImClone shall keep the JPC informed of the progress of any such Enforcement Action.  ImClone shall keep the JPC advised of all communications, actual and prospective filings and submissions regarding any such Enforcement Action and shall provide the JPC with an opportunity to review and comment on any such communications, filings and submissions.  If ImClone fails during the Term to institute or defend any such Enforcement Action with respect to ImClone Core Patent Rights or a Product Trademark for which ImClone is the Product Trademark Owner, within [***] [Confidential Treatment Required] after a written request by UCB to do so, then UCB, on written notice to ImClone, shall have the right at its sole discretion to initiate or defend (as appropriate) and control such Enforcement Action in the name of either or both Parties provided that UCB shall not settle or consent to a judgment in any such Enforcement Action if such settlement or judgment would have a material adverse effect on ImClone unless approved by ImClone [***] [Confidential Treatment Required].  If, after the Term, ImClone fails to initiate or defend any such Enforcement Action with respect to ImClone Core Patent Rights, UCB shall have no right to initiate or defend and control such Enforcement Action but any [***] [Confidential Treatment Required]  All out of pocket expenses incurred in relation to any Enforcement Action under this Article 10.7(b)(i) shall be [***] [Confidential Treatment Required].

(ii)                                  Other ImClone Patent Rights and ImClone Company Marks

All decisions relating to Enforcement Actions with respect to ImClone Company Marks and ImClone Patent Rights, other than ImClone Core Patent Rights, including whether to initiate, defend or settle such Enforcement Actions, shall be made by ImClone.  ImClone shall have the exclusive right, using counsel selected by ImClone, to initiate or defend (as appropriate) and control such Enforcement Actions.  UCB shall [***] [Confidential Treatment Required] cooperate, as requested by ImClone and at ImClone’s expense, with respect to such Enforcement Actions that relate to Antibody Products.  ImClone shall keep the JPC informed of the progress of any such Enforcement Actions that relate to Antibody Products.  All expenses incurred and recoveries obtained in relation to any such Enforcement Action shall be [***] [Confidential Treatment Required].

(iii)                               UCB Core Patent Rights and Product Trademarks for which UCB is the Product Trademark Owner

As between the Parties, UCB shall with respect to UCB Core Patent Rights and Product Trademarks for which UCB is the Product Trademark Owner during the Term have the first right and thereafter with respect to UCB Core

Patent Rights, the sole right, using outside counsel selected by UCB, to initiate or defend (as appropriate) and control Enforcement Actions with respect to UCB Core Patent Rights and Product Trademarks for which UCB is the Product Trademark Owner.  ImClone shall [***] [Confidential Treatment Required] cooperate, as requested by UCB, with respect to such Enforcement Actions.  UCB shall keep the JPC informed of the progress of any such Enforcement Action.  UCB shall keep the JPC advised of all communications, actual and prospective filings and submissions regarding any such Enforcement Action and shall provide the JPC with an opportunity to review and comment on any such communications, filings and submissions.  If UCB fails, during the Term, to institute or defend any such Enforcement Action with respect to UCB Core Patent Rights or a Product Trademark for which UCB is the Product Trademark Owner within [***] [Confidential Treatment Required] after a written request by ImClone to do so, then ImClone, on written notice to UCB, shall have the right at its sole discretion to initiate or defend (as appropriate) and control such Enforcement Action in the name of either or both Parties provided that ImClone shall not settle or consent to a judgment in any such Enforcement Action if such settlement or judgment would have a material adverse effect on UCB unless approved by UCB [***] [Confidential Treatment Required].  If, after the Term, UCB fails to initiate or defend any such Enforcement Action with respect to UCB Core Patent Rights, UCB shall have no right to initiate or defend and control such Enforcement Action but any [***] [Confidential Treatment Required].  All out of pocket expenses incurred in relation to any Enforcement Action under this Article 10.7(b)(iii) shall be [***] [Confidential Treatment Required].

(iv)                              Other UCB Patent Rights and UCB Company Marks

All decisions relating to Enforcement Actions with respect to UCB Company Marks and UCB Patent Rights, other than UCB Core Patent Rights, including whether to initiate, defend or settle such Enforcement Actions, shall be made by UCB.  UCB shall have the exclusive right, using counsel selected by UCB, to initiate or defend (as appropriate) and control such Enforcement Actions.  ImClone shall [***] [Confidential Treatment Required] cooperate, as requested by UCB and at UCB’s expense, with respect to such Enforcement Actions that relate to Antibody Products.  UCB shall keep the JPC informed of the progress of any such Enforcement Actions that relate to Antibody Products.  All expenses incurred and recoveries obtained in relation to any such Enforcement Action shall be [***] [Confidential Treatment Required].

(v)                                 Joint Patent Rights

All decisions relating to Enforcement Actions with respect to Joint Patent Rights shall be made by the JPC.  Upon the identification by a Party of an actual, alleged or threatened infringement or attack on the validity or enforceability of a Joint Patent Right, or upon a Party’s request to the JPC to consider prosecuting or defending an Enforcement Action with respect to Joint Patent Rights, the JPC shall: (i) promptly discuss such infringement, attack or Enforcement Action; (ii) promptly discuss the strategy for enforcing or defending such Joint Patent Rights; and (iii) designate a Party (the Responsible Party) to be responsible for implementing the decisions of the

JPC with respect to such infringement, attack or Enforcement Action.  The Responsible Party shall, using outside counsel reasonably acceptable to both Parties, implement the decisions of the JPC regarding such Enforcement Action.  Save as provided in this Article 10.7(b)(v), all expenses incurred in relation to any such Enforcement Action shall be [***] [Confidential Treatment Required].  The non-Responsible Party shall [***] [Confidential Treatment Required] cooperate, as requested by the JPC or the Responsible Party, in such Enforcement Action, including joining any such Enforcement Action.  The Responsible Party shall keep the JPC informed of the progress of any such Enforcement Action.  The Responsible Party shall keep the JPC advised of all communications, actual and prospective filings or submissions regarding any such Enforcement Action, and provide the JPC with an opportunity to review and comment on any such communications, filing and submissions proposed to be made by the Responsible Party.  The Responsible Party shall not settle or consent to a judgment in any such Enforcement Action with respect to Joint Patent Rights, unless approved by the JPC [***] [Confidential Treatment Required].  Notwithstanding the foregoing, if a Party does not wish to [***] [Confidential Treatment Required] of prosecuting any such Enforcement Action, the other Party shall have the right to prosecute such Enforcement Action, through counsel of its choosing, without the consent of such first Party or the JPC, provided that the other Party shall [***] [Confidential Treatment Required].  If a Party elects to initiate or continue prosecuting an Enforcement Action as provided in the preceding sentence, the other Party shall, and shall cause its Affiliates to, (x) [***] [Confidential Treatment Required] cooperate with such first Party in this regard, and (y) promptly release or assign to the other Party, without consideration, all right, title and interest in and to such Joint Patent Rights.  For clarity, neither Party shall have the right to not fund, or to cease defending, an Enforcement Action brought by a Third Party, except with respect to a counterclaim brought by a Third Party in connection with an Enforcement Action as to which such Party previously exercised its right not to fund.

10.8                        Third Party Intellectual Property

(a)                                  Jointly Identified Third Party Intellectual Property

If either Party believes that there exist Third Party intellectual property rights that are [***] [Confidential Treatment Required] to Develop, Commercialise or Manufacture an Antibody Product in the Field then it shall notify the JPC, indicating in such notice whether or not a Party or any of its Affiliates have Control or have a right to acquire Control of such Third Party intellectual property rights.  Each Party shall provide the JPC with such details as it has and which it (without breaching any obligation it may have to a Third Party) is able to provide with respect to such Third Party intellectual property rights and of any right it or any of its Affiliates may have in or to the same.  If the JPC determines that such Third Party intellectual property rights are necessary or desirable to Develop or Commercialise an Antibody Product in the Field, then the JPC shall inform the Collaboration Committee.  If the Collaboration Committee approves the seeking of a licence, the Parties shall use[***] [Confidential Treatment Required] to obtain such a licence under such Third Party intellectual property rights on such terms (economic or otherwise) as the Collaboration Committee determines, provided that the Parties agree that they shall use [***] [Confidential Treatment Required] in the first instance to obtain such a licence to be held by both Parties in the Territory and if such licence is not obtainable on [***] [Confidential Treatment Required] terms, the Collaboration Committee shall designate one Party to use [***] [Confidential Treatment Required] to obtain such a licence throughout the Territory with the express right to grant a sublicence to the other Party as such sublicensing Party has with respect to its own intellectual property under Article 9.1.  No member of the Collaboration Committee shall [***] [Confidential Treatment Required] withhold its approval of a licence under Third Party intellectual property rights that are [***] [Confidential Treatment Required] to Develop, Commercialise or Manufacture an Antibody Product for an Agreed Indication in the Field.  If a Party (the first Party) (through the Collaboration Committee) does not agree that it is [***] [Confidential Treatment Required] to obtain such a licence to avoid infringing a Third Party’s Patent Rights, then the other Party shall be free to seek such licence with respect to its own activities, with any costs with respect to such licence (to the extent disclosed to the JPC prior to obtaining the licence) to be [***] [Confidential Treatment Required].  If the first Party is subsequently sued by such Third Party for infringement of such Third Party Patent; (i) any costs incurred in the defence or settlement of such action, including any ongoing royalties, damages or other payment obligations up to and including the amount that would have been payable to the Third Party had the first Party obtained the relevant licence shall be [***] [Confidential Treatment Required], and (ii) any costs incurred in the defence or settlement of such action, including any ongoing royalties, damages or other payment obligations in excess of that amount shall [***] [Confidential Treatment Required]. Notwithstanding the foregoing, the Continuing Party shall have the right, [***] [Confidential Treatment Required] to obtain a licence to any Third Party intellectual property that relates solely to an Independent Indication for which it is the Continuing Party without the consent of the other Party, the JPC or the Collaboration Committee and without securing any express rights to sublicence to the other Party, unless and until such Independent Indication is Converted into a Converted Agreed Indication, provided that at the time the Continuing Party identifies such Third Party intellectual property it shall notify the Non-Continuing Party in order to enable the Non-Continuing Party, at the Non-Continuing Party’s option, to negotiate a licence or option with respect to such Third Party intellectual property that would enable the Non-Continuing Party to use such Third Party intellectual property in the event that such Independent Indication is subsequently Converted into a Converted Agreed Indication.  Each Party shall [***] [Confidential Treatment Required] in relation to its own licence or option to such Third Party intellectual property, provided that, if the Continuing Party at the request of the Non-Continuing Party secures an express right to sublicense to the Non-Continuing Party in its licence to such Third Party intellectual property, the Non-Continuing Party shall [***] [Confidential Treatment Required] by the Continuing Party in connection with obtaining such right to sublicense provided that such [***] [Confidential Treatment Required] have been approved in advance by the Non-Continuing Party.  For clarity, the Continuing Party shall not be obliged to enter into any such licence or option or obtain any such right to sublicense.

In addition, if a Party or any of its Affiliates has the right to Control any such Third Party intellectual property rights specifically directed in substantial part to an Antibody Product that are [***] [Confidential Treatment Required] to Develop an Antibody Product for an Agreed Indication in the Field, at the written request of the other Party, such Party shall exercise such right, with any costs with respect to such exercise (to the extent disclosed to the other Party in writing prior to such request or otherwise agreed by the Parties) to be [***] [Confidential Treatment Required] and such Third Party intellectual property right shall be included in the rights licensed pursuant to this Agreement and the licence agreement pursuant to which such Control was acquired shall be deemed to be an In-Licence and Part 1 or Part 2 of Schedule 1 shall be deemed amended accordingly.

(b)                                 Other Third Party Technology

In the event that UCB or ImClone (the Acquiring Party) proposes to apply to an Antibody Product technology that the Acquiring Party obtains from a Third Party, whether before or after the Effective Date, other than pursuant to Article 10.8(a), the Acquiring Party shall disclose the same to the Collaboration Committee, including any royalty or other payment obligations to a Third Party determined in accordance with GAAP that would apply as a result of the Development, Commercialisation or Manufacture of such Antibody Products for an Agreed Indication under this Agreement.  The Collaboration Committee shall determine, within [***] [Confidential Treatment Required], whether or not the Collaboration Committee agrees that such technology should be applied to such Antibody Product, and if the Collaboration Committee so determines that it should be, the agreement under which the Acquiring Party acquires such technology shall be deemed to be an In-Licence and Part 1 or Part 2 of Schedule 1 shall be deemed amended accordingly, and any applicable corresponding royalty payments or obligations shall be treated as [***] [Confidential Treatment Required].  If the Collaboration Committee fails to agree that such technology should be applied to such Antibody Product, (i) the subject matter of such agreement shall not be within the definition of UCB Know-How, ImClone Know-How, UCB Patent Rights or ImClone Patent Rights under this Agreement, (ii) the other Party shall have no licence or other rights with respect to such technology, and (iii) to the extent a Party still wishes to apply such technology to an Antibody Product, it may do so [***] [Confidential Treatment Required].

(c)                                  Third Party Licences

Notwithstanding the provisions of this Article 10, the rights and obligations of the Parties under this Article 10 shall be subject to the rights and obligations of the licensors under any In-Licences.

(d)                                 Third Party Patents

If a Third Party sues a Party alleging that such Party’s or such Party’s Affiliates’, Distributors’ or sublicensees’ Development, Commercialisation or Manufacturing activities (other than as a Manufacturer, which shall be governed by the applicable Manufacturing Agreement) under this Agreement infringe or will infringe said Third Party’s Patent Rights or misappropriate said Third Party’s trade secret or said Third Party’s Trademark or other intellectual property, then the sued Party shall give the other Party and the JPC prompt written notice thereof, and upon the sued Party’s request and in connection with such Party’s defence of any such Third Party suit, the other Party shall provide [***] [Confidential Treatment Required] assistance to the sued Party for such defence and shall join such suit where required to do so under the Applicable Law.  The sued Party shall keep the JPC and the other Party, if such other Party has not joined in such suit, reasonably informed, in person or by telephone, prior to (if possible) and during the pendency of any such suit.  The sued Party shall not admit the invalidity, unenforceability or non-infringement of any Patent Rights licensed under this Agreement or any infringement of a Third Party Patent in connection with activities conducted under this Agreement nor settle any such suit, [***] [Confidential Treatment Required].  The [***] [Confidential Treatment Required] out of pocket litigation costs and expenses incurred by each Party, including settlement costs, royalties paid in settlement of any such suit, and the payment of any damages to the Third Party shall be [***] [Confidential Treatment Required].  Any amounts recovered from the Third Party by way of costs shall be [***] [Confidential Treatment Required].

10.9                        Patent and Trademark Marking

To the extent practical and permitted by Applicable Law, each Territorial Lead shall mark Antibody Products sold in its Territory with all applicable patent numbers of Patent Rights of the Parties and with notice of Trademark registrations in those countries in which such markings have notice value as against infringers of Patent Rights or Trademarks.

10.10                 Allocation of Costs

(a)                                  [***] [Confidential Treatment Required] relating to Joint Patent Rights

(i)                                     Subject to Article 10.4(c), Article 10.5(e) and Article 10.7(b)(v), all [***] [Confidential Treatment Required] relating to Joint Patent Rights shall during the Term be [***] [Confidential Treatment Required].

(ii)                                  Following termination of this Agreement for any reason, each Party shall provide to the other within [***] [Confidential Treatment Required] of the end of each Calendar Quarter a statement setting out the [***] [Confidential Treatment Required] in that Calendar Quarter in connection with Joint Patent Rights together with such evidence of such costs as the other Party may reasonably require.  If and to the extent that one Party has incurred more costs than the other Party, the other Party shall within [***] [Confidential Treatment Required].

(b)                                 [***] [Confidential Treatment Required] relating to ImClone Core Patent Rights

All [***] [Confidential Treatment Required] relating to ImClone Core Patent Rights shall be included in the [***] [Confidential Treatment Required].

(c)                                  [***] [Confidential Treatment Required] relating to UCB Core Patent Rights

All [***] [Confidential Treatment Required] relating to UCB Core Patent Rights shall be included [***] [Confidential Treatment Required].

(d)                                 [***] [Confidential Treatment Required] relating to Product Trademarks

All [***] [Confidential Treatment Required] relating to Product Trademarks shall be [***] [Confidential Treatment Required].

(e)                                  [***] [Confidential Treatment Required] relating to other ImClone Patent Rights and ImClone Company Marks

[***] [Confidential Treatment Required] relating to ImClone Patent Rights (other than ImClone Core Patent Rights) and ImClone Company Marks shall [***] [Confidential Treatment Required].

(f)                                    [***] [Confidential Treatment Required] relating to other UCB Patent Rights and UCB Company Marks

[***] [Confidential Treatment Required] relating to UCB Patent Rights (other than UCB Core Patent Rights) and UCB Company Marks shall [***] [Confidential Treatment Required].

(g)                                 Recoveries

If and to the extent that either Party recovers any amount from a Third Party and the costs incurred in connection with such recovery constitute [***] [Confidential Treatment Required].  After termination of this Agreement any recoveries relating to actions relating to Joint Patent Rights that have been jointly funded by the Parties shall be [***] [Confidential Treatment Required].

11.                               CONFIDENTIALITY AND NON-USE

11.1                        Confidentiality

Except as expressly set out in this Agreement, the Parties agree that, during the Term and for [***] [Confidential Treatment Required] following the date of expiration or termination of this Agreement, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as permitted under the terms of this Agreement any Confidential Information of the other Party except to the extent that it can be established by the receiving Party that such Confidential Information:

(a)                                  was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)                                 was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such Information to others; or

(e)                                  was independently developed by the receiving Party without use of the Confidential Information of the disclosing Party as demonstrated by competent written records.

A Party’s Confidential Information shall not be deemed to be within any of the foregoing exceptions merely because it is embraced by general disclosures within such exceptions, nor shall a Party’s Confidential Information be deemed to be within any of the foregoing exceptions merely because individual items are in such exceptions.

11.2                        Authorised Disclosure

To the extent it is necessary or appropriate to fulfil its obligations or exercise its rights under this Agreement, a Party may disclose such Confidential Information of the other Party as it is otherwise obliged under Article 11.1 not to disclose:

(a)                                  to its Affiliates, and to its and their (whether actual or potential) sublicensees, Distributors, consultants, outside contractors, Third Party Manufacturers and clinical investigators, on a need-to-know basis and on the condition that such entities or persons, and their employees and agents, agree in writing to keep the Confidential Information confidential for the same time periods and to the same extent as such Party is required to keep such Confidential Information confidential;

(b)                                 to Regulatory Authorities to the extent that such disclosure is [***] [Confidential Treatment Required] useful to obtain authorisations to conduct Clinical Studies or Post-Approval Studies or to file, obtain and maintain Regulatory Approvals and to Manufacture and Commercialise Antibody Product in the Field;

(c)                                  to the extent that such disclosure is [***] [Confidential Treatment Required] useful in connection with preparing, filing, prosecuting, maintaining, enforcing and/or defending UCB Core Patent Rights or ImClone Core Patent Rights or Joint Patent Rights in accordance with the provisions of Article 10; or

(d)                                 in prosecuting or defending litigation or in establishing rights or enforcing obligations under this Agreement or in complying with Applicable Law, court or administrative orders, the rules of any relevant stock exchange or similar governing body or the U.S. Securities and Exchange Commission; provided, however, it shall:

(i)                                     give reasonable advance notice to the other Party of such disclosure requirement, to the extent practicable;

(ii)                                  provide a copy of the proposed disclosure to the other Party;

(iii)                               only disclose Confidential Information of the other Party to the extent necessary; and

(iv)                              at the request of the other Party, use [***] [Confidential Treatment Required] to secure confidential treatment of such Confidential Information required to be disclosed, including seeking a protective order, to the extent practicable.

11.3                        Public Announcements

Following the Effective Date, the Parties may issue one or more press releases regarding this Agreement, the timing and content of which shall be mutually agreed to by the Parties.  Except to the extent required by Applicable Law or the rules of a relevant stock exchange or similar governing body or as otherwise permitted in accordance with this Article 11, neither Party shall make any further public announcements concerning this Agreement or the subject matter of this Agreement without the prior written consent of the other, [***] [Confidential Treatment Required].  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any press releases prior to its issuance.

11.4                        Third Party Obligations

Neither Party is obliged to disclose to the other Party any Information that it receives from a Third Party if to do so would put the disclosing Party in breach of an obligation owed to such Third Party.

11.5                        Termination of Prior Confidentiality Agreements

This Agreement supersedes the Confidentiality Agreement between the Parties dated March 17, 2004.  All Confidential Information (as defined in such Confidentiality Agreement as amended and extended) disclosed by a Party to the other Party under such Confidentiality Agreement shall be deemed to be the Confidential Information of that disclosing Party under this Agreement and shall be subject to the terms of this Article 11.

11.6                        Publications

(a)                                  The Collaboration Committee (or its appropriate designees) shall determine the strategy for, and coordinate, the publication and presentation of results of studies of Antibody Products or other data generated under this Agreement.  Where the Collaboration Committee appoints a designee to carry out this function, the designee shall submit such strategy to the Collaboration Committee for approval.

(b)                                 Each Party recognises that the publication of papers regarding results of and other information regarding activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties, provided such publications are subject to reasonable controls to protect Confidential Information.  In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any patent application until such patent application has been published.  Accordingly, each Party will have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract, which incorporates data generated under this Agreement or which includes Confidential Information of the other Party.  Before any such paper is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a complete copy of the paper or materials for oral presentation to the other Party at least [***] [Confidential Treatment Required] prior to submitting the paper to a publisher or making the presentation.  The other Party shall review any such paper and give its comments to the publishing Party within [***] [Confidential Treatment Required] of the delivery of such paper to the other Party.  With respect to oral presentation materials and abstracts, the other Party shall make [***] [Confidential Treatment Required] to expedite review of such materials and abstracts, and shall return such items [***] [Confidential Treatment Required] to the publishing or presenting Party with appropriate comments, if any, but in no event later than [***] [Confidential Treatment Required] from the date of delivery to the other Party.  Failure to respond within such [***] [Confidential Treatment Required] shall be deemed approval to publish or present.  During the Term, if approval is not given or deemed given, either Party may refer the matter to the Collaboration Committee for resolution together with the reasons for withholding approval.  Notwithstanding the foregoing, the publishing or presenting Party shall, if and to the extent consistent with Applicable Law and industry standards, comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such paper and will withhold publication of any such paper or any presentation of same for an additional [***] [Confidential Treatment Required] in order to permit the Parties to obtain patent protection if either Party deems it necessary.  Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.  Each Party shall use [***] [Confidential Treatment Required] to cause investigators and institutions participating in Clinical Studies and Post-Approval Studies with which it contracts to agree to terms substantially similar to those set forth in this Article 11.6, which [***] [Confidential Treatment Required] shall satisfy such Party’s obligations under this Article 11.6 with respect to such investigators and institutions.

12.                               TERM AND TERMINATION

12.1                        Term of this Agreement

Unless earlier terminated pursuant to this Article 12, this Agreement shall become effective on the Effective Date and shall remain in full force and effect on a [***] [Confidential Treatment Required], provided that if Antibody Products are only being Developed or Commercialised for Independent Indications and if there is only one Continuing Party, then if, within [***] [Confidential Treatment Required] after its election to withdraw with respect to the last Agreed Indication for an Antibody Product pursuant to Article 8.1, the Non-Continuing Party has not provided the Continuing Party with an Option Exercise Notice with respect to at least one Independent Indication for an Antibody Product pursuant to Article 8.9, the Non-Continuing Party shall be deemed to have terminated this Agreement pursuant to Article 12.2 and such Non-Continuing Party shall be the Terminating Party and the Continuing Party shall be the Remaining Party as provided therein.

12.2                        Voluntary Termination of this Agreement

Subject to Article 16.1, either Party (the Terminating Party) shall have the right at any time to terminate this Agreement in its entirety by giving written notice of termination of this Agreement to the other Party.  If within [***] [Confidential

Treatment Required] of receipt of such termination notice, the other Party provides the Terminating Party with written notice that it wishes to continue Development and Commercialisation (as appropriate) of one or more Antibody Products (whether in Agreed Indications or Independent Indications), the other Party shall be deemed to be the Remaining Party and the Terminating Party shall be deemed the Non-Remaining Party for purposes of this Article 12 and termination shall take effect upon expiry of the Transition Period.  If the other Party does not serve such written notice within [***] [Confidential Treatment Required] of receipt of such termination notice, the Parties shall cease all activities under this Agreement as expeditiously and as cost effectively as possible with due regard for patient safety and the rights of any subjects that are participants in Clinical Studies or Post-Approval Studies and in compliance with Applicable Law and this Agreement shall terminate on the date on which all such activities cease and in such circumstances this Agreement shall be terminated only under this Article 12.2, and no other Article.

12.3                        Termination with respect to Competing Products

(a)                                  Subject to Article 16.2 and Article 16.4, but without prejudice to any other remedy a Party may have, a Party (which Party shall be deemed to be the Remaining Party) may terminate this Agreement by giving written notice of termination to the other Party (which party shall be deemed to be the Non-Remaining Party or, for the purposes of this Article 12.3, the Excluded Party) if the Excluded Party or any of its Affiliates [***] [Confidential Treatment Required] (as such terms are defined in this Agreement, except for purposes of this Article 12.3, the term “Antibody Product” as it appears in any definition of a defined term included in such definitions of “Clinical Study”, “Development” or “Commercialises” shall be deemed to be replaced with the term “Antibody Product or Competing Product, as applicable”), alone or in collaboration with a Third Party, a Competing Product (a Competing Activity).  Such notice of termination shall take effect in accordance with Article 12.3(c).

(b)                                 If the Merging Party:

(i)                                     fails to notify the other Party of its intention to take one of the actions described in paragraphs (x) through (z) of Article 16.4 within the [***] [Confidential Treatment Required] provided for in Article 16.4;

(ii)                                  timely notifies the other Party of its intention to terminate this Agreement but fails to serve a notice of termination pursuant to Article 12.2 within [***] [Confidential Treatment Required] of notifying the other Party of such intention;

(iii)                               timely notifies the other Party of its intention to divest such Competing Product but fails to use all [***] [Confidential Treatment Required] to effect such divestment as quickly as possible in accordance with Article 16.4(b); or

(iv)                              timely notifies the other Party of its intention to cease all Competing Activities but does not cease all Competing Activities as expeditiously as possible in accordance with Article 16.4(a), the other Party (which Party shall be deemed to be the Remaining Party) may, on written notice to the Merging Party, in addition to any other remedies available to it at law or equity, terminate this Agreement by giving written notice of termination to the other Party.  Such notice of termination shall take effect in accordance with Article 12.3(c).

(c)                                  Any notice of termination served pursuant to Article 12.3(a) or (b) shall specify whether the Remaining Party wishes to continue Development or Commercialisation (as appropriate) of one or more Antibody Products (whether in Agreed Indications or Independent Indications).  If the Remaining Party does not wish to continue any such Development or Commercialisation of Antibody Products, upon service of the notice of termination, the Parties shall cease all activities under this Agreement as expeditiously and as cost effectively as possible with due regard for patient safety and the rights of any subjects that are participants in Clinical Studies or Post-Approval Studies and in compliance with Applicable Law.  If the Remaining Party wishes to continue any such Development or Commercialisation of Antibody Products, Article 12.8 shall apply and termination shall take effect on expiry of the Transition Period.

(d)                                 For clarity, this Article 12.3 shall not apply to ImClone’s (or one of its Affiliate’s) development programme in respect of one or more Antibodies, including 1121B, any of which is or may be a Competing Product or otherwise competitive with an Antibody Product, prior to the date, if any, that ImClone elects to cease such Competing Activities pursuant to Article 16.2(b).

12.4                        Termination for Default

(a)                                  In the event that (i) any representation or warranty made under this Agreement by a Party shall have been untrue in any material respect and this untruth has a material and adverse effect on the other Party in relation to this Agreement, or (ii) there is a material breach or material default of this Agreement by a Party (any event under (i) or (ii), a Default), then the Party not in default (the Non-Defaulting Party) shall have the right to give the other Party (the Defaulting Party) written notice (a Notice of Default), which notice, to be effective, must state the nature of the Default in reasonable detail and must request that the Defaulting Party cure such Default within [***] [Confidential Treatment Required] of the date of such notice (or [***] [Confidential Treatment Required] of the date of such notice with respect to a payment Default ) or such longer period as the Non-Defaulting Party may designate in such notice (the Cure Period).  During any such Cure Period or any extended period in which the Defaulting Party seeks to cure the Default in accordance with Article 12.4(c), all of each Party’s respective rights and obligations under this Agreement, including those in relation to Development, Commercialisation and Manufacture, shall (to the extent applicable) remain in force and effect.

(b)                                 The Cure Period with respect to a Default shall commence on the date that the Defaulting Party receives the Notice of Default with respect thereto.

(c)                                  If a Default is not cured within the applicable Cure Period (or, if such Default cannot be cured in such Cure Period and if the Defaulting Party has not used

[***] [Confidential Treatment Required] to cure such Default within such period and thereafter diligently continues such actions, provided that payment Defaults must be cured within the Cure Period), the Non-Defaulting Party, at its option, may immediately serve written notice on the Defaulting Party terminating this Agreement, such termination to take effect in accordance with Article 12.4(d).

(d)                                 Any notice of termination served pursuant to Article 12.4(c), shall specify whether the Non-Defaulting Party wishes to continue Development or Commercialisation (as appropriate) of one or more Antibody Products (whether in Agreed Indications or Independent Indications).  If the Non-Defaulting Party does not wish to continue any such Development or Commercialisation of Antibody Products, upon the notice of termination taking effect, the Parties shall cease all activities under this Agreement as expeditiously and as cost effectively as possible with due regard for patient safety and the rights of any subjects that are participants in Clinical Studies or Post-Approval Studies and in compliance with Applicable Law and this Agreement shall terminate on the date on which all such activities cease.  If the Non-Defaulting Party (which Party shall be deemed to be the Remaining Party) wishes to continue Development or Commercialisation of Antibody Products, Article 12.8 shall apply, termination shall take effect upon expiry of the Transition Period and the Defaulting Party shall be deemed to be the Non-Remaining Party.

12.5                        Termination for Bankruptcy

(a)                                  All rights and licences granted under or pursuant to this Agreement by ImClone or UCB are, and shall otherwise be deemed to be, licences of rights to “intellectual property” as defined under bankruptcy laws, rules and regulations in the Territory, including as defined under Article 101 of the United States Bankruptcy Code.  The Parties agree that the Remaining Party (as defined in Article 12.5(b)) shall retain and may fully exercise all of its rights and elections under bankruptcy laws, rules, regulations or statutes in the Territory, including the United States Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a bankrupt Party the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property which at that date is known to be necessary or useful to the Development, Commercialisation, Manufacturing or other exploitation of the Antibody Products and all embodiments of such intellectual property; and the same, if not already in the other Party’s possession, shall be promptly delivered to the other Party: (i) upon any such commencement of a bankruptcy proceeding, upon the other Party’s written request for the same, unless the non-bankrupt Party (or a trustee on behalf of the bankrupt Party) elects within [***] [Confidential Treatment Required] to continue to perform all of its obligations under this Agreement; or (ii) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the bankrupt Party, upon written request for the same by the other Party.

(b)                                 Without prejudice to Article 12.5(a), this Agreement may be terminated by a Party (which Party shall be deemed to be the Remaining Party) upon prior written notice to the other Party (which Party shall be deemed to be the Non-Remaining Party) in the event that:

(i)                                     the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution or liquidation law, rule, regulation or statute of any jurisdiction (other than for the purposes of a solvent amalgamation or reconstruction), in effect from time to time; or

(ii)                                  if there shall have been filed against the other Party any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or which remains undismissed for a period of [***] [Confidential Treatment Required] or more; or

(iii)                               if the other Party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, and shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of [***] [Confidential Treatment Required] or more (each of (i), (ii) and (iii), an Insolvency Event).

Notwithstanding the foregoing, this Agreement shall not be terminated pursuant to this Article 12.5(b) if, within [***] [Confidential Treatment Required]of receipt of the termination notice described in this Article 12.5(b), the Party experiencing the Insolvency Event demonstrates to the other Party that it is not insolvent.  Any notice of termination served pursuant to this Article 12.5(b) shall specify whether the Remaining Party wishes to continue Development or Commercialisation (as appropriate) of one or more Antibody Products, (whether in Agreed Indications or Independent Indications).  If the Remaining Party does not wish to continue any such Development or Commercialisation of Antibody Products, upon receipt of the notice of termination by the other Party, the Parties shall cease all activities under this Agreement as expeditiously and as cost effectively as possible with due regard for patient safety and the rights of any subjects that are participants in Clinical Studies or Post-Approval Studies and this Agreement shall terminate on the date on which all such activities cease.  If the Remaining Party wishes to continue Development or Commercialisation of Antibody Products, Article 12.8 shall apply and termination shall take effect upon expiry of the Transition Period.

12.6                        Termination for Challenging Validity of Core Patents

In the event that a Party or any of its Affiliates (the Challenging Party) challenges the validity or enforceability of any of the other Party’s Core Patent Rights, then the Party whose Core Patent Rights are the subject of the challenge (the Non-Challenging Party) may give the Challenging Party written notice of its intention to terminate this Agreement if the Challenging Party does not withdraw its challenge within [***] [Confidential Treatment Required] after delivery of such notice.  If the Challenging Party has not withdrawn its challenge to the validity or enforceability of the Non-Challenging Party’s Core Patent Rights by the end of that [***] [Confidential Treatment Required] period, the Non-Challenging Party may, at its option, terminate this Agreement upon prior written notice to the Challenging Party.  Upon termination of this Agreement pursuant to this Article 12.6, the Non-Challenging Party shall be deemed to be the Remaining Party and the Challenging Party shall be deemed to be the Non-Remaining Party.  Any notice of termination served pursuant to this Article 12.6 shall specify whether the Remaining Party wishes to continue Development or Commercialisation (as appropriate) of one or more Antibody Products (whether in Agreed Indication or Independent Indications).  If the Remaining Party does not wish to continue any such Development or Commercialisation of Antibody Products, upon the notice of termination taking effect, the Parties shall cease all activities under this Agreement as expeditiously and as cost effectively as possible having due regard for patient safety and the rights of any subjects that are participants in Clinical Studies or Post-Approval Studies and in compliance with Applicable Law and this Agreement shall terminate on the date on which all such activities cease.  If the Remaining Party wishes to continue Development or Commercialisation of Antibody Products, Article 12.8 shall apply and termination shall take effect upon expiry of the Transition Period.

12.7                        Remedies

The Parties acknowledge and agree that termination as provided in this Article 12 is not the exclusive remedy for any matter underlying a right of termination, but rather remedies are cumulative.

12.8                        Consequences of Termination

(a)                                  Upon notice of termination of this Agreement being given under Articles 12.2, 12.3, 12.4, 12.5 or 12.6 where there is a Remaining Party (as defined in the applicable Article) that wishes to continue with the Development or Commercialisation of any Antibody Products, the following terms shall apply:

(i)                                     The Collaboration Committee shall promptly meet to devise a transition plan (Transition Plan) which provides for a prompt, smooth, orderly and cost-effective transition of, and which sets forth the responsibilities and a timetable for transferring, all Development and Commercialisation and Manufacturing (to the extent applicable) responsibilities to the Remaining Party, including those activities set forth in paragraphs (ii) to (xi) of this Article 12.8(a).  Where the Collaboration Committee cannot agree on the Transition Plan the matter shall be resolved pursuant to the dispute resolution process set forth in Article 15, provided that, except as otherwise provided in this Article 12.8 or elsewhere in this Agreement, the Non-Remaining Party shall not be required to perform any Development, Commercialisation or Manufacturing activities beyond those assigned to it in the Development Plan, the Commercialisation Plan or the Manufacturing Plan and in no event shall the Non-Remaining Party be required to incur any expenses beyond those set forth in the applicable Development Budget, the Commercialisation Budget or Manufacturing

Plan.  Except as otherwise agreed by the Parties or as provided in this Article 12.8(a), such transition shall be completed as soon as practicable and, in any event, shall be no later than [***] [Confidential Treatment Required] from the date of the relevant termination notice (the Transition Period), except with respect to any Manufacturing activities performed by or on behalf of the Non-Remaining Party, which shall continue after the Transition Period as provided in Article 12.8(a)(vii) and (viii) and the applicable Manufacturing Agreement or existing supply agreement listed in Schedule 4.  Such Transition Plan shall provide for (1) transferring all Development, Manufacturing and Commercialisation responsibilities to the Remaining Party in all Agreed Indications and Independent Indications (all such Agreed Indications and Independent Indications, the Continuing Indications), and (2) ceasing all Development, Commercialisation and Manufacturing activities in relation to any Continuing Indications that the Remaining Party wishes to discontinue, in each case as expeditiously as possible in accordance with this Article 12 whilst (where appropriate) maintaining a supply of Antibody Products to meet Development and Commercialisation requirements and minimising interruption of Development, Commercialisation and Manufacture of Antibody Products in the relevant Indications.

(ii)                                  Until the end of the Transition Period (and with respect to Manufacturing by the Non-Remaining Party as provided in paragraph (i) above), the Non-Remaining Party, [***] [Confidential Treatment Required], shall make its personnel and other resources [***] [Confidential Treatment Required] available to the Remaining Party as [***] [Confidential Treatment Required] and shall, by the end of the Transition Period (and with respect to Manufacturing by the Non-Remaining Party as provided in paragraph (i) above), transfer copies of all relevant information, files or data relating to the Antibody Products to the Remaining Party and assign to the Remaining Party or its designee all rights, title and interest therein.

(iii)                               By the end of the Transition Period (and with respect to Manufacturing by the Non-Remaining Party as provided in paragraph (i) above), the Non-Remaining Party, [***] [Confidential Treatment Required], shall assign and transfer to the Remaining Party all of its rights, title or interest in or to any regulatory filings and Regulatory Approvals then in its name (or in the name of any of its Affiliates, or, unless otherwise agreed by the Parties, in the name of any of its sublicensees or Distributors or any of their agents) for Antibody Product for the Continuing Indications (including all INDs and Drug Approval Applications) and shall notify the appropriate Regulatory Authorities and take any other action [***] [Confidential Treatment Required] to effect such assignment.  The Remaining Party shall take all actions [***] [Confidential Treatment Required] to assist in effecting such assignment and transfer.  If ownership of a regulatory submission or Regulatory Approval cannot be transferred to the Remaining Party in any country, the Non-Remaining Party, [***] [Confidential Treatment

Required], shall and does hereby grant and shall cause its Affiliates, and, unless otherwise agreed by the Parties, its sublicensees and Distributors to grant to the Remaining Party a [***] [Confidential Treatment Required] licence and right of access, reference and use to such regulatory submission and Regulatory Approvals for all purposes in the Field in such country.  If such licence and right of access, reference and use is not sufficient to permit the Remaining Party to file a Drug Approval Application and receive Regulatory Approval or to Develop, use, sell, have sold, offer to sell, resell, import, export, distribute or otherwise transfer possession of or otherwise Commercialise or Manufacture the relevant Antibody Product for all purposes in the Field, or as otherwise requested by the Remaining Party, the Non-Remaining Party, [***] [Confidential Treatment Required], shall provide the Remaining Party with the complete data package, including any data referenced therein, that the Non-Remaining Party, its Affiliates or their Distributors or sublicensees used in regulatory submissions in such country (including INDs, Drug Approval Applications and any other filings to or with the applicable Regulatory Authorities) in order to allow the Remaining Party or its designee to file such IND and Drug Approval Application and to receive Regulatory Approval in its or such designee’s own name.

(iv)                              By the end of the Transition Period the Non-Remaining Party shall, at the request of the Remaining Party, assign its rights or grant sufficient and, to the extent possible, [***] [Confidential Treatment Required], under all of the Non-Remaining Party’s rights under any then-existing In-Licences to the extent the same relates to Developing, Commercialising, Manufacturing, making, having made, using, selling, having sold, offering to sell or resell, importing, exporting, distributing or otherwise transferring physical possession of or otherwise transferring title in or to Antibody Products in the Field and shall not (until receiving notice that the Remaining Party does not desire such an assignment or sublicence) terminate or amend any such In-Licence without the Remaining Party’s prior written consent.  Until receiving notice that the Remaining Party does not desire an assignment or sublicence of an In-Licence, the Non-Remaining Party shall continue to comply with its obligations under Article 9.3 with respect to each such In-Licence.

(v)                                 Each Party, [***] [Confidential Treatment Required], shall destroy or at the other Party’s request return, all of the other Party’s Confidential Information (other than with respect to maintaining one (1) archival copy of Confidential Information relating to any of the same for its legal files, for the sole purpose of determining its obligations under this Agreement) and Materials and shall provide the other Party with certification by one of its officers that all such Confidential Information and Materials have been destroyed or returned to the other Party, as appropriate, provided that the Remaining Party shall be entitled to retain all of the Non-Remaining Party’s Confidential Information and Materials that are [***] [Confidential Treatment

Required] to Develop, Commercialise or Manufacture Antibody Products in the Field in the Territory.

(vi)                              The Non-Remaining Party, [***] [Confidential Treatment Required], shall, at the request and expense of the Remaining Party, provide the Remaining Party with such assistance as is [***] [Confidential Treatment Required] to effectuate a smooth and orderly transition of any such Development, Manufacture and Commercialisation activities to the Remaining Party or its designee so as to minimize any disruption of such activities, including, at the request of the Remaining Party, the assignment (and assumption by the Remaining Party) of any such Regulatory Approvals and related regulatory documentation and contracts and the transfer of any such biological materials related to any Antibody Product, in each case that is the subject of such obligation.  Further, upon the Remaining Party’s request, the Non-Remaining Party shall provide such technical assistance, [***] [Confidential Treatment Required], as may [***] [Confidential Treatment Required]be requested to transfer all manufacturing technology that is or had been used by or on behalf of the Non-Remaining Party and its Affiliates in connection with the Manufacture, including process development, of any Antibody Product.

(vii)                           If the Non-Remaining Party is Manufacturing any Antibody Products it shall continue to supply the Antibody Products it is then manufacturing to the Remaining Party on the same terms as applied prior to termination until the earlier of [***] [Confidential Treatment Required] from the date of termination or such time as the Remaining Party or a Third Party designated by the Remaining Party assumes responsibility for Manufacture of such Antibody Products, which it shall have the right to do, save that the [***] [Confidential Treatment Required]; during the period of Manufacture by the Non-Remaining Party, the Remaining Party shall be deemed to have automatically granted to the Non-Remaining Party a [***] [Confidential Treatment Required] right and licence, to use (y) any Joint Know-How or Joint Patent Rights and (z) if the Non-Remaining Party is (1) UCB, to use any ImClone Know How, ImClone Patent Rights, Manufacturing Know How (to the extent Controlled by ImClone) and Manufacturing Patents (to the extent Controlled by ImClone) and (2) ImClone, to use any UCB Know-How and UCB Patent Rights Manufacturing Know How (to the extent Controlled by UCB) and Manufacturing Patents (to the extent Controlled by UCB) , in each case ((y) and (z)) as [***] [Confidential Treatment Required] to (and only to) Manufacture and supply such Antibody Products to the Remaining Party as provided herein.

(viii)                        If a Third Party supplier is Manufacturing any Antibody Products, then the Non-Remaining Party, [***] [Confidential Treatment Required], shall, at the request of the Remaining Party, use all [***] [Confidential Treatment Required] to assign to the Remaining Party, and upon such assignment, the Remaining Party shall assume, any applicable manufacturing agreement and the Non-Remaining Party[***] [Confidential Treatment Required], shall cooperate with the Remaining Party at the Remaining Party’s request to participate in any discussions with such Third Party supplier with respect to such assignment (and assumption) or the negotiation of any direct agreement with a Third Party supplier, provided that, (x) to the extent the Remaining Party receives the benefit of any existing Third Party Manufacturing Agreement or existing supply agreement listed in Schedule 4, the Remaining Party shall be [***] [Confidential Treatment Required] to the Remaining Party and (y) if the Remaining Party requests that the Non-Remaining Party terminate any such agreement with a Third Party supplier, the Remaining Party shall be responsible for [***] [Confidential Treatment Required] to such Third Party supplier.  In any event the Non-Remaining Party, [***] [Confidential Treatment Required], shall, at the request of the Remaining Party, (1) effect a smooth and orderly transition of all Manufacturing responsibilities to the Remaining Party or its designee, and (2) cooperate with the Remaining Party or its designee in the conduct of any such Manufacturing responsibilities and the exercise of its rights under this Agreement, such as, for example, exercising any right or enforcing any obligation under any Manufacturing Agreement with a Third Party supplier and providing the Remaining Party or its designee with any copies of relevant documents (including Manufacturing Know How (to the extent within the Control of the Non-Remaining Party), quantities of all Materials (including master cell bank) and rights of reference, as necessary to allow the Remaining Party to exercise its rights under this Agreement.

(ix)                                The Non-Remaining Party,[***] [Confidential Treatment Required], shall:  (y) to the extent permitted by such agreements, use all [***] [Confidential Treatment Required] to assign its rights or grant sufficient rights under all other Third Party agreements to the extent the same relate to an Antibody Product as requested to do so by the Remaining Party and, upon such assignment, the Remaining Party shall assume such agreements; and (z) provide [***] [Confidential Treatment Required] assistance to the Remaining Party to assume management of such agreements.

(x)                                   Each Party shall retain the audit rights specified under this Agreement to the extent reasonably required to verify the correctness of any amounts payable to it under this Agreement.

(xi)                                The Remaining Party shall bear all [***] [Confidential Treatment Required].

(b)                                 The Non-Remaining Party shall not be considered in breach of this Article 12 to the extent it fails to fulfil its obligations under this Article 12.8 because of an injunction imposed by a court of law arising from an action brought by a Third Party for infringement of Third Party Patent Rights, Third Party Trademark rights or other Third Party intellectual property rights, except to the extent that such injunction results from a breach of the Non-Remaining Party’s representations and warranties under Article 13 or, if the Non-Remaining Party is a Manufacturer, a breach of the Non-Remaining Party’s representations and warranties under any Manufacturing Agreement.

(c)                                  Upon termination of this Agreement for any reason, all of the right, title and interest of the Non-Remaining Party and its Affiliates in the Product Trademarks shall automatically be assigned, [***] [Confidential Treatment Required], to the Remaining Party.  The Remaining Party shall also have the right, for a reasonable period not to exceed [***] [Confidential Treatment Required] from the end of the Transition Period, to use the ImClone Company Marks (if the Remaining Party is UCB) or the UCB Company Marks (if the Remaining Party is ImClone), as applicable, solely in the selling of any existing inventory of Antibody Products and using any existing inventory of Promotional Materials and packaging, [***] [Confidential Treatment Required], and following the expiration of such [***] [Confidential Treatment Required] period such inventory shall be destroyed by the Remaining Party, the Remaining Party shall certify such destruction to the Non-Remaining Party and the Remaining Party shall immediately cease all use of the Non-Remaining Party’s Corporate Marks in connection with Antibody Products.  In addition:

(i)                                     Upon termination of this Agreement where ImClone is the Remaining Party, (A) each of the licences UCB granted to ImClone pursuant to this Agreement (save for those with respect to the UCB Company Marks) shall automatically upon termination convert to a [***] [Confidential Treatment Required].

(ii)                                  Upon termination of this Agreement where UCB is the Remaining Party, (A) each of the licences ImClone granted to UCB pursuant to this Agreement (save for those with respect to the ImClone Company Marks) shall automatically upon termination convert to a [***] [Confidential Treatment Required].

(iii)                               Upon termination of this Agreement, if on or before a termination the Non-Remaining Party granted a sublicence as permitted by Article 9.5 and the applicable sublicensee is not in breach of its obligations under such sublicence agreement, the sublicence agreement shall, if the Remaining Party so elects and the sublicence agreement so permits, be deemed to be a sublicence agreement between the Remaining Party and the sublicensee.

12.9                        [***] [Confidential Treatment Required]

12.10                 Additional Termination Consequences in the Event of Termination under Certain Articles

(a)                                  In the event of termination of this Agreement under any Article, (i) not later than [***] [Confidential Treatment Required] after the date on which such termination takes effect, the Parties will reconcile Operating Profits and Losses and promptly make such payments as are necessary to effect such reconciliation, and (ii) the Non-Remaining Party shall cease to have any right or, except as provided in Article 12.8 or elsewhere in this Agreement or in a Transition Plan, obligation to fund or participate in the Development of any Antibody Product and shall have no right or obligation to share in any Operating Profits and Losses, [***] [Confidential Treatment Required].

(b)                                 Following termination of this Agreement pursuant to Articles 12.2, 12.3, 12.4 or 12.6, if the Non-Remaining Party materially breaches the terms of any licence granted by the Non-Remaining Party to the Remaining Party under Article 12.8(c), the Remaining Party may, by written notice to the Non-Remaining Party, require the Non-Remaining Party to remedy that breach and, if such breach has not been remedied within [***] [Confidential Treatment Required] of receipt of such written notice, the Remaining Party may, by notice in writing to the Remaining Party, [***] [Confidential Treatment Required].

(c)                                  Following termination of this Agreement pursuant to any Article, if the Remaining Party or any of its Affiliates challenges the validity or enforceability of any of the Non-Remaining Party’s Core Patent Rights or takes the position that the Development, Manufacture or Commercialisation of Antibody Product falls outside the claims of the Non-Remaining Party’s Core Patent Rights, then the Non-Remaining Party may give the Remaining Party written notice of its intention to terminate the licences granted by the Non-Remaining Party pursuant to this Agreement if the Remaining Party does not withdraw its challenge or position within sixty (60) day after delivery of such notice.  If the Remaining Party has not withdrawn its challenge to the validity or enforceability of, or its position with respect to, the Non-Remaining Party’s Core Patent Rights by the end of that sixty (60) day period, the Non-Remaining Party may, at its option, terminate all licences granted by the Non-Remaining Party to the Remaining Party pursuant to this Agreement upon prior written notice to the Remaining Party.  Upon such notice the Remaining Party shall cease all activities being conducted under those licences as expeditiously as possible having due regard for patient safety and the rights of any subjects that are participants in Clinical Studies or Post-Approval Studies and in compliance with Applicable Law.

12.11                 Surviving Rights

(a)                                  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing before such expiration or termination.  Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before expiration or termination, including the right to receive any payments due but unpaid before expiration or termination.

(b)                                 The following Articles shall survive expiration or termination of this Agreement, howsoever caused: [***] [Confidential Treatment Required] to the extent applicable to activities occurring before or surviving termination and any other provisions which are expressed to survive expiration or termination or which are required to give effect to such expiration or termination.  The [***] [Confidential Treatment Required].  All other rights and obligations shall terminate.

13.                               REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1                        Authority and Consents

(a)                                  UCB and ImClone each represent and warrant to the other Party that as of the Effective Date:

(i)                                     it has full right, power and authority to enter into this Agreement and perform its obligations under this Agreement and has taken all necessary corporate action on its part required to authorise the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(ii)                                  to its Knowledge, this Agreement constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms subject to all limitations of bankruptcy, liquidation, principles of equity (including moratorium and enforcements of creditors’ rights generally), general principles of equity (including those relating to specific performance, injunctions and other remedies) and public policy constraints (including those pertaining to limitations or exclusion of liability, competition law, penalties and jurisdictional issues including conflicts of law);

(iii)                               the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding to which it is a party or by which it is bound, nor to its Knowledge violate any law, rule or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

(iv)                              such Party has not granted any rights to any Third Party that would conflict with the rights granted to the other Party under this Agreement;

(v)                                 such Party has the right to grant the licences, sublicences and other rights granted by it pursuant to this Agreement; and

(vi)                              all employees and officers (other than administrative and
non-technical personnel) of it and its Affiliates involved in the Development, Commercialisation or Manufacture of Antibody Products for Agreed Indications or Independent Indications have executed agreements requiring assignment to the Party or its Affiliates of all inventions made during the course of and as a result of their association with such Party or its Affiliates and obligating the individual to maintain as confidential the confidential information of such Party and its Affiliates.

(b)                                 UCB and ImClone each covenant and agree to the other Party that during the Term, neither it nor its Affiliates will grant any rights to any Third Party that would conflict with the rights granted to the other Party under this Agreement.

(c)                                  UCB and ImClone each represent and warrant to the other Party that neither it, nor any of its Affiliates, has been debarred and is not subject to debarment and that it and they have not used, and covenant that it will not, and will procure that its Affiliates will not, use, in any capacity, in connection with the services to be performed under the this Agreement, any person who has been debarred pursuant to section 306 of the FFDCA, 21 U.S.C. § 335a, or who is the subject of a conviction described in such section (or under any analogous provisions of Applicable Law outside the United States).

13.2                        Additional Representations and Warranties of ImClone

ImClone further represents and warrants to UCB that as of the Effective Date:

(a)                                  [***] [Confidential Treatment Required];

(b)                                 the Patent Rights set forth in Part 4 of Schedule 1 constitute all of the ImClone Patent Rights that exist as of the Effective Date;

(c)                                  ImClone has disclosed to UCB the patents, patent applications and the official correspondence from the corresponding file histories of the ImClone Core Patent Rights;

(d)                                 ImClone has not received a written notice that ImClone or any of its Affiliates is in material breach or material default of any of the agreements listed in Part 2 of Schedule 1, and true, complete and correct copies (with only such redactions as are necessary to protect confidential and financial information) of all such agreements have been provided to UCB prior to the Effective Date;

(e)                                  ImClone has not received any written notice from a Third Party alleging that the Development, Commercialisation and Manufacturing activities contemplated by this Agreement with respect to Antibody Products will infringe any Patent Rights or other intellectual property or proprietary right of such Third Party, except for those Patent Rights that are the subject of In-Licences and are included in the ImClone Patent Rights; and

(f)                                    ImClone has made available to UCB all information of which it has Knowledge relating to Third Party Patents which may be [***] [Confidential Treatment Required] adverse to the Development, Commercialisation and Manufacturing activities contemplated by this Agreement with respect to Antibody Products and which would have affected UCB’s decision to enter into this Agreement.

13.3                        Additional Representations, Warranties and Covenants of UCB

UCB further represents and warrants to ImClone that as of the Effective Date:

(a)                                  [***] [Confidential Treatment Required]

(b)                                 the Patent Rights set forth in Part 3 of Schedule 1 constitute all of the UCB Patent Rights that exist as of the Effective Date;

(c)                                  UCB has disclosed to ImClone the patents, patent applications and the official correspondence from the corresponding file histories of the UCB Core Patent Rights;

(d)                                 UCB has not received a written notice that UCB or any of its Affiliates is in material breach or material default of the agreements listed in Part 1 of Schedule 1, and true, complete and correct copies (with only such redactions as are necessary to protect confidential and financial information) of all such agreements have been provided to ImClone prior to the Effective Date;

(e)                                  UCB has not received any written notice from a Third Party alleging that the Development, Commercialisation and Manufacturing activities contemplated by this Agreement with respect to Antibody Products will infringe any Patent Rights or other intellectual property or proprietary right of such Third Party, except for those Patent Rights that are the subject of In-Licences and are included in the UCB Patent Rights;

(f)                                    UCB has made available to ImClone all information of which it has Knowledge relating to Third Party Patents which may be materially adverse to the Development, Commercialisation and Manufacturing activities contemplated by this Agreement with respect to Antibody Products and which would have affected ImClone’s decision to enter into this Agreement;

(g)                                 UCB has made available to ImClone all INDs and other filings and all material correspondence with the Regulatory Authorities relating to Antibody Products in UCB’s possession as of the Effective Date; and

(h)                                 UCB has disclosed to ImClone all [***] [Confidential Treatment Required] adverse information of which it has Knowledge with respect to the safety and efficacy of the Antibody Products or otherwise [***] [Confidential Treatment Required] adverse to the Development, Commercialisation and Manufacturing activities contemplated by this Agreement with respect to Antibody Products and, in each case, which would have affected ImClone’s decision to enter into this Agreement.

13.4                        Disclaimer of Representation and Warranty

(a)                                  Nothing in this Agreement shall be construed as a warranty or representation by either Party:

(i)                                     that the Development, Commercialisation, Manufacture, making, having made, using, selling, having sold, offering to sell or reselling, importing, exporting, distributing or otherwise transferring physical possession of or otherwise transferring title in or to any Antibody Product under, or in connection with, this Agreement is or will be free from infringement of, or that the activities conducted pursuant to this Agreement will not infringe, Patent Rights, copyrights, Trademarks, industrial design or other intellectual property rights of any Third Party; or

(ii)                                  that any Antibody Product Developed, Manufactured, Commercialised, made, made on its behalf, used, sold, sold on its behalf, offered to be sold or resold, imported, exported, distributed or with respect to which physical possession was otherwise transferred or with respect to which title in or to was otherwise transferred under this Agreement is or will be effective, valuable, safe, non-toxic or patentable.

Each Party acknowledges and agrees that the activities conducted pursuant to this Agreement and the Antibody Products are experimental as of the Effective Date.  EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF EFFICACY, SAFETY, MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE WITH RESPECT TO ANY MATTER ARISING IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY ACTIVITIES CONDUCTED HEREUNDER, OR ANY ANTIBODY PRODUCTS.

(b)                                 Notwithstanding anything to the contrary in this Agreement, there shall be no limit or exclusion of any Party’s liability for fraud or for death or personal injury caused by that Party’s own negligence or wilful misconduct.

14.                               INDEMNIFICATION AND INSURANCE

14.1                        Indemnification

(a)                                  Subject to Article 14.1(b) and Article 14.1(c), each Party agrees to save, defend and hold the other Party, its Affiliates and their respective directors, officers, agents and employees (collectively, the Indemnitees) harmless from and against any and all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, [***] [Confidential Treatment Required] attorneys’ fees and expenses) payable to a Third Party (collectively, Losses) arising out of any Third Party claims, suits, actions or demands (collectively,

Third Party Claims) resulting directly or indirectly from the Development, Manufacturing, Commercialisation, use, handling, storage, sale or other disposition of Antibody Products by the indemnifying Party, its Affiliates, or any of their respective Distributors, sublicensees or other agents (other than the Indemnitees), but only to the extent such Losses result from:

(i)                                     [***] [Confidential Treatment Required] of the indemnifying Party, any of its Affiliates, or any of their respective Distributors, sublicensees or other agents (other than the Indemnitees);

(ii)                                  any claim of intellectual property infringement arising from the indemnifying Party’s use of the other Party’s Corporate Marks in a manner not permitted by this Agreement;

(iii)                               any breach of Applicable Law by the indemnifying Party, any of its Affiliates or any of their respective Distributors, sublicensees or other agents (other than the Indemnitees) in performing any activities in connection with this Agreement;

(iv)                              any breach by the indemnifying Party or any of its Affiliates of this Agreement any Manufacturing Agreement, any agreement listed in Schedule 4 or any In-Licence entered into prior to the Effective Date; or

(v)                                 the Development or Commercialisation of an Antibody Product for Independent Indications by the indemnifying Party, any of its Affiliates or any of their respective Distributors, sublicensees or other agents (other than the Indemnitees) to the extent the indemnifying Party is the Continuing Party with respect thereto and only with respect to Third Party Claims made prior to the date the Non-Continuing Party Converts such Independent Indication to a Converted Agreed Indication pursuant to Article 8.9, in each case, save to the extent that such Losses result from [***] [Confidential Treatment Required] of any of the Indemnitees or breach by any of the Indemnitees of this Agreement, any Manufacturing Agreement, any of the existing supply agreements listed in Schedule 4 or any In-Licence.  [***]   [Confidential Treatment Required].

(b)                                 Upon termination of this Agreement, where there is a Remaining Party, the Remaining Party agrees to save, defend and hold the Non-Remaining Party, its Affiliates and their respective directors, officers, agents and employees (the Non-Remaining Party Indemnitees) harmless from and against any and all Losses arising out of any Third Party Claims to the extent that such Losses result directly or indirectly from:

(i)                                     the Development, Commercialisation, Manufacture, use, handling, storage, sale, offer to sell, resale, importation, exportation, distribution or other disposition or transfer of physical possession of any Antibody Product by the Remaining Party, its Affiliates, or any of their respective Distributors, sublicensees or other agents (other than the

Non-Remaining Party Indemnitees) (collectively, Representatives) after the effective date of termination of this Agreement except to the extent that such Losses result directly or indirectly from the Manufacture or supply of Antibody Product by or on behalf of the Non-Remaining Party or its Affiliates that does not meet the Antibody Product Standards or was not Manufactured in accordance with Applicable Law;

(ii)                                  the use of the Non-Remaining Party’s Corporate Marks after the effective date of termination, save as permitted by Article 12.8(c); or

(iii)                               any act or omission of the Remaining Party after the effective date of termination that results in the Non-Remaining Party being in breach of any In-Licence, any Third Party manufacturing agreement or any other Third Party agreement with respect to which the Non-Remaining Party, in accordance with Article 12.8(a)(iv), (viii) or (ix) (as applicable), remains a party after the effective date of termination,

in each case, save to the extent such Losses result from [***]   [Confidential Treatment Required]. of any Non-Remaining Party Indemnitee or any breach by the Non-Remaining Party or its Affiliates of this Agreement or any agreement referred to in paragraph (iii) above (save for any such breach resulting from any act or omission of the Remaining Party after the effective date of termination).

(c)                                  The indemnity under Article 14.1(a) shall not apply to Losses arising out of Third Party Claims resulting directly or indirectly from Manufacturing activities conducted by any Third Party supplier pursuant to a Manufacturing Agreement to which both UCB and ImClone are parties.  The indemnity under Article 14.1(a) shall apply to Losses arising out of Third Party Claims resulting directly or indirectly from Manufacturing activities conducted by any Third Party supplier pursuant to a Manufacturing Agreement or an existing supply agreement listed in Schedule 4, to which only the indemnifying Party is a party, provided that:

(i)                                     [***]   [Confidential Treatment Required]; and

(ii)                                  [***]   [Confidential Treatment Required].

(d)                                 In the event that either Party receives notice of a Third Party Claim with respect to an Antibody Product in the Territory, such Party shall inform the other Party as soon as reasonably practicable.  The Parties shall confer on how to respond to the Third Party Claim and how to handle the Third Party Claim in an efficient manner.

(e)                                  In the event that a Party is seeking indemnification under this Article 14 it shall inform the indemnifying Party of a Third Party Claim as soon as reasonably practicable after it receives notice of the Third Party Claim, shall permit the indemnifying Party (at the indemnifying Party’s option) to assume direction and control of the defence of the Third Party Claim (including the right to settle the claim solely for monetary consideration), shall co-operate as

requested ([***]   [Confidential Treatment Required]) in the defence of the Third Party Claim, and shall not settle or compromise the Third Party Claim without the express written consent of the indemnifying Party, [***]   [Confidential Treatment Required].

14.2                        Insurance

Beginning on the first date after the Effective Date that an [***]   [Confidential Treatment Required], UCB and ImClone shall each use its [***]   [Confidential Treatment Required] to procure and maintain, [***]   [Confidential Treatment Required], the following insurance coverages:

(a)                                  Public and Product Liability, including coverage for products and completed operations (including coverage for advertising and personal injury), which is maintained for a period of at least [***]   [Confidential Treatment Required].  The policy shall have a limit of no less than [***]   [Confidential Treatment Required].

(b)                                 Foreign Local Coverage:  Where required by Applicable Law for the activities of either Party with respect to Antibody Products, such Party shall effect foreign local coverages in an amount [***]   [Confidential Treatment Required];

provided that, to the extent that such insurance covers [***]   [Confidential Treatment Required].  The Parties will discuss the availability of insurance coverage for each [***]   [Confidential Treatment Required].  Unless otherwise agreed each Party shall obtain insurance for [***]   [Confidential Treatment Required].

All policies under (a) and (b) above shall be written by insurance companies with an [***]   [Confidential Treatment Required].  Each Party shall provide to the other Party a copy of the corresponding certificate of insurance or broker’s certificate evidencing such coverages and shall notify the other Party if at any time any insurance coverage effected pursuant to this Article 14.2 is voided or cancelled.

15.                               DISPUTE RESOLUTION

15.1                        Committees and Chief Executive Officer Review

The Parties recognise that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations under this Agreement and which are not resolved by the Collaboration Committee.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising from, concerning or in any way relating to this Agreement or the collaboration (whether or not such dispute gives rise to a right to terminate this Agreement) (each a Dispute) in an expedient manner by mutual co-operation and without resort to litigation.  Unless otherwise expressly provided in this Agreement (including pursuant to Article 4.7(c)), all Disputes shall be decided pursuant to this Article 15.

(a)                                  Unless otherwise expressly provided in this Agreement, all Disputes (including any dispute within the JDT, JCT, JMT or JPC) shall first be referred to the Collaboration Committee for resolution in accordance with the provisions of Article 3.3(a).

(b)                                 If the Collaboration Committee is unable to resolve any Dispute within [***]   [Confidential Treatment Required] after such matter was first referred to or considered by the Collaboration Committee, whichever is earlier, or in such longer period of time as the Parties may agree:

(i)                                     if the Dispute falls within Article 15.2, it may be resolved [***]   [Confidential Treatment Required] by the Party [***]   [Confidential Treatment Required] in accordance with that Article;

(ii)                                  subject to Article 15.1(b)(iii), if neither Party is entitled to resolve such Dispute [***]   [Confidential Treatment Required] in accordance with Article 15.2, then such matter shall, at the written request of either Party, be referred to the Chief Executive Officers of each of the Parties as soon as practicable but in any event no later than [***]   [Confidential Treatment Required] after such request.  Each Chief Executive Officer shall have the right to engage the services of any number of independent experts in the field in question (such independent expert(s) to be engaged under obligations of confidentiality and non-use equivalent to those set forth in Article 11 and at the [***]   [Confidential Treatment Required]) to assist the Chief Executive Officer in making a determination on the unresolved Dispute, and each Chief Executive Officer shall consider in good faith the analyses and opinions of any such independent experts engaged by either of them in making a determination.  If the Chief Executive Officers are unable to resolve the Dispute within [***]   [Confidential Treatment Required] after such referral, or such longer period as the Chief Executive Officers may agree, the matter shall be resolved pursuant to Article 15.3, except as otherwise provided in Article 15.5; or

(iii)                               if the Dispute relates to the characterization of any Information, Materials or Patent Rights as ImClone Core Patent Rights, UCB Core Patent Rights, Joint Know-How and Joint Patent Rights it shall be resolved by an expert in accordance with Article 15.6.

15.2                        [***]   [Confidential Treatment Required]

(a)                                  Subject to Articles 15.2(b) and 15.2(c), any Dispute listed in this Article 15.2(a) may, if it has not been resolved by the Collaboration Committee in accordance with Article 15.1(b), be resolved [***]   [Confidential Treatment Required]:

(i)                                     a Dispute regarding the proposed implementation of the Development Plan for an Antibody Product for an Agreed Indication, provided that the proposed implementation of the Development Plan is within the scope of that Development Plan and the Development Budget and is not a Dispute regarding Manufacturing.  [***]   [Confidential Treatment Required];

(ii)                                  a Dispute regarding the Development of an Antibody Product for an Independent Indication.  [***]   [Confidential Treatment Required];

(iii)                               a Dispute regarding Commercialisation other than:  (A) a Dispute regarding Manufacturing or (B) a Dispute as to whether either Party has used [***]   [Confidential Treatment Required] to Commercialise an Antibody Product in the countries for which it is Territorial Lead.  [***]   [Confidential Treatment Required];

(iv)                              a Dispute regarding proposed implementation of the Manufacturing Plan, provided that the proposed implementation of the Manufacturing Plan is within the scope of that Manufacturing Plan, the Development Budget and the Commercialisation Budget, and provided further that such Dispute does not relate to:  [***]   [Confidential Treatment Required];

(v)                                 a Dispute regarding the depiction of a Party’s own Corporate Mark on any Promotional Materials, packaging or Product Labelling for Antibody Products.  [***]   [Confidential Treatment Required];

(vi)                              a Dispute regarding the formulation of the Transition Plan, provided that the aspects of the proposed Transition Plan in issue are consistent with the Development Plan, the Manufacturing Plan and the Commercialisation Plan.  [***]   [Confidential Treatment Required]; and

(vii)                           a Dispute regarding the formulation of the transfer plan in accordance with Article 8.6, provided that the aspects of the proposed transition plan in issue are consistent with the Development Plan, the Manufacturing Plan and the Commercialisation Plan.  [***]   [Confidential Treatment Required].

(b)                                 Notwithstanding Article 15.2(a), the Parties agree that:

(i)                                     [***]   [Confidential Treatment Required];

(ii)                                  [***]   [Confidential Treatment Required];

(iii)                               [***]   [Confidential Treatment Required];

(iv)                              [***]   [Confidential Treatment Required];

(v)                                 [***]   [Confidential Treatment Required]; and

(vi)                              [***]   [Confidential Treatment Required].

(c)                                  The Parties shall make all decisions with respect to Disputes subject [***]   [Confidential Treatment Required].

15.3                        Mediation

If pursuant to Article 15.1(b)(ii), the Chief Executive Officers are not able to resolve a dispute as described therein within [***]   [Confidential Treatment Required], or such longer period as the Chief Executive Officers may agree (the CEO Period), then the Parties agree to try in good faith to resolve the dispute by non-binding mediation for a period not to exceed [***]   [Confidential Treatment Required], or such longer period as the Parties may agree, from the date of a written request by either Party to do so, provided such request is made within [***]   [Confidential Treatment Required] after the end of the CEO Period.  The mediation shall be conducted by [***]   [Confidential Treatment Required] to be appointed expeditiously by [***]   [Confidential Treatment Required] which mediation shall be administered in accordance with the [***]   [Confidential Treatment Required] mediation rules, except to the extent such rules conflict with any provision of this Article 15.3 in which event such rules shall be waived and the applicable provision of this Article 15.3 shall apply.  Unless otherwise mutually agreed upon by the Parties, the mediation proceedings shall be conducted in [***]   [Confidential Treatment Required] and conducted in English.  The Parties agree that they shall [***]   [Confidential Treatment Required].  [***]   [Confidential Treatment Required].  If the dispute remains unresolved after such sixty ([***]   [Confidential Treatment Required], then either Party shall have the right to resolve such dispute pursuant to Article 15.4.

15.4                        Arbitration

If the Parties are unable to resolve a dispute pursuant to Article 15.3, then, except as provided in Articles 15.5 and 15.6, they shall, at the written request of either Party, enter into arbitration under the terms of this Article 15.4.  Within [***]   [Confidential Treatment Required] of delivery of notice from one Party to the other initiating arbitration under this Article 15.4, each Party shall select one disinterested, conflict-free, neutral with relevant expertise in the field of drug development if the dispute relates to Development or in the field of drug commercialisation if the dispute relates to Commercialisation or such other field(s) as may be relevant to the dispute, to serve on an arbitration panel to resolve the issue.  The neutral selected by a Party shall not be a past or present employee of or consultant to such Party or of any Affiliate of such Party.  The members of the panel selected by the Parties shall, within [***]   [Confidential Treatment Required] of their selection, select a third disinterested, conflict-free neutral to chair the panel who shall be a lawyer of not less than [***]   [Confidential Treatment Required] standing with experience in the pharmaceutical industry and who shall not be a past or present employee of or consultant to either Party or any Affiliate of such Party.  If the members of the panel selected by the Parties cannot, within [***]   [Confidential Treatment Required] of their selection, agree on a third member, the Parties shall request that the [***]   [Confidential Treatment Required] select the third disinterested, conflict-free member who shall meet the requirements for the third member specified in this Article 15.4.  Consistent with the objective of concluding the proceeding expeditiously, the panel may require and facilitate such discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective.  The panel may issue orders to protect the confidentiality of Confidential Information disclosed in discovery.  Each Party shall then have [***]   [Confidential Treatment Required] to submit to the panel a written statement of such Party’s position on the issue, which statements shall be provided to the other Party simultaneously.  Each Party shall, within [***]   [Confidential Treatment Required] of receipt of the other Party’s written statement, submit to the panel a written reply, which statements shall be provided to the other Party simultaneously.  The panel shall, within [***]   [Confidential Treatment Required] after receipt of both Parties’ written replies, hold a joint meeting on the issue at which each Party will have an opportunity to make a presentation and to respond to the other Party’s presentation.  Within [***]   [Confidential Treatment Required] of the conclusion of the meeting, the panel shall render its decision in writing.  The panel may extend any of the foregoing time limitations to the extent necessary to conduct such arbitration in a fair and equitable manner with due regard for the objective of concluding the proceeding expeditiously.  The prevailing Party may enter such decision in any court having competent jurisdiction.  The decision of the panel shall be binding on both Parties and shall not be subject to appeal.  [***]   [Confidential Treatment Required].  The costs of the third panel member shall [***]   [Confidential Treatment Required].  Any arbitration shall be held in [***]   [Confidential Treatment Required], conducted in English, and conducted under the rules of the [***]   [Confidential Treatment Rrequired], except to the extent such rules conflict with any provision of this Article 15.4 in which event the applicable provision of this Article 15.4 shall apply.

15.5                        Matters to proceed to Court

(a)                                  Notwithstanding the foregoing: (i) any dispute relating to the determination of validity, enforceability or infringement of a Party’s Patent Rights or Trademarks shall not be submitted to arbitration but shall instead be submitted exclusively to the courts in the jurisdiction of the relevant Patents or Trademarks, and the Parties consent to the jurisdiction of such courts and (ii) nothing in this Agreement shall prohibit a Party from seeking interim relief in any court of competent jurisdiction.

(b)                                 With respect to any dispute relating to the determination of validity, enforceability or infringement of a Party’s Patent Rights or Trademarks, the Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) with respect to such disputes in the courts in the jurisdiction of the relevant Patents or Trademarks, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c)                                  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Article 17.2, or any other lawful means, shall be effective service of process for any action, suit or proceeding brought against it in any such court with respect to any dispute relating to the determination of validity, enforceability or infringement of a Party’s Patent Rights or Trademarks.

15.6                        Expert Determination of Disputes regarding Characterisation of Intellectual Property

If the Parties are unable to resolve a Dispute relating to the characterisation of any Information, Materials or Patent Rights as ImClone Core Patent Rights, UCB Core Patent Rights, Joint Know-How and Joint Patent Rights, the Parties shall upon written request by either Party to the other Party, promptly negotiate in good faith to appoint a mutually acceptable disinterested, conflict-free individual not affiliated with either Party, with relevant experience necessary to resolve such dispute (an Expert).  If the Parties are not able to agree within [***]   [Confidential Treatment Required] after the receipt by a Party of the written request in the immediately preceding sentence, the [***]   [CONFIDENTIAL TREATMENT REQUIRED], or such other similar entity as the Parties may agree, shall be responsible for selecting an Expert within [***]   [Confidential Treatment Required] of being approached by a Party.  The fees and costs of the Expert and the [***]   [CONFIDENTIAL TREATMENT REQUIRED] (or such other entity) shall be [***]   [Confidential Treatment Required].  Within [***]   [Confidential Treatment Required] after the designation of the Expert, the Parties shall each simultaneously submit to the Expert and one another a written statement of their respective positions on such disagreement.  Each Party shall have [***]   [Confidential Treatment Required] from receipt of the other Party’s submission to submit a written response thereto, which shall include any scientific and technical information in support thereof.  The Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination.  No later than [***]   [Confidential Treatment Required] after the designation of the Expert, the Expert shall make a determination by selecting the resolution [***]   [Confidential Treatment Required] and shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith.  The decision of the Expert shall be final and conclusive, absent manifest error.

16.                               IMCLONE OPTION; COMPETING PRODUCTS

16.1                        [***]   [Confidential Treatment Required].

16.2                        The Parties acknowledge that ImClone (or one of its Affiliates) is currently conducting a development programme in respect of one or more Antibodies, including 1121B, any of which is or may be a Competing Product or otherwise competitive with an Antibody Product.  By the date (the Opt-Out Date) which is the earlier of (a) [***]   [Confidential Treatment Required] after the date of acceptance by the FDA for filing of the first Drug Approval Application in respect of any Antibody Product in the United States and (b) the fifth anniversary of the Effective Date, ImClone shall either:

(a)                                  terminate this Agreement pursuant to Article 12.2, in which event, for the avoidance of doubt, ImClone and its Affiliates shall continue to have the right to develop, and, effective upon the date of such notice, the right to make, have made, use, sell, have sold, offer to sell, resell, import, export, distribute, otherwise transfer physical possession of or otherwise transfer title in or to or otherwise commercialise Competing Products, including 1121B, regardless of any applicable Transition Period and notwithstanding anything to the contrary in this Agreement; or

(b)                                 cease (and procure that all of its Affiliates cease) all Competing Activities, including in relation to 1121B, and undertake to UCB that, subject to Article 16.4, it shall not and shall procure that its Affiliates shall not thereafter engage in any Competing Activities.  If on or after the Opt-Out Date, ImClone or any of its Affiliates is engaged in any Competing Activities, including in respect of 1121B, UCB may, subject to Article 16.4, terminate this Agreement pursuant to Article 12.3.

16.3                        If, prior to the Opt-Out Date, ImClone provides UCB with a written (i) confirmation that ImClone and its Affiliates have ceased all Competing Activities; and (ii) undertaking that it will not (and will procure that all of its Affiliates will not) thereafter engage in any Competing Activities during the Term, then (and in any event on and after the Opt-Out Date), (x) to the extent that at that time UCB or its Affiliates are engaged in any Competing Activity, within [***]   [Confidential Treatment Required] of receipt of such notice (or such date), UCB and its Affiliates shall cease all Competing Activities, and (y) UCB shall, and does hereby, undertake to ImClone that it will not (and will procure that all of its Affiliates will not), subject to Article 16.4, thereafter engage in any Competing Activities during the Term.  If on or after the date that is [***]   [Confidential Treatment Required] after receipt of such notice, UCB or any of its Affiliates is engaged in Competing Activities, ImClone may, subject to Article 16.4, terminate this Agreement pursuant to Article 12.3.

16.4                        If either Party or any of its Affiliates (to the extent that such Affiliate remains an Affiliate of a Party (or its successor, if applicable) immediately after the effective date of such transaction) merges or consolidates with, is otherwise acquired by, or acquires, a Third Party or otherwise undergoes a similar transaction and if such Third Party (or any of its Affiliates) is as of the effective date of such transaction engaged, directly or indirectly, in a Competing Activity this Article 16.4 (and not Articles 16.2(b) and 16.3) shall apply.  The merging or consolidating Party (or its successor), or the acquired Party or its acquirer, as the case may be (including their Affiliates, as applicable), (collectively the Merging Party) shall, within [***]   [Confidential Treatment Required] after such date, notify the other Party whether it intends to: (x) cease permanently, or cause its acquirer or acquiree to cease permanently, all Competing Activities; (y) divest, or cause its acquirer or acquiree to divest, whether by licence or otherwise, the Competing Product; or (z) terminate this Agreement pursuant to Article 12.2.

(a)                                  If the Merging Party either notifies such other Party in writing within such [***]   [Confidential Treatment Required] period that it intends to cease permanently, or cause its acquirer or acquiree to cease permanently, all conduct of the Competing Activities, the Merging Party shall (i) cease all Competing Activities as expeditiously as possible with due regard for patient safety and the rights of any subjects that are participants in any clinical studies or post-approval studies relating to the Competing Product and Applicable Law; and (ii) keep the other Party reasonably informed of its efforts and progress in effecting such cessation of activities until it is completed, and shall provide a written summary of such efforts each Calendar Quarter until completed.

(b)                                 If the Merging Party notifies such other Party in writing within such [***]   [Confidential Treatment Required] period that it intends to divest such

Competing Product, the Merging Party shall use all [***]   [Confidential Treatment Required] to effect such divestiture as quickly as possible and shall keep the other Party reasonably informed of its efforts and progress in effecting such divestiture until it is completed, and shall provide a written summary of such efforts each Calendar Quarter until completed.  If the Merging Party effects such divestiture by way of one or more sublicences, the Merging Party shall be entitled [***]   [Confidential Treatment Required].  In addition, the Merging Party shall have the right to take back rights to such Competing Product if the licensee materially breaches its obligations under its licence agreement with the Merging Party (in which event such Competing Product shall again become subject to the terms of this Article 16.4).

16.5                        Notwithstanding Articles 16.2, 16.3, and 16.4, the Parties shall be entitled to Develop [***]   [Confidential Treatment Required] any Competing Product up to and including [***]   [Confidential Treatment Required]the Party Developing such Competing Product (the Developing Party) shall provide to the other Party (the Non-Developing Party) (via the JDT) a complete Data Package for such Competing Product (to the extent such information is available to [***]   [Confidential Treatment Required] by the Developing Party).

(a)                                  The Non-Developing Party shall have the right on written notice to the Developing Party (a CP Conversion Notice) within [***]   [Confidential Treatment Required] of receipt of such Data Package to convert such Competing Product into an Antibody Product (such conversion from a Competing Product to an Antibody Product, a CP Conversion).  In connection with the exercise of any such CP Conversion, the Non-Developing Party shall have the right, on written notice to the Developing Party, to request additional information.  Within [***]   [Confidential Treatment Required] of receipt of such request, the Developing Party shall provide the Non-Developing Party with a statement of the [***]   [Confidential Treatment Required] occurring immediately before the date of such request for additional information and any updates to the complete Data Package that are available[***]   [Confidential Treatment Required] by the Developing Party.  Within [***]   [Confidential Treatment Required] of receipt of such information, the Non-Continuing Party shall have the right to provide a CP Conversion Notice to the Developing Party to convert the applicable Competing Product into an Antibody Product, provided that if the Non-Developing Party fails to serve such CP Conversion Notice within such [***]   [Confidential Treatment Required]period, the Non-Developing Party’s CP Conversion right shall be deemed to have lapsed in respect of such Competing Product and the Non-Developing Party shall have no further right to convert such Competing Product into an Antibody Product.

(b)                                 If the Non-Developing Party timely delivers a CP Conversion Notice, the Developing Party shall within [***]   [Confidential Treatment Required] of receipt of the CP Conversion Notice provide the Non-Developing Party with an updated statement of all of [***]   [Confidential Treatment Required].  Within [***]   [Confidential Treatment Required] of receipt of such updated statement, the Non-Developing Party shall [***]   [Confidential Treatment Required].  If [***]   [Confidential Treatment Required]

(c)                                  Upon [***]   [Confidential Treatment Required], such Competing Product shall be deemed to be converted into an Antibody Product for an Agreed Indication for all purposes under this Agreement, including with respect to Developmental Costs and Operating Profits and Losses, which shall be [***]   [Confidential Treatment Required].  If such conversion does not take place the provisions of Articles 16.2 and 16.3 shall apply and the Developing Party shall not engage in any Competing Activities in relation to such Competing Product, whether alone or with or through any Third Party.

16.6                        For the avoidance of doubt, ImClone and its Affiliates are not licensed to develop, make, have made, use, sell, have sold, offer to sell, resell, import, export, distribute, exploit, transfer physical possession of or otherwise transfer title in or to and shall not develop, make, have made, use, sell, have sold, offer to sell, resell, import, export, distribute, exploit, transfer physical possession of or otherwise transfer title in or to any UCB Patent Rights or UCB Know-How in relation to any Antibody Product other than an Antibody Product Developed, Manufactured or Commercialised pursuant to this Agreement.

16.7                        For the avoidance of doubt, UCB and its Affiliates are not licensed to develop, make, have made, use, sell, have sold, offer to sell, resell, import, export, distribute, exploit, transfer physical possession of or otherwise transfer title in or to and shall not develop, make, have made, use, sell, have sold, offer to sell, resell, import, export, distribute, exploit, transfer physical possession of or otherwise transfer title in or to any ImClone Patent Rights or ImClone Know-How in relation to any Antibody Product other than an Antibody Product Developed, Manufactured or Commercialised pursuant to this Agreement.

17.                               MISCELLANEOUS

17.1                        Amendments

This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgement, order acceptance, standard terms of sale, invoice or the like.  Any amendment or modification to this Agreement shall be made in a writing expressly stated for such purpose and signed by an authorised officer of each Party; except that the Development Plan and Commercialisation Plan may be amended or updated as expressly permitted by this Agreement.

17.2                        Notices

All notices under this Agreement shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt).

If to UCB, addressed to:	UCB, S.A.
Allée de la Recherche,
60 1070 Brussels
Belgium

	Attention:	General Counsel
	Telephone:	(32-2) 559.99.99
	Fax:	(32-2) 559.99.00

If to ImClone, addressed to:	ImClone Systems Incorporated
180 Varick Street
New York, NY 10014
United States of America

	Attention:	General Counsel
	Telephone:	(212) 645-1405
	Fax:	(212) 645-2770

17.3                        Force Majeure

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent such failure or delay is caused by or results from Force Majeure, provided, however, that the Party so affected shall use [***]   [Confidential Treatment Required] to avoid, remove or mitigate such causes of non-performance and shall continue performance with reasonable dispatch wherever such causes are removed.  Each Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of Force Majeure.  Such excuse shall be continued so long as the condition constituting Force Majeure continues.  The Parties shall mutually seek in good faith a resolution of the delay or failure to perform.

17.4                        Use of Names, Logos or Symbols

Except as otherwise expressly provided in this Agreement (including with respect to ImClone Company Marks and UCB Company Marks), neither Party shall use and no rights are granted to the Trademarks (including the names ImClone and UCB), domain names, physical likeness, employee names or owner symbols of the other Party for any purpose (including private or public securities placements) without the prior written consent of the other Party[***]   [Confidential Treatment Required].

17.5                        Governing Law

This Agreement, including any proceedings under Article 15, shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, other than Section 5-1401 of the New York General Obligations Law.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

17.6                        Performance by Affiliates

(a)                                  Each of UCB and ImClone acknowledges that obligations under this Agreement may be performed on a subcontracting basis by their respective Affiliates.  Each of UCB and ImClone remains responsible for the acts and omissions in the performance of this Agreement of its Affiliates.  To the extent the Parties delegate responsibility to Affiliates, the Parties agree that such entities may not make decisions inconsistent with this Agreement.

(b)                                 Each Party agrees that any information or material provided to it or its Affiliates by the other Party’s Affiliates or subcontractors shall be deemed to be Information or Materials provided by the other Party.

17.7                        Assignment

A Party’s rights and obligations under this Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Party, [***]   [Confidential Treatment Required]; provided, however, that either UCB or ImClone may, without such consent, assign its rights and obligations under this Agreement:

(a)                                  to any Affiliate, provided that such interest shall be retransferred to the relevant Party if such entity ceases to be an Affiliate of such Party, and provided further that the assigning Party shall remain responsible for the acts and omissions in the performance of this Agreement of its Affiliate; or

(b)                                 in connection with a merger, consolidation or sale of substantially all of the business to which this Agreement relates to an unrelated Third Party of good financial standing.

Any assignment or other transfer in violation of this Article 17.7 shall be void ab initio.

17.8                        Subcontracting

The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, elements of the work involved in Development, Manufacture and Commercialisation of Antibody Product may be subcontracted to a Third Party by the responsible Party and that the granting Party entering into such subcontract may, as part of such subcontract, grant to such Third Party a right to use ImClone Patent Rights, ImClone Know-How, ImClone Company Marks, UCB Patent Rights, UCB Know-How, UCB Company Marks and Product Trademarks, as applicable, only to the extent and only for so long as such use is necessary for such subcontractor to perform such tasks; provided, however, that the responsible Party shall not be relieved of its obligation under this Agreement and shall remain responsible and liable for the acts and omissions in the performance of such work by its subcontractors.

17.9                        No Strict Construction

This Agreement has in its entirety been prepared jointly by the Parties and not by one Party and the Parties agree that this Agreement should be construed accordingly (whether in whole or in part) and no rule of strict construction shall be applied against either Party.

17.10                 Interpretation and Schedules

(a)                                  The captions or headings of the Articles or other subdivisions of the Articles are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions of this Agreement.

(b)                                 Unless otherwise specified references in this Agreement:

(i)                                     to any Article or Schedule means references to such Article or Schedule of this Agreement;

(ii)                                  to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of the reference to it; and

(iii)                               to any person includes a body corporate and an unincorporated association of persons.

(c)                                  Any statute defined or referred to in this Agreement or in any agreement or instrument or other document that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments to it and instruments incorporated into any of them.  Subject to Article 17.7, references to an entity or person are also to its permitted successors and assigns.

(d)                                 All Schedules annexed to this Agreement or referred to in this Agreement are incorporated into and made a part of this Agreement as if set out in full in this Agreement.  Any capitalised terms used in any Schedule but not otherwise defined in such Schedule, shall have the meaning as defined in this Agreement.  Any capitalised terms used in this Agreement but not otherwise defined in this Agreement, shall have the meaning as defined in Schedule 2.

(e)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  Except where the context requires otherwise, the word “or” has the inclusive meaning represented by the phrase “and/or.”

(f)                                    The provisions of this Article 17.10 shall apply unless the contrary intention appears.

17.11                 Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and [***]   [Confidential Treatment Required] acceptable to the Parties herein.  To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision prohibited or unenforceable in any respect.

17.12                 No Consequential Damages

NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS UNDER THIS AGREEMENT, OR FOR LOST PROFITS, ANTICIPATED PROFITS, LOST GOODWILL, LOST REVENUE, LOST PRODUCTION, LOST CONTRACTS OR LOST OPPORTUNITY, ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER DENOMINATED IN OR ARISING IN CONTRACT, TORT OR OTHERWISE REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS ARTICLE 17.12 IS INTENDED TO LIMIT OR RESTRICT ANY PAYMENT OBLIGATION EXPLICITLY CONTAINED IN THIS AGREEMENT (INCLUDING THE INDEMNITIES SET OUT IN ARTICLE 14).

17.13                 Equitable Relief

Each Party acknowledges and agrees that the restrictions set forth in Article 11 and Article 17.4 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any violation or threatened violation of any provision of such Articles will result in irreparable injury to such other Party.  Each Party also acknowledges and agrees that in the event of a violation or threatened violation of any provisions of Article 11 and Article 17.4 the other Party shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving irreparable injury or actual damages and without the necessity of having to post a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any such violation.  The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to such other Party.  Nothing in this Article 17.13 is intended, or should be construed, to limit such other Party’s right to preliminary and permanent injunctive relief or any other remedy for breach of any other provision of this Agreement.

17.14                 Change Of Control

A Party subject to a Change of Control (the Acquired Party) shall provide written notice to the other Party (the Non-Acquired Party), where possible, at least [***]   [Confidential Treatment Required] prior to the Change of Control or, where not possible, as soon as the impending Change of Control can be disclosed to the Non-Acquired Party.  Within [***]   [Confidential Treatment Required] of the receipt of a written notice pursuant to this Article 17.14, the Chief Executive Officer of each Party shall meet to discuss the impact of any proposed Change of Control upon the collaboration and the commercial value of any Antibody Product for an Agreed

Indication and to discuss the possible nature of the relationship with the combined entity.

17.15                 General Provisions

(a)                                  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and a person who is not a Party to this Agreement may not enforce any of its terms.

(b)                                 A waiver (whether express or implied) by one of the Parties of any of the provisions of this Agreement or of any breach by or default of the other Party in performing any of those provisions must be in writing executed by a responsible officer of the Party providing the waiver and expressly waiving such provisions or breach or default by reference to this Agreement, and any waiver shall not constitute a continuing waiver, and that waiver shall not prevent the waiving Party from subsequently enforcing any of the provisions of this Agreement not waived or from acting on any subsequent breach by or default of the other Party under any of the provisions of this Agreement.

(c)                                  Each Party undertakes to execute all documents and perform all acts that may be [***]   [Confidential Treatment Required] to give full effect to this Agreement.

(d)                                 Each Party shall pay its costs and expenses incurred by it in connection with negotiation and execution of this Agreement.

(e)                                  It is expressly agreed that for all purposes:

(i)                                     this Agreement or any portion of this Agreement shall not be considered to be a partnership agreement; and

(ii)                                  the relationship between the two Parties shall not constitute an employee-employer, partnership, joint venture, agency or similar business relationship between the Parties.  Neither UCB nor ImClone shall have the authority to make any statements, representations, warranties, guarantees or commitments (express or implied) of any kind or to take any action which shall bind the other Party to a Third Party, without the prior written consent of the other Party to do so.  Each Party shall use its own discretion with respect to, and shall have complete and authoritative control over its employees and the methods and means by which it performs, its activities under this Agreement (including the management of permitted subcontractors).

(f)                                    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.16                 Whole Agreement

This Agreement and the Schedules referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement,

and supersede all previous understandings, arrangements and agreements with respect to the subject matter of this Agreement, whether written or oral.  Each Party acknowledges that in entering into this Agreement it has not relied on any representation, warranty, collateral contract or other assurance (except those expressly set out in this Agreement together with the Schedules) made by or on behalf of any other Party before the signature of this Agreement.  Each Party waives all rights and remedies which, but for this Article 17.16, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

17.17                 HSR Filing

(a)                                  To the extent necessary at any time during the term of this Agreement, each of UCB and ImClone will promptly file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, any HSR Filing required of it in the reasonable opinion of both Parties under the HSR Act with respect to the transactions contemplated hereby.  The Parties will co-operate with one another to assess the necessity of any such HSR Filing and, to the extent necessary, co-operate with one another in the preparation and management of any such HSR Filing and the outcome thereof.  Each Party will be responsible for its own costs, expenses, and filing fees (as an acquiring person) associated with any HSR Filing.

(b)                                 In respect of any HSR Filing, each of UCB and ImClone will use its [***]   [Confidential Treatment Required] to address any concern on the part of any court or government authority regarding the legality of the proposed transaction, including co-operating in good faith with any government investigation and the prompt production of documents and information demanded by any second request for documents and of witnesses if requested.

IN WITNESS WHEREOF, the duly authorised representatives of the Parties have executed this Agreement as of the date first set out above.

UCB S.A.		IMCLONE SYSTEMS INCORPORATED

By:	ROCH DOLIVEUX	By:	MICHAEL HOWERTON

Name:	ROCH DOLIVEUX	Name:	MICHAEL HOWERTON

Title:	CHAIRMAN OF THE EXECUTIVE COMMITTEE	Title:	CHIEF FINANCIAL OFFICER

By:	ROBERT J. TRAINOR

Name:	ROBERT J. TRAINOR

Title:	SENIOR VICE PRESIDENT AND GENERAL COUNSEL

SCHEDULE 1

PATENT RIGHTS AND TRADEMARKS

Schedule 1 Part 1: UCB In-Licences

1                                          [***]   [Confidential Treatment Required]

Schedule 1 Part 2: ImClone In-Licences

1                                          [***]   [Confidential Treatment Required]

Schedule 1 Part 3: UCB Patent Rights and UCB Company Marks

UCB CORE PATENT RIGHTS

[***]   [Confidential Treatment Required]

UCB PATENT RIGHTS

[***]   [Confidential Treatment Required]

[***]   [Confidential Treatment Required]

[***]   [Confidential Treatment Required]

[***]   [Confidential Treatment Required]

[***]   [Confidential Treatment Required]

[***]   [Confidential Treatment Required]

[***]   [Confidential Treatment Required]

[***]   [Confidential Treatment Required]

[***]   [Confidential Treatment Required]

UCB COMPANY MARKS

The UCB Company Marks are the word mark “UCB” and the corporate logo set out below.

Schedule 1 Part 4: ImClone Patent Rights and ImClone Company Marks

IMCLONE CORE PATENT RIGHTS

[***]   [Confidential Treatment Required]

[***]   [Confidential Treatment Required]

IMCLONE PATENT RIGHTS

[***]   [Confidential Treatment Required]

IMCLONE COMPANY MARKS

The ImClone Company Marks are the word mark “IMCLONE SYSTEMS” and the corporate logo set out below.

SCHEDULE 2

FINANCIAL PLANNING, ACCOUNTING AND REPORTING

[***]   [Confidential Treatment Required]

SCHEDULE 3

OUTLINE FOR THE DEVELOPMENT PLAN

[***]   [Confidential Treatment Required]

SCHEDULE 4

EXISTING SUPPLY AGREEMENTS

[***]   [Confidential Treatment Required]